Exhibit 4.22

DATED      January, 2005

THE SECRETARY OF STATE FOR TRADE AND INDUSTRY

NUCLEAR GENERATION DECOMMISSIONING FUND LIMITED

(to be renamed Nuclear Liabilities Fund Limited)

BRITISH ENERGY GENERATION (UK) LIMITED

BRITISH ENERGY GENERATION LIMITED

BRITISH ENERGY GROUP PLC

- AND -

BRITISH ENERGY HOLDINGS PLC

NUCLEAR LIABILITIES FUNDING AGREEMENT

24.	NLF DEFAULT EVENT	82

25.	DEDUCTION OR WITHHOLDING	82

26.	LIABILITY	83

27.	REMEDIES AND WAIVERS	83

28.	INVALIDITY	84

29.	NO PARTNERSHIP	84

30.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	84

31.	FURTHER ASSURANCE	84

32.	ENTIRE AGREEMENT	84

33.	ASSIGNMENT	85

34.	CONDUCT OF PROCEEDINGS	89

35.	ACCESS TO INFORMATION	90

36.	NOTICES	91

37.	ANNOUNCEMENTS	93

38.	CONFIDENTIALITY	93

39.	COSTS AND EXPENSES	95

40.	COUNTERPARTS	95

41.	CHOICE OF GOVERNING LAW	95

42.	DISPUTE RESOLUTION	95

43.	JURISDICTION	97

44.	AGENT FOR SERVICE	98

45.	VARIATION	99

Schedule 1	Power Stations	100

Schedule 2	Decommissioning	102

Schedule 3	Discharge of Uncontracted Liabilities	104

Schedule 4	Excluded Liabilities	106

Schedule 5	Determination of Liabilities and Compensation	109

Schedule 6	Annual Liabilities Report	112

Schedule 7	NLF Approved Payment Criteria	1

Schedule 8	Funds Review Procedure	2

Schedule 9	Investment Policy	4

Schedule 10	Deeds of Adherence and Release	8

Schedule 11	Designated Accounts	16

NUCLEAR LIABILITIES FUNDING AGREEMENT

DATE: 14 January, 2005

PARTIES:

1.	THE SECRETARY OF STATE FOR TRADE AND INDUSTRY of One Victoria Street, London SW1H 0ET (the “Secretary of State”);

2.	NUCLEAR GENERATION DECOMMISSIONING FUND LIMITED of 16 Rothesay Place, Edinburgh EH3 7SQ (registered in Scotland No. SC164685) (to be renamed Nuclear Liabilities Fund Limited) (“NLF”);

3.	BRITISH ENERGY GENERATION (UK) LIMITED of Systems House, Alba Campus, Livingston EH54 7EG (registered in Scotland No. SC117121) (“BEG(UK)”);

4.	BRITISH ENERGY GENERATION LIMITED of Barnett Way, Barnwood, Gloucester, England GL4 7RS (registered in England No. 03076445) (“BEG”);

5.	BRITISH ENERGY GROUP PLC of Systems House, Alba Campus, Livingston EH54 7EG (registered in Scotland No. SC270134) (“BE plc”); AND

6.	BRITISH ENERGY HOLDINGS PLC of Systems House, Alba Campus, Livingston EH54 7EG (registered in Scotland No. SC270186) (“Holdings”).

BACKGROUND

(A)	In 1996 the Secretary of State privatised certain parts of the nuclear generation industry in the United Kingdom through a sale of shares in British Energy Plc (“British Energy”).

(B)	To facilitate the privatisation, a segregated fund was established for the purpose of providing arrangements for funding certain nuclear decommissioning liabilities of BEG and BEG(UK), and for this purpose the Nuclear Trust (as defined herein) and NLF were established.

(C)	BEG is the owner and operator of those Power Stations described in Part 1 of Schedule 1 (Power Stations) and BEG(UK) is the owner and operator of those Power Stations described in Part 2 of Schedule 1 (Power Stations).

(D)	The Trustees (as defined herein) are the registered holders of all the ordinary shares of £1 each in the capital of NLF. These shares are held for the purposes of the Nuclear Trust. The Secretary of State and the Secretary of State for Scotland jointly hold one special share in the capital of NLF and British Energy holds one special share in the capital of NLF.

(E)	In September 2002, British Energy initiated discussions with the Secretary of State with a view to seeking immediate financial support and to enable a longer term restructuring of British Energy to take place. In November 2002, British Energy announced the principles of a restructuring of the Group with its significant financial creditors which, together with other proposals agreed between British Energy and the Secretary of State, were intended to lead to a solvent restructuring of British Energy.

(F)	British Energy, certain other members of the British Energy group and its significant financial creditors entered into a creditors’ restructuring agreement dated as of 30 September 2003 (the “Creditor Restructuring Agreement”) under the terms of which a solvent restructuring of the British Energy group would be effected. The solvent restructuring of the British Energy group to be thereby effected involved, inter alia, the creation of a new ultimate parent company, BE plc and a new wholly-owned subsidiary of BE plc, Holdings. BE plc and Holdings are the holding companies of British Energy, BEG and BEG (UK).

(G)	The proposals agreed between the Secretary of State and British Energy in connection with the restructuring of British Energy included a change to the manner in which the decommissioning liabilities of the Group are to be funded and a proposal for the funding of the uncontracted nuclear liabilities of the Group. The proposals provide, among other things, for the Group to make additional contributions to NLF to meet the Costs of Decommissioning and the Costs of Discharging Uncontracted Liabilities (each as defined herein) and for the Secretary of State to make good any shortfall in the funds of NLF to meet qualifying liabilities.

(H)	It was agreed by British Energy, BEG, BEG(UK), NLF and the Trustees that new arrangements relating to the Nuclear Trust, NLF and the Nuclear Decommissioning Agreement be entered into to enable the proposals agreed between British Energy and the Secretary of State to be implemented.

(I)	On 1 October 2003, British Energy, BEG, BEG (UK), certain other members of the British Energy group, NLF and the Secretary of State entered into an agreement (the “Government Restructuring Agreement”) under the terms of which they agreed to enter into the agreements that constitute the Liabilities Documents (as defined herein) including, amongst other agreements, this Agreement.

(J)	Subject to the conditions set out in the Government Restructuring Agreement (which have been satisfied in full or waived in accordance with the terms thereof), the parties have agreed, inter alia, to terminate the Nuclear Decommissioning Agreement and to enter into this Agreement and the other Liabilities Documents.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1.	In this Agreement (including the recitals):

“Accepted Standards”	means practices and procedures both considered by and acceptable to the Licensing Authority, the Environment Agency and the Scottish Environment Protection Agency and each of the procedures and instructions referenced as “implementation documents” within the nuclear site licence compliance schedules in respect of each of the Licensed Sites;

“Accounts”	means, in respect of a Financial Period, the annual consolidated audited accounts of the Group;

“Actuary”	means the actuarial adviser to NLF from time to time;

“Administration Costs”	means NDA Administration Costs, NLF Administration Costs and Secretary of State Administration Costs;

“Advisers”	means each of the Actuary, the Investment Manager, the Auditor, the Financial Adviser and such other advisers as NLF may appoint from time to time;

“Affiliate”	has the meaning given in the terms and conditions of the Bonds;

“Annual Liabilities Report”	means the annual report to be produced and delivered by the Licensees in accordance with clause 11 (Annual Liabilities Report) in the form or substantially in the form set out in Schedule 6 (Annual Liabilities Report) or in such other form as may be agreed by NDA and the Licensees;

“Anticipatory Change”	means an Operational Change which is reasonably anticipated to be required to be implemented in order for the Licensee to continue Operating at a Power Station in compliance with Applicable Law and Accepted Standards or any condition of any Licence or other permission, authorisation or consent given by a Regulator in circumstances where a Regulator has not expressly required such change to be made, but shall exclude an Operational Change that results or will result in an economic benefit to the Licensee to the extent that a reasonable and prudent operator of the Power Station who did not have the benefit of the Liabilities Documents and who bore responsibility for, and the costs of, the Discharge of Qualifying Liabilities, would not have made such Operational Change if such economic benefit would not have been achieved;

“Anticipatory Key Operational Change Notice”	has the meaning given in clause 8.5(A);

“Applicable Law”	means all applicable laws, statutes, regulations, rules, codes, directives and orders, including common law duties and legally enforceable policies, practices and guidelines, conditions of any grant of approval, permission, consent, authority or licence by any court, statutory body or other governmental authority and judicial, arbitral, administrative and regulatory judgments, orders, decisions, directives and rulings;

“Approved Decommissioning Strategy”	means, in relation to a Power Station, the strategy from time to time for Decommissioning the Power Station as set out in the Decommissioning Plans approved by NDA from time to time in accordance with clause 10 (Strategy Approval Process);

“Approved Persons”	means, in relation to the Discharge of a Qualifying Liability:

	(A)	the Licensee responsible for Discharging the Qualifying Liability;

	(B)	any other person who:

(i) in the opinion of NDA, has all necessary regulatory approvals or consents and the necessary technological, civil engineering and other relevant expertise available to it to undertake the Discharge of any Qualifying Liability; and

(ii) has the prior written consent of NDA and the relevant Licensee (which the Licensee shall not unreasonably withhold or delay) to represent itself as an Approved Person in relation to the Discharge of such Qualifying Liability; or

	(C)	the Secretary of State or a Station Purchaser as defined in the Option Agreement, in respect of any Costs of Discharging Liabilities for which she or it becomes liable as a consequence of the Option Agreement or the exercise of any rights thereunder;

“Approved Uncontracted Liabilities Discharge Strategy”	means, in relation to a Power Station or Licensee, the strategy for the Discharge of Uncontracted Liabilities arising in relation to the Power Station or Operations at a Power Station or in relation to the Licensee, in each case as set out in the Uncontracted Liabilities Discharge Plans approved by NDA from time to time in accordance with clause 10 (Strategy Approval Process);

“Associate”	has the meaning given in section 435 of the Insolvency Act 1986, save that section 435(4) shall be read as if the words “or was formerly employed or with whom he is or was formerly engaged under a contract for services” were inserted at the end of section 435(4);

“Attributable Overhead”	means an internal cost, or the appropriate proportion of an internal cost, of a Licensee which is properly and directly attributable to:

	(A)	the Decommissioning of a Power Station carried out in accordance with the Approved Decommissioning Strategy; or

	(B)	to the Discharge of Uncontracted Liabilities carried out in accordance with the Approved Uncontracted Liabilities Discharge Strategy;

“Auditor”	means the auditor of NLF from time to time;

“Authority”	has the meaning given in the Utilities Act 2000;

“Balancing and Settlement Code”	means the latest version of the Balancing and Settlement Code maintained by the National Grid Company PLC under Condition 3 of the Standard Conditions of the Electricity Transmission Licence;

“BE Liabilities”	has the meaning given in paragraph 1 of Schedule 4 (Excluded Liabilities);

“Benefit”	has the meaning given in clause10.1(B)(i);

“BE Parties”	means each of the Licensees, BE plc and Holdings and any other company that is, from time to time, party to this Agreement and that in any case is also a member of the Group;

“BETTA”	means the proposals by the Gas and Electricity Markets Authority for a Great Britain-wide set of arrangements in respect of the electricity industry in its consultation paper entitled “The Development of British Electricity Trading and Transmission Arrangements (BETTA), published by Ofgem on 12 December 2001 (as further clarified and discussed in the Ofgem/DTI consultation paper published by Ofgem/DTI on 20 May 2002 entitled “The Development of British Electricity Trading and Transmission Arrangements (BETTA) - an Ofgem/DTI Consultation Paper, Report on Consultation and Next Steps”), or any updated, amended or replacement proposals which are designed in whole or in part to secure the wholesale trading of electricity on a consistent basis throughout Great Britain and the extension of the applicability of the Balancing and Settlement Code, to apply in Scotland in place of existing arrangements in Scotland;

“BETTA “Go Live””	means the date and time at which the wholesale trading of electricity under BETTA is first permitted;

“BNFL”	means British Nuclear Fuels plc (company number 1002607) whose registered office is at Risley, Warrington, Cheshire WA3 6AS or its successors or permitted assignees, including any person to whom it (or its successors or permitted assignees) may assign or transfer any of its rights or obligations under the BNFL Historic Contracts in accordance with the terms thereof;

“BNFL Ancillary Agreements”	has the meaning given in the Historic Liabilities Funding Agreement;

“BNFL Historic Contracts”	has the meaning given in the Historic Liabilities Funding Agreement;

“BNFL Historic Fuel Contracts”	has the meaning given in the Historic Liabilities Funding Agreement;

“Bonds”	means the £550,000,000 of 7 per cent. guaranteed bonds due 2005-2022 to be issued by Holdings pursuant to the terms of the Trust Deed;

“British Energy”	has the meaning given in Recital (A);

“British Energy Contributions”	means the payment or contribution by the Licensees or other members of the Group (as the case may be) to NLF of:

	(A)	the Decommissioning Payments;

	(B)	the PWR Fuel Payments;

	(C)	the NLF Bonds; and

	(D)	the NLF Payments,

in each case in accordance with the terms of the Contribution Agreement;

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for business (other than solely for trading and settlement in euro) in London and Edinburgh;

“Capital Stock”	has the meaning given in the terms and conditions of the Bonds;

“Claim”	has the meaning given in clause 34.1;

“Closure Date”	means:

	(A)	in relation to a Power Station, the date on which the Power Station permanently ceases to generate electricity for delivery in bulk to the National Grid (or the Scottish System, in respect of the Scottish Stations) from (i) in the case of the Power Station known as Sizewell “B” (as described in paragraph 6 of Part 1 of Schedule 1 (Power Stations), its nuclear reactor, and (ii) in the case of each other Power Station, both of its nuclear reactors and references to “Closure” of a Power Station and to a Power Station being “Closed” and cognate expressions shall be construed accordingly; and

	(B)	in relation to a reactor, the date on which the reactor permanently ceases to generate electricity for delivery in bulk to the National Grid (or the Scottish System, in respect of the Scottish Stations);

“Connection and Use of System Code”	means the latest version of the Connection and Use of System Code maintained by the National Grid Company PLC under Condition C7 of the Standard Conditions of the Electricity Transmission Licence;

“Contribution Agreement”	means the agreement entered into on the same date as this Agreement between the Secretary of State, NLF, BEG(UK), BEG, BE plc and Holdings pursuant to which BEG and BEG(UK) agree to make the British Energy Contributions;

“Costs” or “Costs of Discharging Liabilities”	means each of Costs of Decommissioning and Costs of Discharging Uncontracted Liabilities and such other costs as are deemed in this Agreement to be Costs of Discharging Liabilities (including the costs referred to in the proviso to paragraph 1(A) of Schedule 4 (Excluded Liabilities) and paragraphs 1(D), (E), (F) and (H) of Schedule 4 (Excluded Liabilities));

“Costs of Decommissioning”	means, at a given time in relation to a Power Station, costs and expenses, including Attributable Overheads in relation to the Power Station, incurred or, as the context requires, to be incurred, to carry out and complete Decommissioning in relation to that Power Station in accordance with the Approved Decommissioning Strategy for the Power Stations, and including the amount (but taking account of any enacted or announced changes in rates) of any Value Added Tax referable to such Costs of Decommissioning to the extent that such Value Added Tax is reasonably expected to be not recoverable (whether by a Licensee or the representative member of its Value Added Tax group registration), and for the purposes of calculating or estimating any future cost, expense or Value Added Tax to be incurred, amounts shall (unless the provisions of this Agreement expressly require otherwise) be calculated in the money values applicable at the time of calculation and on an undiscounted basis;

“Costs of Discharging Uncontracted Liabilities”	means, at a given time, costs and expenses, including Attributable Overheads, incurred or, as the context requires, to be incurred to carry out and complete the Discharge of Uncontracted Liabilities in accordance with the Approved Uncontracted Liabilities Discharge Strategy, and including the amount (but taking account of any enacted or announced changes in rates) of any Value Added Tax referable to such Costs of Discharging Uncontracted Liabilities to the extent that such Value Added Tax is reasonably expected to be not recoverable (whether by a Licensee or the representative member of its Value Added Tax group registration), and for the purposes of calculating or estimating any future cost, expense or Value Added Tax to be incurred, amounts shall (unless the provisions of this Agreement expressly require otherwise) be calculated in the money values applicable at the time of calculation and on an undiscounted basis;

“Creditor Restructuring Agreement”	has the meaning given in Recital (F);

“CTA Documentation”	has the meaning given in the Trust Deed;

“CTA Global Bond”	Means the £150,000,000 7 per cent. guaranteed bonds to be represented by a global bond certificate and issued by Holdings;

“Decommissioning”	has the meaning given in Schedule 2 (Decommissioning);

“Decommissioning Only Environmental Works”	means Environmental Works:

(i) which are required as part of Decommissioning; and

(ii) which relate to an Environmental Matter which would not have been the subject of required Environmental Works, but for the fact that Closure has occurred and Decommissioning is being carried out.

“Decommissioning Payments”	has the meaning given in the Contribution Agreement;

“Decommissioning Plans”	means, in relation to a Power Station, such of the plans, reports and other documents produced by the Licensee of the Power Station or any other member of the Group setting out the basis of, methods for, and estimated costs of, Decommissioning the Power Station (as each such plan, report and other document may be amended, varied, renewed, updated or replaced from time to time) as NDA reasonably requires to enable it to carry out its obligations under this Agreement, including in connection with assessing applications for funding Costs of Discharging Liabilities and with approving the Decommissioning strategy (including the overall contracting strategy described in clause 10.1(D)(i) to be adopted in relation to a Power Station;

“Deed of Adherence”	means a deed of adherence in the form or substantially in the form set out in Part 1 of Schedule 10 (Deeds of Adherence and Release);

“Deed of Release”	means a deed of release in the form or substantially in the form set out in Part 3 of Schedule 10 (Deeds of Adherence and Release);

“Default Event”	has the meaning given in clause 22.1;

“Defaulting Party”	has the meaning given in clause 22.1;

“Designated Account”	has the meaning given in clause 5 (Designated Accounts);

“Discharge of Qualifying Liabilities”	means the discharge of the Costs of Discharging Liabilities;

“Discharge of Uncontracted Liabilities”	has the meaning given in paragraph 1 of Schedule 3 (Discharge of Uncontracted Liabilities);

“Dispute”	has the meaning given in clause 42.1;

“Disqualified Capital Stock”	has the meaning given in the terms and conditions of the Bonds;

“Disqualified Liabilities”	has the meaning given in paragraph 2 of Schedule 4 (Excluded Liabilities);

“Documents”	has the meaning given in clause 21.1(A)(i);

“Eggborough Plant”	has the meaning given in the terms and conditions of the Bonds;

“Eggborough Subsidiaries”	has the meaning given in the terms and conditions of the Bonds;

“Electricity Generation Licence”	means a licence to generate electricity issued pursuant to section 6(1)(a) of the Electricity Act 1989;

“Electricity Supply Licence”	means a licence to supply electricity issued pursuant to section 6(1)(d) of the Electricity Act 1989;

“Environment”	means

	(A)	land, including surface land, sub-surface strata, sea bed and river bed under water (as defined in paragraph (ii);

	(B)	water, including coastal and inland waters, surface waters, ground waters and water in drains and sewers;

	(C)	air, including air inside buildings and in other natural and man-made structures above or below ground; and

	(D)	any and all living organisms or systems supported by those media, including humans.

“Environmental Matters”	means

	(A)	pollution or contamination;

	(B)	the release, spillage, deposit, escape, discharge, leak or emission of, Hazardous Materials or Waste;

	(C)	exposure of any person to Hazardous Materials or Waste;

	(D)	all matters related to health and safety at work;

	(E)	the creation or existence of any noise, vibration, radiation, common law or statutory nuisance, or other adverse impact on the Environment; and

	(F)	any other matters relating to human health and safety or the condition, protection, maintenance, restoration or replacement of the Environment arising directly or indirectly out of the manufacturing, processing, treatment, keeping, handling, use, possession, supply, receipt, sale, purchase, transportation or presence of Hazardous Materials or Waste.

“Environmental Works”	means the carrying out of (i) inspection, investigation, sampling and monitoring works, and (ii) any works, including the installation, operation, repair or replacement of plant or equipment, in order to remove, remediate or contain any Environmental Matter or in order to prevent an Environmental Matter from arising;

“Estimated Asset Value”	means, at a given time in relation to an asset of NLF (including net current assets), the mid-market value of the asset or such other value as the Actuary considers appropriate in accordance with best actuarial practice;

“Estimated Liabilities”	means, at a given date, the aggregate of:

	(A)	the estimated Net Present Value of all outstanding Costs of Discharging Liabilities, as determined in accordance with Schedule 8 (Funds Review Procedure); and

	(B)	the aggregate of NLF’s liability in respect of any Tax relating to the period on or before such date which has accrued but which has not been paid;

“Estimated Tax on NLF Assets”	means, at a given time, the aggregate of any Tax liabilities that NLF would incur (taking account of any losses, reliefs or allowances available) if all assets owned by it were disposed of at that date for the Estimated Asset Values calculated in accordance with the provisions of Schedule 8 (Funds Review Procedure);

“Excluded Liabilities”	has the meaning given to it in clause 6.1;

“Expert”	means an expert appointed in accordance with clause 42 (Dispute Resolution);

“Euro”	means the lawful currency of the member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union;

“Financial Adviser”	means the financial adviser to NLF from time to time;

“Financial Indebtedness”	has the meaning given in the terms and conditions of the Bonds;

“Financial Periods”	means accounting periods for its consolidated annual audited accounts adopted from time to time by the Ultimate Parent Company in accordance with the Companies Act 1985;

“Fund Review”	has the meaning given in Schedule 8 (Funds Review Procedure);

“Funding Threshold”	has the meaning given in clause 12.1(A);

“Gas Shipper’s Licence”	means a licence to arrange for the transportation of gas issued pursuant to section 7A(2) of the Gas Act 1986;

“Government Restructuring Agreement”	has the meaning given in Recital (I);

“Grid Code”	means the latest version of the Grid Code maintained by the National Grid Company PLC under Condition 7 of the Standard Conditions of the Electricity Transmission Licence;

“Group”	means the Ultimate Parent Company and its Subsidiaries from time to time;

“Guarantee”	means the guarantee and indemnity entered into on the same date as this Agreement between the Guarantors, the Secretary of State and NLF pursuant to which the Guarantors guarantee the obligations of other members of the Group under the Liabilities Documents;

“Guarantor”	means any person who from time to time is a guarantor under the Guarantee;

“Hazardous Material”	means anything which alone or in combination with other things is capable of causing harm or damage to property or to man or to the environment or any other organism supported by the environment including, without limitation, any hazardous or toxic substances or pollutants;

“Historic Fuel”	has the meaning given in the Historic Liabilities Funding Agreement;

“Historic Liabilities”	has the meaning given in the Historic Liabilities Funding Agreement;

“Historic Liabilities Funding Agreement”	means the agreement entered into on the same date as this Agreement between the Secretary of State, BEG, BEG(UK), BE plc and Holdings pursuant to which the Secretary of State agrees to meet certain payment obligations of BEG(UK) and BEG under the BNFL Historic Contracts;

“HMG Approved Payment Criteria”	has the meaning given in clause 4.5;

“Holding Company”	means:

	(A)	any holding company within the meaning of section 736 of the Companies Act 1985; and

	(B)	any parent undertaking (as defined in section 258 of the Companies Act 1985);

“Increased Liabilities”	has the meaning given in clause10.1(B)(i);

“Incremental Historic Liabilities”	has the meaning given in the Historic Liabilities Funding Agreement;

“Independent Director”	means a director appointed as an independent director of NLF by the Independent Trustees (as defined in the Nuclear Trust) in accordance with the articles of association of NLF;

“INES”	means the International Nuclear Event Scale developed by the International Atomic Energy Agency and the Nuclear Energy Agency of the Organisation for Economic Co-operation and Development, as such scale may be amended or replaced from time to time;

“Investment Manager”	means the investment manager of NLF from time to time;

“Investment Policy”	means the policy for determining the investments in which NLF may invest its assets, as set out in Schedule 9 (Investment Policy);

“Key Exercise of Rights”	has the meaning given in the Historic Liabilities Funding Agreement;

“Key Operational Change”	means an Operational Change which will, or could reasonably be expected to, result in:

	(A)	an increase in Costs of Discharging Liabilities on a Net Present Value basis of £10,000,000 or more; or

	(B)	an increase in Costs of Discharging Liabilities on an undiscounted basis of £25,000,000 or more; or

	(C)	payments having to be made in respect of Costs of Discharging Liabilities on an undiscounted basis of £5,000,000 or more within a period of five years beginning on the proposed date of implementation of the Operational Change;

“Liabilities Documents”	means each of this Agreement, the Historic Liabilities Funding Agreement, the Contribution Agreement, the Option Agreement, the Nirex Option Agreement and the Guarantee;

“LIBOR”	means, in relation to any amount:

	(A)	the British Bankers’ Association interest settlement rate for the offering of three months’ sterling deposits displayed on the appropriate Telerate screen page at or about 11.00 a.m. London time on the date on which LIBOR is to be determined (the “Screen Rate”); or

	(B)	if no Screen Rate is available, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to NLF at its request that were quoted by the principal London offices of Barclays Bank plc and National Westminster Bank plc to leading banks in the London interbank market at or about 11:00 a.m. London time on the date on which LIBOR is to be determined;

“Licence”	means a nuclear site licence granted in relation to a Power Station pursuant to section 1 of the Nuclear Installations Act 1965;

“Licensed Site”	means, in relation to a Power Station, the licensed site (within the meaning of section 26 of the Nuclear Installations Act 1965) at which the Power Station is located;

“Licensee”	means from time to time each of:

	(A)	BEG and BEG(UK); and

	(B)	any person who satisfies the criteria set out in clause 33.2 and who has executed a Deed of Adherence; and

	(C)	any person deemed to be Licensee for the purposes of this Agreement in accordance with clause 33.3;

“Licensee Change”	means an Operational Change (other than a Regulator-required Change, an Anticipatory Change, a Secretary of State Change or a Net Cost Operational Change) implemented or proposed to be implemented by a Licensee;

“Licensee Compensation Amount”	has the meaning given in clause 9.7;

“Licensee Director”	means a director appointed as a licensee director of NLF in accordance with the articles of association of NLF;

“Licensee Key Operational Change Notice”	has the meaning given in clause 8.6(A);

“Licensee’s Cost of Borrowing”	means:

	(A)	the actual cost to the Group of making new short-term borrowings (which shall, unless otherwise provided herein, be unsecured); or

	(B)	where no such actual cost can be determined, the cost implied by bond yields and credit default swap prices relating to the Group or, where no such yields or prices are available, relating to a comparable credit;

“Licensing Authority”	means the Health and Safety Executive or such other authority as is from time to time responsible for the issue of a Licence;

“Local Liaison Consultative Committee”	means the committee established at each Power Station comprising representatives of the Licensee, local residents, local government and emergency services;

“London Stock Exchange”	means London Stock Exchange plc;

“Loss”	has the meaning given in clause 16.2(C);

“Memorandum of Understanding”	means any memorandum of understanding entered into by NDA and the Regulators pursuant to which NDA and the Regulators set out their common understanding of the principles to apply in connection with the interaction of NDA and the Regulators in dealing with matters relating to the Discharge of Qualifying Liabilities;

“Minimum Performance Standard”	means, in relation to the Operation of a nuclear power generating station and the carrying out of activities and functions ancillary thereto, the application of practices, methods and activities in good faith, in compliance with all Applicable Law and Accepted Standards;

“MPS Failure Notice”	has the meaning given in clause 7.8;

“NDA”	means:

	(A)	the Nuclear Decommissioning Authority established by The Energy Act 2004, to the extent that such Authority is designated from time to time for the purposes of this Agreement and notified in writing by the Secretary of State to the Ultimate Parent Company and the Licensees following the coming into force of the legislation establishing that Authority; or

	(B)	such other governmental body or authority as is designated from time to time for the purposes of this Agreement and notified in writing by the Secretary of State to the Ultimate Parent Company and the Licensees; or

	(C)	except to the extent so designated and notified in accordance with paragraph (A) or paragraph (B) above, the Secretary of State;

“NDA Administration Costs”	means costs incurred by NDA which are directly attributable to the subject matter of this Agreement and the other Liabilities Documents, including, to the extent so incurred:

	(A)	the reasonable costs for time spent by employees of NDA;

	(B)	the fees and out-of-pocket expenses and outlays of NDA; and

	(C)	the fees and outlays of NDA’s professional advisers;

“Net Cost”	means the sum of:

	(A)	costs and expenses, including attributable overheads;

	(B)	reductions in income; and

	(C)	any Value Added Tax referable to (A) and (B) to the extent that such Value Added Tax is reasonably expected to be not recoverable (whether by a Licensee or the representative member of its Value Added Tax group registration);

“Net Cost Operational Change”	means an Operational Change (other than a Regulator-required Change, an Anticipatory Change or a Secretary of State Change or a Licensee Change) which will result in, or could reasonably be expected to result in, a decrease in Costs of Discharging Liabilities but which will also result in, or could reasonably be expected to result in, a Licensee incurring a net cost;

“Net Present Value” or “NPV”	has the meaning given in clause 1.2(N);

“New Bonds”	means the £700,000,000 7 per cent. guaranteed bonds due 2005-2022 to be issued by Holdings pursuant to the Trust Deed, comprising the Bonds and the CTA Global Bond;

“New Fuel”	has the meaning given in the Historic Liabilities Funding Agreement;

“Nirex Option Agreement”	means the agreement entered into on the same date as this Agreement between the Secretary of State, BEG, BEG(UK), BE plc and Holdings pursuant to which BEG and BEG(UK) each grant an option to the Secretary of State to acquire their respective interests in shares of, and loans to, United Kingdom Nirex Limited;

“NLF Administration Costs”	means costs in connection with the proper administration and running of NLF and the Nuclear Trust, including:

	(A)	the remuneration, out-of-pocket expenses and outlays of the Independent Directors and the Licensee Directors;

	(B)	the costs of appointing and remuneration of employees of NLF;

	(C)	the fees and out-of-pocket expenses and outlays of the Trustees, including arrangements relating to real property and other assets;

	(D)	the fees and outlays of each of the Advisers and NLF’s legal and other professional advisers;

	(E)	insurance premiums (including for insurances effected for the benefit of the Trustees, the Independent Directors and the Licensee Directors in connection with the performance of their duties); and

	(F)	any inheritance tax charged on the assets of the Nuclear Trust and any applicable Value Added Tax (to the extent not recoverable),

but excluding Costs of Discharging Liabilities, Licensee Compensation Amounts and any other financial liabilities of NLF to the Licensees;

“NLF Approved Payment Criteria”	has the meaning given in clause 3.4;

“NLF Bonds”	means £275,000,000 Bonds to be issued by Holdings to NLF under the Contribution Agreement;

“NLF Compensation Amount”	has the meaning given in clause 9.2;

“NLF Default Event”	has the meaning given in clause 24.1;

“NLF Payment Date”	has the meaning given in clause 3.6;

“NLF Payments”	has the meaning given in the Contribution Agreement;

“NLF Payment Obligation”	means an obligation of NLF to make payment to the Licensees or any other Approved Person in accordance with the terms of this Agreement, including Licensee Compensation Amounts and Costs of Discharging Liabilities but excluding any obligation of NLF to make payment to the Licensees or any other Approved Person arising as a result of a breach of this Agreement by NLF (other than as specified in clause 3.7(B));

“NLF Surplus”	has the meaning given in clause 12.3;

“Notice of Dispute”	has the meaning given in clause 42.1;

“Nuclear Decommissioning Agreement”	means the agreement dated 29 March 1996 between BEG, BEG(UK), British Energy Plc, NLF and the Trustees pursuant to which BEG and BEG(UK) agreed, among other things, to make payments to NLF for funding the decommissioning liabilities of BEG and BEG(UK) (as amended from time to time);

“Nuclear Liabilities Documentation”	has the meaning given in the terms and conditions of the Bonds;

“Nuclear Trust”	means the trust established by a deed of trust dated 27 March 1996 by British Energy Plc and the Secretary of State, as subsequently amended, including by way of a deed of amendment entered into on or about the date of this Agreement;

“NUPER”	means the database of incidents referred to as the “Nuclear Plant Event Review Database” maintained by the Group for recording events which are required to be notified, reported and investigated in accordance with the conditions of a Licence;

“Operation”	means any operation carried out at a Power Station, including:

	(A)	the maintenance, examination, testing and operating of the Power Station and its plant;

	(B)	spent fuel handling;

	(C)	decommissioning;

	(D)	the management and discharge of nuclear-related liabilities; and

	(E)	any activity or function ancillary to any of the above, and “Operational”, “Operating” and “Operate” shall be construed accordingly;

“Operational Change”	means, in relation to a Power Station:

	(A)	the modification or removal of, or change or amendment to, a safety case, process, practice or procedure; or

	(B)	the introduction in whole or part of any new safety case, process, practice or procedure; or

	(C)	the modification, replacement, removal or decommissioning of, or change to, any building or fixed or moveable plant (or part thereof) which was installed or commissioned at the Power Station; or

	(D)	the construction, installation or commissioning of any building or fixed or moveable plant at the Power Station; or

	(E)	the carrying out at the Power Station of any non-routine task, including any experiments;

“Operational Liabilities Notice”	has the meaning given in clause 8.9;

“Option Agreement”	means the agreement entered into on the same date as this Agreement between the Secretary of State, BEG, BEG(UK), BE plc and Holdings pursuant to which BEG and BEG(UK) each grant an option to the Secretary of State to acquire the Power Stations;

“Part One”	means part one of an Annual Liabilities Report, containing backward-looking financial and other information;

“Part Two”	means part two of an Annual Liabilities Report, containing forward-looking financial and other information;

“Permit”	has the meaning given in 21.2(B)(xvii);

“Permitted Business”	has the meaning given in the terms and conditions of the Bonds;

“Permitted Investments”	has the meaning given in the terms and conditions of the Bonds;

“Permitted Payments”	has the meaning given in the terms and conditions of the Bonds;

“Power Station”	means each nuclear power station described in Parts 1 and 2 of Schedule 1 (Power Stations) and references to a Power Station or Power Stations of a Licensee are to the Power Station or Power Stations listed under the Licensee’s name in Schedule 1 (Power Stations) and references to a Licensee of a Power Station are to the relevant Licensee listed in Schedule 1 (Power Stations) as Schedule 1 may be amended from time to time pursuant to paragraph 5 of Part 1 of Schedule 10 (Deeds of Adherence and Release);

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Agreement;

“PWR Fuel”	means the nuclear fuel from time to time loaded into the Sizewell B Power Station reactor;

“PWR Fuel Payments”	has the meaning given in the Contribution Agreement;

“Regulators”	means each of the Licensing Authority, the Environment Agency, the Scottish Environment Protection Agency, the Health and Safety Executive and the Office for Civil Nuclear Security;

“Regulator-required Change”	means an Operational Change which is required by a Regulator or necessary in order to comply with Applicable Law;

“Regulator-required Key Operational Change Notice”	has the meaning given in clause 8.4(A);

“Relevant Event”	has the meaning given in clause 7.6;

“Renewables Obligation Certificate”	has the meaning given in the terms and conditions of the Bonds;

“Restructuring Date”	has the meaning given in the Creditor Restructuring Agreement;

“Restructuring Principles Date”	means 28 November 2002;

“Retail Price Index”	means the General Index of Retail Prices (All Items) published in the Monthly Digest of Statistics by the Central Statistical Office of the United Kingdom or, in the event that the Retail Price Index is discontinued or the basis of its calculation is modified, the parties shall adopt such alternative index as shall be specified in replacement by the body in the United Kingdom responsible for the production of such statistics or, in the absence of such alternative being specified, such index as may be agreed by NDA and the Licensees or, in the absence of agreement within 15 Business Days, such index as determined by the Expert in accordance with clause 42 (Dispute Resolution);

“Review Notice”	has the meaning given in clause 11.4(C);

“Scheduled Closure Date”	means, in relation to a Power Station, the date set out opposite that Power Station in Column 2 of Part 3 of Schedule 1 or such other date as is notified to NDA in accordance with clause 10 (Strategy Approval Process);

“Scottish Grid Code”	means in respect of any Scottish Station the code required to be maintained by the relevant Scottish Transmission Licensee under condition 7 of the standard conditions of its Scottish Transmission Licence approved by the Authority and from time to time revised with the approval of the Authority;

“Scottish Stations”	means the Power Stations known as Hunterson B (as described in paragraph 7 of Part 1 of Schedule 1 (Power Stations)) and Torness (as described in paragraph 8 of Part 1 of Schedule 1 (Power Stations);

“Scottish System”	means the system comprised (wholly or mainly) of high voltage circuits, plant and apparatus maintained by SPT Transmission plc and Scottish Hydro-Electric Transmission Limited for the bulk transfer of electricity from one power station to a sub-station or to another power station or between sub-stations or to or from an interconnector;

“Scottish Transmission Licence”	means a licence issued pursuant to Section 6(1)(b) of the Electricity Act 1989 in respect of an authorised area (as defined in that Act) all or part of which is situated within Scotland;

“Scottish Transmission Licensee”	means in respect of any Scottish Station, the person to whom a Scottish Transmission Licence, in respect of the authorised areas in which the Scottish Station is situated;

“Secretary of State Administration Costs”	means costs incurred by the Secretary of State which are directly attributable to the subject matter of this Agreement or the Historic Liabilities Funding Agreement, including, to the extent so incurred:

	(A)	the reasonable costs for time spent by employees of the Secretary of State;

	(B)	the fees and out-of-pocket expenses and outlays of the Secretary of State; and

	(C)	the fees and outlays of the Secretary of State’s professional advisers;

“Secretary of State Change”	means an Operational Change (other than a Net Cost Operational Change) which will result in, or could reasonably be expected to result in, a decrease in Costs of Discharging Liabilities on a Net Present Value basis of £10,000,000 or more and which the Secretary of State or NDA requires a Licensee to make in accordance with clause 8.7;

“Secured Basket”	has the meaning given in the terms and conditions of the Bonds;

“SERS”	means the Site Event Reporting System of that name as maintained by the Group from time to time;

“Service Document”	means a claim form, application notice, order, judgement or other document relating to any Proceedings;

“Settlement Agreement for Scotland”	has the meaning given to it in the standard conditions of the Scottish Transmission Licence;

“Sizewell B”	means the Power Station known as Sizewell B (as described in paragraph 6 of Part 1 of Schedule 1;

“Subsidiary”	means:

	(A)	any subsidiary within the meaning of section 736 of the Companies Act 1985; and

	(B)	any subsidiary undertaking (as defined in section 258 of the Companies Act 1985);

“Tax”	includes any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature, and any interest or penalty in respect thereof and “Taxation” shall be construed accordingly;

“TPL Option”	has the meaning given in the Creditor Restructuring Agreement;

“Trading Arrangements”	has the meaning given in the terms and conditions of the Bonds;

“Trustees”	means the trustees of the Nuclear Trust from time to time;

“Trust Deed”	means the trust deed constituting the New Bonds between Holdings (as Issuer), the Law Debenture Trust Corporation p.l.c. (as Trustee) and certain members of the Group (as Guarantors);

“UK GAAP”	means generally accepted accounting principles applicable in the United Kingdom including Financial Reporting Standards and Statements of Standard Accounting Practices issued by the Accounting Standards Board Limited or, if applicable, International Financial Reporting Standards issued by the International Accounting Standards Board and International Accounting Standards issued by the International Accounting Standards Committee and adopted by the International Accounting Standards Board;

“Ultimate Parent Company”	means, in relation to BEG and BEG(UK), BE plc or such other person from time to time as is the Holding Company of BEG and BEG(UK) and is not itself a Subsidiary of any other person (but excluding the Secretary of State, NLF, the Nuclear Trust and any Government Entity (as defined in clause 33.7(F) below));

“Uncontracted Liabilities Discharge Plans”	means such of the plans, reports and other documents produced by a Licensee or any other member of the Group setting out the basis of, methods for, and estimated costs of, Discharging Uncontracted Liabilities of the Licensee (as each such plan, report and paper and other document may be amended, varied, renewed, updated or replaced from time to time) as NDA reasonably requires to enable it to carry out its obligations under this Agreement, including in connection with assessing applications for funding Costs of Discharging Liabilities and with approving the strategy for Discharging Uncontracted Liabilities (including the overall contracting strategy described in clause 10.1(D)(i);

“Value Added Tax”	means value added tax charged in accordance with the provisions of the Value Added Tax Act 1994, and any other tax on value or turnover which is enacted in addition to or in substitution for it;

“Waste”	means any waste including anything which is abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value; and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. on a Business Day.

1.2.	Unless otherwise stated:

(A)	references to any “party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(B)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(C)	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(D)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(E)	references to times are to London time;

(F)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(G)	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented at any time;

(H)	the schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and reference to this Agreement shall include the schedules;

(I)	a reference to a clause, sub-clause, paragraph or a schedule is a reference to a clause, sub-clause or paragraph of, or a schedule to, this Agreement;

(J)	(i)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

	(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(K)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(L)	a reference to “cost” or “expense” of any person shall not include any amount paid or payable in respect of Value Added Tax that is recoverable by that person or the representative member of its Value Added Tax group registration;

(M)	references to Value Added Tax being “recoverable” shall mean credit (as input tax) being allowable in respect of the relevant amount of Value Added Tax, in accordance with the Value Added Tax Act 1994 and any regulations made thereunder, or (in the case of any other tax on value or turnover which is enacted in addition to or in substitution of value added tax charged in accordance with that Act) relief having corresponding economic effect being allowable;

(N)	where any provision of this Agreement requires the calculation of a “Net Present Value” or “NPV”, the amount shall be calculated in accordance with this Agreement using generally accepted methodologies for the calculation of net present values. Where this Agreement does not specify who is to perform the calculation and the parties are unable to agree the calculation, the calculation shall be referred to an Expert for determination;

(O)	words importing the singular only shall include the plural and vice versa;

(P)	words importing any gender shall include all other genders;

(Q)	words importing natural persons shall include corporations,

(R)	any reference in this Agreement to the “Scottish System” shall be deemed to be a reference to the high voltage transmission system in operation in Scotland following BETTA “Go Live” and the parties shall, prior to BETTA “Go Live”, seek to agree any other appropriate amendments relating to the implementation of BETTA; and

(S)	With effect from the date (if any) that the United Kingdom adopts the Euro as its lawful currency in substitution for sterling:

(i)	payments falling due under this Agreement shall be made by the payer to the recipient in Euros;

(ii)	no payments which would have been payable in sterling under this Agreement but for the adoption of the Euro by the United Kingdom as its lawful currency shall be made in sterling or national currency units;

(iii)	all amounts stated in sterling shall be converted into Euros at the fixed conversion rate provided for by the laws of England; and

(iv)	all amounts required to be calculated in sterling shall be calculated in Euros.

1.3.	All headings and titles are inserted for convenience only. They are to be ignored in the interpretation of this Agreement.

2.	EXISTING FUNDS OF NLF

Each of the parties to this Agreement acknowledges and agrees that the assets of NLF accrued up to and including the Restructuring Date shall be available to, and applied by, NLF in the discharge of its obligations under and in accordance with the terms of this Agreement, including for the Discharge of Qualifying Liabilities.

3.	NLF PAYMENT OBLIGATIONS

Undertaking

3.1.	NLF undertakes to each Licensee to make payments to Approved Persons to meet the Costs of Discharging Liabilities and Licensee Compensation Amounts on the terms of this Agreement and otherwise to comply with the terms of this Agreement.

3.2.	Without prejudice to the obligation of NLF to make applications to the Secretary of State under clause 4 (Secretary of State Payment Obligation), the liability of NLF in respect of its payment obligations under this Agreement (whether in respect of Costs of Discharging Liabilities, Licensee Compensation Amounts or otherwise) will at all times be limited to the assets available to NLF after payment out of those assets of all liabilities and amounts charged on those assets. Without prejudice to NLF’s liability for any breach by it of clause 4 (Secretary of State Payment Obligation), NLF shall not be in breach of a payment obligation under this Agreement to the extent that the assets available for the purpose of discharging its payment obligations are insufficient to make the payment.

3.3.	Each Licensee undertakes to NLF and the Secretary of State that amounts paid by NLF and/or the Secretary of State to the Licensee in respect of Costs of Discharging Liabilities in accordance with the terms of this Agreement shall be applied by the Licensee solely for the purpose of discharging such Costs and, pending or in default of such application, shall be held on trust for NLF in accordance with clause 5 (Designated Accounts) except to the extent that the Licensee is being reimbursed for costs already incurred and paid by it.

Application Procedure

3.4.	Any application by an Approved Person for payment in respect of Costs of Discharging Liabilities must satisfy the following criteria (the “NLF Approved Payment Criteria”) as at the date of the application (save for the criteria detailed at clause 3.4(D) below) and the date of payment by NLF:

(A)	the application is made to NDA in writing and for a specified sum, excluding any Value Added Tax and/or any other addition required by legislation and referable to such Costs of Discharging Liabilities (unless the application is accompanied by written confirmation from the applicant reasonably satisfactory to NDA that such Value Added Tax and/or other addition is not recoverable by the applicant (or the representative member of its Value Added Tax group registration) in which case it shall be included);

(B)	the application is accompanied by written or permanent materials reasonably satisfactory to NDA (including, where applicable, copies of any invoices in respect of the sums which are the subject of the application) substantiating:

(i)	the calculation of the sum in respect of which the application is made; and

(ii)	(a) the date on which the sum in respect of which the application is made will become due and payable (not being less than 10 Business Days after the date of the application), or (b) that the sum represents a Cost which has been paid or incurred by the applicant;

(C)	at the same time as the application is made to NDA, notice is given to NLF of the sum in respect of which the application is made and the date on which the relevant Costs have or are expected to become due and payable;

(D)	NDA has confirmed in writing that it is reasonably satisfied, in relation to the application, that:

(i)	the technical specifications of the works proposed or undertaken (a) are in accordance with the Approved Decommissioning Strategy or the Approved Uncontracted Liabilities Discharge Strategy, or (b) if NDA has not approved a Decommissioning Plan or an Uncontracted Liabilities Discharge Plan which covers such works in accordance with clause 10 (Strategy Approval Process) prior to the application for payment being made, are otherwise acceptable to NDA;

(ii)	the sum applied for in respect of such works (a) is a Cost of Discharging Liabilities or is otherwise acceptable to NDA pursuant to clause 3.4(D)(i)(b) above, and (b) is within the detailed budgeted cost of such works taken into account in the then most recently completed Part Two, or represents an amount payable under a contract which has, if required, been approved by NDA under clause 10 (Strategy Approval Process), or is otherwise considered by NDA, acting reasonably, to have been properly incurred in carrying out such works; and

(iii)	the application is not, in whole or in part, in respect of a liability, cost or expense which (a) is an Excluded Liability, or (b) has arisen as a result of any matter which is the subject of an MPS Failure Notice, an Operational Liabilities Notice, a Review Notice or a notice pursuant to clause 11.4(A) and NDA and the Licensee have yet to agree or determine whether the matter gives rise to a Disqualified Liability.

In connection with its obligations under this clause 3.4(D):

(a)	NDA shall either provide NLF and the Approved Person with written confirmation that it is satisfied that the application complies with the criteria set out in paragraphs (i) to (iii) inclusive above or give notice of its refusal to give such written confirmation and in either case shall use its reasonable endeavours to do so:

(1)	in respect of applications made prior to the submission of Part Two of the first Annual Liabilities Report pursuant to clause 11.1(A), within such time period as is reasonably agreed by NDA and the Licensees;

(2)	in respect of applications where (i) the technical specifications of the works proposed or undertaken are in accordance with the Approved Decommissioning Strategy or the Approved Uncontracted Liabilities Discharge Strategy; and (ii) the sum applied for in respect of such works is within the detailed budgeted cost of such works taken into account in the then most recently completed Part Two or represents an amount payable under a contract which has, if required, been approved by NDA under clause 10 (Strategy Approval Process), within 10 Business Days; and

(3)	in respect of all other applications, within 30 Business Days,

after the Approved Person’s application is submitted;

(b)	NDA shall not be obliged to give such written confirmation within the relevant time period referred to in paragraph (a) above where the application is in respect of (i) a liability, cost or expense details of which should have been set out in an Annual Liabilities Report delivered or deliverable to NDA prior to the date of application but which details have not been so disclosed, or (ii) details of the liability, cost or expense were contained in an Annual Liabilities Report submitted to NDA but such details were either materially misleading or omitted material facts such that it was not, and should not have been, reasonably apparent to NDA that further details or investigations were necessary; and

(c)	in the event that the NDA does not give such confirmation within the period referred to in (a) above it shall, within such time period, also give notice to the Approved Person making the application of the grounds for its failure to give the confirmation. Without prejudice to the provisions of clause 3.5, the NDA and the relevant Approved Person shall meet, at the request of the Approved Person to discuss, in good faith, what steps are required to be taken in order that the NDA will be able to give the required confirmation. In such circumstances, the Approved Person may, following discussion with the NDA re-submit such application, in which case the provisions of this clause 3.4 shall apply, save that where the application has been resubmitted following discussion with the NDA, the time period in clause 3.4(D)(a) shall be:

(i)	in respect of applications falling within clause 3.4(D)(a)(1), within such time period as is reasonably agreed with the Licensees;

(ii)	in respect of all applications falling within clause 3.4(D)(a)(2), within 30 Business Days of the initial application; and

(iii)	in respect of applications falling within clause 3.4(D)(a)(3), within 50 Business Days of the initial application.

(E)	the applicant provides a certificate signed by a suitably qualified and authorised officer or employee of the Licensee or Approved Person, as the case may be, to NDA in substantially the form set out in Schedule 7 (NLF Approved Payment Criteria) stating that:

(i)	the applicant was or will be at the time the works were or will be undertaken the holder of all necessary regulatory approvals or consents to carry out the works proposed or (as the case may be) undertaken (including, where required, a Licence relating to the relevant Power Station);

(ii)	where the works have not yet been completed, the applicant has, or has retained, the necessary technological and civil engineering expertise to enable it to carry out the works; and

(iii)	if any consent or agreement is required for the applicant to represent itself as an Approved Person pursuant to this Agreement, that consent or agreement has been duly obtained.

Disputes

3.5.	If no agreement can be reached between an Approved Person and NDA within 50 Business Days from the date of the application as to whether NDA should be satisfied under clause 3.4(D) or as to whether the other NLF Approved Payment Criteria have been met in respect of that application, any disputed or unresolved question may be referred by the Approved Person or NDA to the Expert for determination in accordance with clauses 42.4 to 42.11. On the basis of the Expert’s determination of such question (and all relevant matters agreed between NDA and the Approved Person), the Expert will determine whether the written confirmation should be given or, as the case may be, whether the other NLF Approved Payment Criteria have been met.

Payment

3.6.	An application made by an Approved Person to NDA that satisfies the NLF Approved Payment Criteria shall, subject to clause 3.2, lead to a payment by NLF on a non-discretionary basis by the later of:

(A)	10 Business Days of receipt by NLF of the written confirmation from NDA referred to in clause 3.4(D)(a); and

(B)	5 Business Days before the due date for payment as described in clause 3.4(B)(ii)(a), (the “NLF Payment Date”),

such payment to be made in accordance with the terms of this clause 3 (NLF Payment Obligations), provided that if NLF has insufficient assets available for the purpose of discharging its payment obligations in respect of which written confirmation from NDA is received:

(C)	NLF shall, as soon as reasonably practicable, make an application in respect of the shortfall in funds to the Secretary of State in accordance with clause 4 (Secretary of State Payment Obligation); and

(D)	NLF shall make payment of the shortfall to the relevant Approved Person as soon as reasonably practicable after receipt of funds from the Secretary of State to meet such shortfall but not earlier than 5 Business Days before the due date for payment as described in clause 3.4(B)(ii)(a).

Payment Procedures

3.7.	(A)	If an application is made by a Licensee or another Approved Person pursuant to this clause 3 (NLF Payment Obligations) in respect of the Discharge of Qualifying Liabilities, NLF shall make payment pursuant to this clause 3 (NLF Payment Obligations) either by reimbursement of Costs already incurred, or by way of stage payments against evidence of due completion of relevant parts of the works in question (including, where applicable, a copy of the invoice in respect of the expenditure or costs incurred), and in either case net of retentions or deductions by NLF which are required by law. NLF shall have no obligation to make any payment for works in advance of those works being undertaken or prior to the date on which the sum which is the subject of the application is incurred or becomes due and payable.

	(B)	Where an Approved Person has satisfied the NLF Approved Payment Criteria and suffers interest or any other payment penalty under a written contract with another person as a result of late payment by NLF, or a failure by NDA or Secretary of State to take any action under this Agreement when required, the Licensee shall notify NLF of the amount of such payment penalty together with written evidence thereof. Payment of such amount shall be made by NLF to that Approved Person as soon as reasonably practicable and in any event within 5 Business Days of receipt of the notice by NLF except that, in circumstances where NLF has insufficient funds to meet such late payment penalty, such 5 Business Day period shall not apply and the provisions of clause 4 (Secretary of State Payment Obligation) shall apply.

3.8.	Where a payment is to be made by NLF in respect of a Cost of Discharging Liabilities already incurred or to be incurred by a Licensee or another Approved Person, NLF will make payment of the relevant sum by transfer of cleared funds to the Designated Account of the Licensee or to an account of the other Approved Person (or, if the Secretary of State has required such Approved Person to open a Designated Account, to such Designated Account), details of which shall be provided by the Licensee or, as the case may be, the other Approved Person at the time of application.

3.9.

Where an application for payment is made in respect of an amount (whether in whole or in part) owed by a Licensee or another Approved Person to a third party, the application must so state, giving full details. NLF will for the purposes of this clause 3

(NLF Payment Obligations) make payment of the relevant sum by transfer of cleared funds to the Designated Account of the Licensee or the other Approved Person. In satisfaction of NLF’s obligation to make payment to the Designated Account of a Licensee or the other Approved Person in respect of an amount owed by the Licensee or the other Approved Person to a third party, NLF may make payment of the relevant sum direct to the third party on completion of the relevant works and upon receipt of written confirmation from the third party addressed to NLF and the Licensee or the other Approved Person that it accepts such payment in satisfaction of the debt obligation which is the subject matter of the application.

Excluded Liabilities

3.10.	Each Licensee acknowledges that the payment of any amount by NLF or the Secretary of State under this clause 3 (NLF Payment Obligations) which is subsequently agreed or determined to have been paid in respect of an Excluded Liability shall not be treated as an acceptance or admission by NLF or the Secretary of State that such amount was a Cost of Discharging Liabilities and not an Excluded Liability, and shall not affect a Licensee’s obligation under this Agreement to indemnify NLF and the Secretary of State in respect of any such Excluded Liability.

Assumption by Secretary of State

3.11.	Notwithstanding the foregoing provisions of this clause 3 (NLF Payment Obligations), the parties agree that on and from the first to occur of:

(A)	the later of (i) the date on which no further British Energy Contributions are due to NLF and no further British Energy Contributions can become due and payable to NLF, and (ii) the date on which NLF ceases to have any assets available to it for the Discharge of Qualifying Liabilities (other than any amounts to be paid by the Secretary of State pursuant to clause 4 (Secretary of State Payment Obligation)); or

(B)	the passing by NLF of a resolution for its winding up (other than in the context of a solvent reconstruction or reorganisation in either case on terms previously approved in writing by the Secretary of State and the Licensees) or the making by a court of competent jurisdiction of an order (which is not rescinded) for the winding up or dissolution of NLF, the Secretary of State undertakes that she shall assume the payment obligations of NLF under this Agreement (without the limitation in clause 3.2) and shall be entitled, by notice in writing to the Licensees, to exercise (or designate that NDA may exercise) such of the rights of NLF under this Agreement as are specified in the notice. Accordingly, the Licensees and other Approved Persons (other than the Secretary of State) shall be entitled to apply directly to the Secretary of State for payment in respect of Costs of Discharging Liabilities. If the Secretary of State assumes the payment obligations of NLF under this Agreement following an event described in paragraph (B), the Secretary of State shall be subrogated to the relevant Licensee’s rights against NLF.

Review

3.12.	The Secretary of State, NLF and the Licensees shall meet as soon as reasonably practicable after the first to occur of (a) the later of the two dates referred to in clause 3.11(A) or (b) the event referred to in clause 3.11(B) to discuss:

(A)	the performance of the future obligations of NLF under this Agreement and the other Liabilities Documents; and

(B)	the extent to which the other obligations of NLF under this Agreement and the other Liabilities Documents should be assumed by the Secretary of State, NDA or such other person as the parties think fit.

4.	SECRETARY OF STATE PAYMENT OBLIGATION

Undertaking

4.1.	The Secretary of State undertakes to each Licensee that if NLF would otherwise have insufficient assets available to satisfy the NLF Payment Obligations as they fall due and payable, she will make such payments to NLF in accordance with, and subject to, the terms of this Agreement as are necessary to ensure that NLF has sufficient assets available to satisfy, as they fall due and payable, all NLF Payment Obligations. Without prejudice to any outstanding applications to the Secretary of State pursuant to this clause 4, which shall remain unaffected, the obligations of the Secretary of State under this undertaking shall cease upon the assumption by the Secretary of State of the payment obligations of NLF under clause 3.11.

4.2.	The undertakings given by the Secretary of State to make payments under this Agreement are given, as the case may be:

(A)	to the extent permitted by paragraph 1 of Schedule 12 to the Electricity Act 1989, under that paragraph; and

(B)	to the extent permitted by section 1 of the Electricity (Miscellaneous Provisions) Act 2003, under that section.

4.3.	Each Licensee undertakes to the Secretary of State that any amounts payable by the Secretary of State to NLF (or, where applicable, to a Licensee or any other person) in respect of Costs of Discharging Liabilities in accordance with the terms of this Agreement and which are received by the Licensee shall be applied by the Licensee solely for the purpose of discharging such Costs and, pending or in default of such application, shall be held on trust for NLF in accordance with clause 5 (Designated Accounts) except to the extent that the Licensee is being reimbursed for Costs already incurred and paid by it.

Application Procedure

4.4.	NLF shall promptly (and in any event within 5 Business Days) following receipt of a notice under clause 3.4(C) from an Approved Person or determination of a Licensee Compensation Amount pursuant to clause 9.7:

(A)	send to the Secretary of State a copy of its most recent asset valuation report prepared by the Investment Manager, if such report indicates that the assets available to NLF will not be sufficient to discharge the Costs or Licensee Compensation Amount to which the notice or determination relates, together with a copy of such notice or determination;

(B)	make a conditional application, for payment by the Secretary of State of the shortfall described in clause 4.4(A), pursuant to the undertaking given by the Secretary of State in clause 4.1 in relation to an NLF Payment Obligation if, having regard to the asset valuation report described in clause 4.4(A), it reasonably believes that:

(i)	on the NLF Payment Date (a) NLF will not have or does not have any assets available to it for the purpose of discharging the NLF Payment Obligation in respect of which the conditional application is made, or (b) the value of the assets available to NLF for the purpose of discharging the NLF Payment Obligation will be, or are reasonably expected to be, less than the amount of the NLF Payment Obligation in respect of which the conditional application is made; and

(ii)	NLF will be unable to discharge the NLF Payment Obligation in full unless NLF receives payment from the Secretary of State pursuant to such undertaking; and

upon such application by NLF, the Secretary of State shall promptly instruct her financial adviser to review the conditional application and report to the Secretary of State thereon within 10 Business Days of her instruction.

4.5.	NLF shall promptly (and in any event within 5 Business Days) following the later of:

(A)	(except in relation to a Licensee Compensation Amount), receipt by NLF of written confirmation from NDA in accordance with clause 3.4(D) or an Expert’s determination under clause 3.5 that such a written confirmation should have been given; and

(B)	10 Business Days from receipt by the Secretary of State of the conditional application described in clause 4.4(B),

make an unconditional application, on the bases described in clause 4.4(B)(i) and (ii) on behalf of a Licensee, for payment of an amount equal to the estimated shortfall between the amount of the NLF Payment Obligation and the assets available to the NLF at the NLF Payment Date. Such application must satisfy the following criteria (the “HMG Approved Payment Criteria”) as at the date of the application and the date of payment by the Secretary of State:

(i)	the application shall be made to the Secretary of State in writing and specify:

(a)	the amount which the Secretary of State is required to pay in respect of the relevant NLF Payment Obligation; and

(b)	the date on which NLF wishes the Secretary of State to make payment of such amount, such date not being less than 5 Business Days after the date of the application;

(ii)	(except in relation to a Licensee Compensation Amount), the application shall be accompanied by the written confirmation provided by NDA to NLF under clause 3.4(D) or details of the relevant Expert determination under clause 3.5;

(iii)	the Secretary of State shall have received the report of her financial adviser as referred to in clause 4.4(B); and

(iv)	the application shall be accompanied by a certificate approved by the board of directors of NLF and signed by two directors (one of whom shall be an Independent Director), certifying that:

(a)	on the NLF Payment Date (a) NLF will not or did not have any assets available to it for the purpose of discharging the NLF Payment Obligation in respect of which the application is made, or (b) the value of the assets available to NLF for the purpose of discharging the NLF Payment Obligation will be, or are reasonably expected to be or were, less than the amount of the NLF Payment Obligation in respect of which the application is made;

(b)	NLF will be unable to discharge the NLF Payment Obligation in full unless it receives payment from the Secretary of State of the sum specified in the application; and

(c)	the amount specified in the application for payment by the Secretary of State is the minimum amount required, or reasonably expected to be required, by NLF to enable it to discharge the NLF Payment Obligation.

Payment

4.6.	An application made by NLF pursuant to clause 4.5 shall lead to a payment by the Secretary of State on a non-discretionary basis in accordance with clause 4.7 only if it meets the HMG Approved Payment Criteria. If the Secretary of State reasonably believes that the HMG Approved Payment Criteria have not been met, she will promptly request NLF to provide such further items as she in her reasonable opinion believes are required in order to satisfy such HMG Approved Payment Criteria, and NLF will respond to her request within 5 Business Days thereof, following the end of which period, the payment above referenced shall be made within a further 3 Business Days thereof.

Payment Procedure

4.7.	Payments to be made by the Secretary of State to NLF will be made:

(A)	by transfer of cleared funds to an account of NLF, details of which shall be provided by NLF at the time of application; and

(B)	as soon as reasonably practicable but no later than the date referred to in clause 4.5(i)(b).

4.8.	If the Secretary of State gives her consent in writing, NLF may direct that any amount to be paid to it by the Secretary of State under this clause 4 (Secretary of State Payment Obligation) be paid on its behalf:

(A)	to a Licensee or other Approved Person directly, by way of payment to the Designated Account of the Licensee or to the other Approved Person (as the case may be) in satisfaction of NLF’s obligation to make payment of such amount to the Licensee or the other Approved Person; or

(B)	to another third party (other than a Licensee or Approved Person) directly, by way of payment to such account as NLF notifies in writing to the Secretary of State, provided that payment by the Secretary of State direct to the third party will not be made before written confirmation which is satisfactory to the Secretary of State is received from the third party by the Secretary of State and NLF that the third party accepts such payment in satisfaction of the debt obligation of the Approved Person which is the subject matter of the application.

Enforcement

4.9.	Notwithstanding any other term of this Agreement, NLF acknowledges and agrees that the undertaking given by the Secretary of State to the Licensees under this clause 4 (Secretary of State Payment Obligation) is given for the benefit of the Licensees and not NLF and NLF shall not be entitled to enforce the undertaking.

Excluded Liabilities

4.10.	Each Licensee acknowledges that the payment of any amount by the Secretary of State under this clause 4 (Secretary of State Payment Obligation) which is subsequently agreed or determined to have been made in respect of an Excluded Liability shall not be treated as an acceptance or admission by NLF or the Secretary of State that such amount was a Cost of Discharging Liabilities and not an Excluded Liability, and shall not affect a Licensee’s obligation under this Agreement to indemnify NLF and the Secretary of State in respect of any such Excluded Liability.

Payments no Longer Required

4.11.	NLF shall promptly notify the Secretary of State if, following receipt of any amount applied for under this clause 4 (Secretary of State Payment Obligation), the amount is no longer required by NLF (whether in whole or part) for it to discharge the NLF Payment Obligation in respect of which it was paid (whether following discharge of the NLF Payment Obligation in respect of which such application was made or not). The Secretary of State may, by notice in writing to NLF, require NLF to repay the amount overpaid by the Secretary of State (together with any interest thereon). If the Secretary of State gives such a notice, NLF shall make payment of the overpaid amount in full (together with any interest thereon) to the Secretary of State within 10 Business Days of receipt of such request.

Review

4.12.	(A)	At any time any of the Licensees or NDA may request a review of clause 3 (NLF Payment Obligations) and this clause 4 (Secretary of State Payment Obligation). Each of them shall use its reasonable endeavours to complete the review within three months of the review being requested and shall, in the conduct of the review:

(i)	submit a paper to the other parties detailing the implementation of these clauses in the period since the Restructuring Date and/or any proposals for improving the operation of these clauses; and

(ii)	meet not less than twice to discuss in good faith the papers prepared under this clause and any proposals for improving the operation of clause 3 (NLF Payment Obligations) and this clause 4 (Secretary of State Payment Obligation).

(B)	The parties agree that the carrying out of a review pursuant to clause 4.12(A) does not prevent a party requesting a further review thereafter (in which case the provisions of clause 4.12(A) shall apply mutatis mutandis); provided that a review may not be requested within three years after completion of the previous review.

5.	DESIGNATED ACCOUNTS

5.1.	As a condition to any payment being made under this Agreement to a Licensee by NLF or the Secretary of State, the Licensee shall open and maintain an account (a “Designated Account”) in accordance with the provisions of this clause 5 (Designated Accounts).

5.2.	In respect of the Designated Account opened by a Licensee, the Licensee shall:

(A)	hold all amounts (other than Licensee Compensation Amounts and reimbursements of amounts in respect of Costs already incurred and paid by the Licensee) paid by NLF or the Secretary of State under this Agreement into the Designated Account on trust for NLF (or, following the assumption by the Secretary of State of the payment obligation of NLF under clause 3.11, the Secretary of State) pending payment of such amount to the relevant payee in the discharge of Costs of Discharging Liabilities;

(B)	label the account as a “trust account” and clearly designate the account as being for the benefit of NLF and the Secretary of State;

(C)	not commingle any funds in the Designated Account with its own property and ensure that the Designated Account satisfies all the requirements necessary to constitute a trust account that is not available to its creditors in insolvency;

(D)	give notice to the bank with whom the account is held in the form set out in Schedule 11 (Designated Accounts) and procure that the bank delivers an acknowledgement of such notice in the form set out in Schedule 11 (Designated Accounts); and

(E)	give details of the Designated Account to NLF and the Secretary of State.

5.3.	Notwithstanding any other terms of this Agreement, each Licensee acknowledges and agrees that it will not in any circumstances or at any time:

(A)	have any right in, or right to receive, any sum payable or paid by NLF or the Secretary of State to any other person under this Agreement;

(B)	demand that any sum payable or paid by NLF to any other person or by the Secretary of State to NLF or any other person under this Agreement be made directly to it; or

(C)	make any claim or take or initiate any action to require or compel NLF or the Secretary of State to pay to it any sum due to NLF or another person under this Agreement.

5.4.	As a further condition to any payment being made under this Agreement by NLF or the Secretary of State to an Approved Person other than a Licensee or the Secretary of State, NLF may require that the Approved Person opens and maintains a Designated Account and, in relation to the Designated Account, confirms in writing to the Secretary of State and NLF in the same terms as set out in clauses 5.2 and 5.3.

5.5.	The parties acknowledge that the relevant payee for the purposes of clause 5.2(A) may be the holder of the Designated Account and agree that, in this circumstance, clause 5.2(A) shall not prevent such Designated Account holder from drawing on the Designated Account for that purpose.

6.	EXCLUDED LIABILITIES

6.1.	“Excluded Liabilities” comprise:

(A)	the BE Liabilities; and

(B)	the Disqualified Liabilities,

provided that any liability which is both a BE Liability and a Disqualified Liability shall be treated as a Disqualified Liability for the purposes of this Agreement.

6.2.	Except to the extent that NLF or the Secretary of State (with the approval of Her Majesty’s Treasury) (i) assumes responsibility for any Excluded Liabilities in accordance with the terms of this Agreement, or (ii) otherwise agrees with a Licensee that it will assume responsibility for any Excluded Liabilities, including pursuant to the Option Agreement:

(A)	any and all Excluded Liabilities shall be for the account of the Licensees;

(B)	neither NLF nor the Secretary of State shall have any liability in respect of any Excluded Liabilities; and

(C)	the Licensees shall keep indemnified NLF and the Secretary of State from and against any loss, cost, expense, liability, claim or damage (together, a “Loss”) which NLF or the Secretary of State properly and reasonably incurs or suffers, directly or indirectly, as a result of the Licensees not meeting or discharging an Excluded Liability, including (i) any Loss arising in respect of any amount paid by the Secretary of State to NLF under this Agreement which would not have been paid had the Licensees met or discharged such Excluded Liability, (ii) any Loss arising in respect of any amount not repaid by NLF to the Secretary of State under this Agreement which would have been repaid by NLF to the Secretary of State had the Licensees met or discharged such Excluded Liability, (iii) any Loss incurred or suffered by the Crown in relation to any Excluded Liability upon the acquisition by it or any other person of any Power Station or other property of a Licensee or (iv) any Loss incurred or suffered by the Crown in relation to any Excluded Liability upon the acquisition by it by operation of law of any Power Station or any other property of a Licensee following a Default Event.

6.3.	Any amount paid by a Licensee pursuant to the indemnity given by it in this clause 6.3 or in any other clause of this Agreement (save clause 17.1) shall be disregarded for the purposes of clause 17.2 of this Agreement.

7.	MINIMUM PERFORMANCE STANDARD

Compliance with Standard

7.1.	Unless specifically permitted by the terms of this Agreement not so to comply, each Licensee undertakes to NLF and the Secretary of State that, for so long as any Costs of Discharging Liabilities remain to be paid, settled or discharged, it shall comply with the Minimum Performance Standard in the Operation of its Power Stations.

7.2.	Notwithstanding clause 27 (Remedies and Waivers), except in the case of fraud, where a Licensee fails to comply with the Minimum Performance Standard, its liability under this Agreement for such failure shall be limited solely to the liabilities expressed in this Agreement to arise upon the occurrence of such a failure.

Deemed Compliance and Non-Compliance

7.3.	For the purposes of this Agreement ((i) other than for the purposes of clause 7.4 and (ii) in relation to clause 7.3(B) only, other than for the purposes of clause 7.6), each Licensee shall be deemed to have complied with, or be in compliance with, the Minimum Performance Standard in respect of Operations at each Power Station:

(A)	at any time up to but excluding the Restructuring Principles Date; and

(B)	on and after the Restructuring Principles Date, to the extent that its Operations at each Power Station were or (as the case may be) are consistent with the way in which it Operated that Power Station immediately prior to the Restructuring Principles Date.

7.4.	Notwithstanding clause 7.3, a Licensee shall not be deemed to have complied with the Minimum Performance Standard by virtue of Operating at a Power Station after the Restructuring Principles Date in a manner consistent with the way in which it Operated at the Power Station immediately prior to the Restructuring Principles Date if:

(A)	there is or was a change in circumstance or there occurs or occurred any event after the Restructuring Principles Date as a result of which the Licensee should change or should have changed the way in which it Operates or Operated at the Power Station in order to comply with the Minimum Performance Standard; or

(B)	the manner in which it Operated at the Power Station immediately prior to the Restructuring Principles Date was in breach of any Applicable Law or Accepted Standards, and a Licensee shall be deemed to be failing to comply with the Minimum Performance Standard if and to the extent it Operates at a Power Station, or carries on its business on or after the Restructuring Principles Date in breach of any Applicable Law or any Accepted Standards.

7.5.	The parties agree that failure to comply with the Minimum Performance Standard by reason of NDA not approving a Key Operational Change shall not constitute a failure to comply with the Minimum Performance Standard for the purposes of this Agreement.

Relevant Events

7.6.	Any increase in Costs of Discharging Liabilities arising as a result of the occurrence of a Relevant Event shall, save as otherwise provided in this Agreement, be treated as a Disqualified Liability. For the purposes of this Agreement, the following constitute “Relevant Events”:

(A)	a Licensee failing (or being deemed to fail by this Agreement) to comply with the Minimum Performance Standard and as a result of such failure there being or will be or is reasonably likely to be an increase in the Net Present Value of Costs of Discharging Liabilities of £100,000 or more; or

(B)	a Licensee implementing a Licensee Change which results in or will result in or is reasonably likely to result in an increase in the Net Present Value of Costs of Discharging Liabilities of £100,000 or more.

Notification of INES Events and Material MPS Failures

7.7.	Each Licensee undertakes to disclose in writing to NDA, promptly after it becomes aware of such event, any event which:

(A)	is or could reasonably be classified as a level 2 or higher event on INES, and any such disclosure shall include an analysis of whether such event is reasonably expected by the Licensee to give rise to any increase in the Costs of Discharging Liabilities; or

(B)	is or may constitute a failure to comply with the Minimum Performance Standard and as a result of such failure there is, will be or is reasonably likely to be an increase in the Net Present Value of Costs of Discharging Liabilities of £1,000,000 or more.

Any disclosures under this clause 7.7 shall include a preliminary assessment of the approximate amount and timing of such increases.

MPS Failure Notice

7.8.	In addition to and notwithstanding clause 7.7, if NDA believes there has or may have been a Relevant Event falling within clause 7.6(A), NDA shall be entitled to serve a notice on the Licensee (an “MPS Failure Notice”) within three months after NDA actually becomes aware that such failure has or may have occurred. If NDA believes that a Relevant Event falling within clause 7.6(B) has or may have occurred, NDA shall be entitled to serve a notice on the Licensee in accordance with clause 8.9.

7.9.	Following receipt of an MPS Failure Notice from NDA, the Licensees and the Ultimate Parent Company shall, in relation to each matter specified in the notice, comply with clause 11.6, and the provisions of clause 11.7 shall apply in relation to each matter specified in such notice.

Emergencies, Applicable Law and Regulatory Requirements

7.10.	Notwithstanding any other provision of this Agreement, the parties acknowledge and agree that:

(A)	nothing in this Agreement shall prevent a Licensee from taking such action as it considers necessary:

(i)	in an emergency to prevent, mitigate or remedy any event that may prejudice the safety of employees or the public or may harm the environment; or

(ii)	to comply with any Applicable Law, including (without limitation) to prevent, mitigate or remedy any breach of a limitation or condition of a Licence or of an authorisation issued under the Radioactive Substances Act 1993, provided that, if the occurrence of the emergency or the taking of any action under paragraph (i) or (ii) above gives rise to an increase in Costs of Discharging Liabilities, the terms of this Agreement shall apply in determining whether the increase in Costs constitutes an Excluded Liability or not; and

(B)	the Licensees are not required, pursuant to this Agreement, to do any act or omit to do any act if:

(i)	any Regulator would consider such act or omission unacceptable; or

(ii)	the act or omission would cause the Licensee to be in breach of any Applicable Law; and

(C)	nothing in this Agreement shall oblige NLF, NDA or the Secretary of State to monitor a Licensee’s compliance with the Minimum Performance Standard.

8.	OPERATIONAL CHANGES

Notification of Proposed Operational Changes

8.1.	Each Licensee shall be obliged promptly to notify NDA and the Secretary of State of any proposed Operational Change which is, or should reasonably be, expected by the Licensee to give rise to an increase in the Net Present Value of Costs of Discharging Liabilities of £1,000,000 or more. For the purposes of this Agreement, in determining the amount of an increase in the Net Present Value of Costs of Discharging Liabilities that a proposed Operational Change has resulted in, would result in, or should reasonably be expected to result in, the increase in Costs of Discharging Liabilities in relation to a Power Station or a Licensee as a result of a proposed Operational Change shall be aggregated with the increase in Costs of Discharging Liabilities in relation to all other Power Stations or Licensees in respect of which the same Operational Change is, or is proposed to be, implemented (whether or not the proposed change is implemented at the same time or at different times in relation to each Power Station or Licensee).

Restriction on Implementing Operational Changes

8.2.	Subject to clause 7.10, a Licensee shall not implement an Operational Change which is required to be notified to NDA and the Secretary of State in accordance with clause 8.1 unless the Licensee provides a certificate to NDA and the Secretary of State signed by one of its directors or the relevant Power Station Manager certifying:

(A)	that, to the best of the Licensee’s knowledge and belief, having taken all reasonable care to ensure that such is the case, the proposed Operational Change is not a Key Operational Change; and

(B)	whether the Operational Change is a Regulator-required Change, an Anticipatory Change or a Licensee Change.

8.3.	Subject to clause 7.10, except as otherwise permitted by the following provisions of this clause 8 (Operational Changes), each Licensee undertakes to NLF and the Secretary of State not to make or implement any Key Operational Change unless:

(A)	if the Key Operational Change is a Regulator-required Change, the Licensee has complied with the provisions of clause 8.4; or

(B)	if the Key Operational Change is an Anticipatory Change, the Licensee has complied with the provisions of clause 8.5; or

(C)	if the Key Operational Change is a Licensee Change, the Licensee has complied with the provisions of clause 8.6.

Regulator-required Changes

8.4.	In relation to a proposed Regulator-required Change which is a Key Operational Change:

(A)	the Licensee shall give notice in writing to NDA (a “Regulator-required Key Operational Change Notice”) specifying in reasonable detail the proposed Operational Change including details of the applicable requirements of the Regulator or Applicable Law giving rise thereto, and shall promptly provide NDA with such information as it may reasonably request;

(B)	a Regulator-required Key Operational Change Notice shall be given:

(i)	within 10 Business Days after the Licensee becomes aware of the requirement imposed by the Regulator or Applicable Law in respect of which the Operational Change is required; or

(ii)	if later, immediately after the Licensee, using all reasonable endeavours to do so, determines in reasonable detail the Operational Change required to comply with the requirements of the Regulator or Applicable Law;

(C)	within 20 Business Days of receipt of the Regulator-required Key Operational Change Notice, NDA shall give notice in writing to the Licensee confirming whether or not it approves the Operational Change. If NDA:

(i)	either approves the Operational Change or fails to give such notice within the 20 Business Day period, the Licensee may implement the Key Operational Change;

(ii)	gives notice to the Licensee within the 20 Business Day period that it objects to the proposed Operational Change (whether in whole or in part), NDA and the Licensee shall meet as soon as reasonably practicable, and in any event not later than 10 Business Days following receipt of the notice by the Licensee, to discuss the proposed Operational Change and the reasons for NDA’s objection to the proposed Operational Change; if, following such meeting, NDA agrees to the Operational Change, the Licensee may then implement the same, in accordance with the scope of NDA’s approval;

(D)	the Licensee will, so far as is reasonably practicable, consult with NDA in relation to any response to a Regulator in respect of the Operational Change and will respond to and deal with any requirements or proposals of a Regulator in the same manner as it would have done had the Licensee not had the benefit of the Liabilities Documents and been liable to fund any increase in Costs of Discharging Liabilities arising as a result of the proposed Operational Change;

(E)	notwithstanding the foregoing provisions of this clause 8.4, the Licensee shall be entitled to implement an Operational Change specified, directed or otherwise formally required by a Regulator without the approval of NDA;

(F)	notwithstanding the foregoing provisions of this clause 8.4, the Licensee shall be entitled to implement a Regulator-required Change which has not been specified, directed or otherwise formally required by a Regulator without the approval of NDA if:

(i)	the Licensee has complied with the foregoing provisions of clause 8.4; and

(ii)	failure by the Licensee to implement the proposed Operational Change within 6 months of service of the Regulator-required Key Operational Change Notice would result in the Licensee being in breach of Applicable Law, unless a reasonable and prudent operator of a nuclear power generating plant, who did not have the benefit of the Liabilities Documents and who bore responsibility for the Costs of Discharging Liabilities and the Discharge of Qualifying Liabilities in relation to the Power Station would reasonably be expected to Close the Power Station rather than implement the Operational Change; and

(G)	any increase in Costs of Discharging Liabilities arising as a result of a Regulator-required Change being implemented in accordance with this clause 8.4 shall then constitute Costs of Discharging Liabilities and shall not constitute Disqualified Liabilities. However, if the Licensee fails to comply with the provisions of this clause 8.4 and makes the proposed Operational Change in any event, any increase in Costs of Discharging Liabilities arising as a result of the Operational Change being implemented shall be deemed to be Disqualified Liabilities.

Anticipatory Changes

8.5.	In relation to a proposed Anticipatory Change which is a Key Operational Change:

(A)	the Licensee shall give notice in writing to NDA (the “Anticipatory Key Operational Change Notice”) specifying in reasonable detail the proposed Operational Change and the reasons for the proposed change, which shall include details of (i) the requirements of the relevant Applicable Law or Accepted Standard or condition of Licence or other permission, authorisation or consent which gives rise to the proposed Operational Change, and (ii) an explanation setting out in reasonable detail the reasons why the proposed change will be needed and the consequences of the Licensee failing to implement the proposed Operational Change and shall promptly provide NDA with such information as it may reasonably request;

(B)	within 40 Business Days of receipt of the Anticipatory Key Operational Change Notice, NDA shall give notice in writing to the Licensee confirming whether or not it approves the Operational Change. If NDA approves the Operational Change or if NDA fails to give such notice within the 40 Business Day period, the Licensee may implement the Key Operational Change;

(C)	NDA shall approve the proposed Operational Change in accordance with clause 8.5(B) if it is reasonably satisfied that:

(i)	the change proposed by the Licensee (in terms of the nature and timing of the proposed change) is, at the time the change is proposed to be implemented, a reasonable change to make in order for the Licensee to ensure future compliance with the specified Applicable Law or Accepted Standard or condition of Licence or other permission, authorisation or consent; and

(ii)	a reasonable and prudent operator of a nuclear power generating plant, who did not have the benefit of the Liabilities Documents and who bore responsibility for, and Costs of, the Discharge of Qualifying Liabilities would reasonably be expected to make such Operational Change even if no economic benefit was to be achieved as a result of the Operational Change;

(D)	if NDA gives notice to the Licensee in accordance with clause 8.5(B) that it objects to the proposed Operational Change (whether in whole or in part), NDA and the Licensee shall meet as soon as reasonably practicable, and in any event not later than 30 Business Days following receipt of the notice by the Licensee, to discuss the proposed Operational Change and the reasons for NDA’s objection to the proposed Operational Change;

(E)	if, following compliance with clause 8.5(D), NDA does not approve the proposed change, the matter in dispute may be referred by the Licensee to the Expert for resolution pursuant to clauses 42.4 to 42.11 on the basis described in clause 8.5(F);

(F)	if the Licensee has complied with the foregoing provisions of this clause 8.5, and either the NDA approves the proposed change or the Expert determines that the proposed change is, at the time the change is proposed to be implemented, (i) a reasonable change to make at that time in order for the Licensee to ensure future compliance with the specified Applicable Law or condition of Licence or other permission, authorisation or consent and (ii) a change that a reasonable and prudent operator of a nuclear power generating plant, who did not have the benefit of the Liabilities Documents and who bore responsibility for the Costs of Discharging Liabilities and the Discharge of Qualifying Liabilities would reasonably make at that time even if no economic benefit was to be achieved as a result of the Operational Change, the Licensee shall be entitled to implement the proposed Anticipatory Change; and

(G)

any increase in Costs of Discharging Liabilities arising as a result of an Anticipatory Change being implemented in accordance with this clause 8.5 shall then constitute Costs of Discharging Liabilities and shall not constitute Disqualified Liabilities. However, if the Licensee fails to comply with the provisions of this clause 8.5 and makes the proposed Operational Change in any event, any increase in Costs of Discharging Liabilities arising as a result of the Operational Change being implemented shall be deemed to be Disqualified Liabilities.

Licensee Changes

8.6.	In relation to a Licensee Change that is a Key Operational Change:

(A)	the Licensee shall give notice in writing to NDA (a “Licensee Key Operational Change Notice”), specifying in reasonable detail the proposed Operational Change and details of the increase in Costs of Discharging Liabilities which would arise, or could reasonably be expected to arise, as a result of the proposed Operational Change being implemented and the Licensee shall promptly provide NDA with such information as it may reasonably request;

(B)	within 40 Business Days of receipt of the Licensee Key Operational Change Notice, the Licensee and NDA shall meet to discuss the proposed Operational Change and agree the compensation to be paid by the Licensee to NLF in accordance with clause 9 (Compensation for Key Operational Changes), and the Licensee may implement the Operational Change following such agreement and payment of the compensation (or, if payment is by instalments, of the first instalment); and

(C)	if the Licensee fails to comply with the provisions of this clause 8.6 and implements the proposed Operational Change in any event, any increase in Costs of Discharging Liabilities arising as a result of the Operational Change being implemented shall be deemed to be Disqualified Liabilities.

Secretary of State Changes

8.7	(A)	If (i) the Secretary of State (with the approval of Her Majesty’s Treasury) or NDA so requests, and (ii) the Secretary of State or, as the case may be, NDA has complied with this clause 8.7, a Licensee shall, subject to the provisions of this clause 8.7, make a Secretary of State Change. Subject to the provisions of clause 8.7(C) there shall be no limitations on the nature of a Secretary of State Change requested by the Secretary of State or NDA and a Secretary of State Change may include a request to continue Operating at a Power Station after the Scheduled Closure Date or actual Closure Date of such Power Station.

(B)	In relation to a proposed Secretary of State Change, the Secretary of State or, as the case may be, NDA shall give notice in writing to the Licensee specifying in reasonable detail the proposed Operational Change and the reasons for the proposed change, including details of the reduction in Costs of Discharging Liabilities which would arise, or could reasonably be expected to arise, as a result of the proposed change being implemented.

(C)

Except as set out below, the Licensee shall be required to implement the proposed Operational Change following the agreement or determination of the compensation to be paid by NLF to the Licensee in accordance with clause 9

(Compensation for Key Operational Changes). The Licensee shall not be required to implement a Secretary of State Change if:

(i)	the proposed Operational Change will not result in, or could not reasonably be expected to result in, a reduction in the Net Present Value of Costs of Discharging Liabilities of £10,000,000 or more;

(ii)	a reasonable and prudent operator who was responsible for implementing the proposed Operational Change and who stood to bear all Costs of Discharging Liabilities arising in connection with the Power Station would, acting reasonably and taking account of any compensation or other amounts receivable in connection with the proposed Operational Change, not make the requested Operational Change; or

(iii)	a Regulator objects to the proposed Operational Change.

(D)	If a Licensee refuses to implement an Operational Change on the basis of one of the reasons set out in clause 8.7(C), and the NDA does not agree with the reason for such refusal, and NDA and the Licensee are unable to resolve the dispute within 60 Business Days, the matter in dispute may be referred by the Licensee or NDA to the Expert for resolution pursuant to clauses 42.4 to 42.11 as to whether any of such reasons are met; provided that no determination by the Expert may require the Licensee to implement a Secretary of State Change to which a Regulator objects.

(E)	Subject to clause 8.7(C), if, following compliance with clause 8.7(B) and agreement or resolution pursuant to clause 8.7(D), it is found that the Licensee has no grounds to refuse to implement the proposed Operational Change and the Licensee fails to implement the proposed Operational Change, any Costs of Discharging Liabilities which would not have arisen had the Licensee implemented the proposed Operational Change shall be deemed to be Disqualified Liabilities.

(F)	If a Secretary of State Change requires a Licensee to postpone the Scheduled Closure Date of a Power Station, such postponement may be for a period of no longer than 12 months.

Net Cost Operational Changes

8.8	(A)	A Licensee shall not be required to make a Net Cost Operational Change but may propose to NDA that a Net Cost Operational Change be implemented by giving notice in writing to NDA, specifying in reasonable detail the proposed change and the reasons for the proposed change, including details of the reduction in Costs of Discharging Liabilities and the Net Cost to the Licensee which would arise, or could reasonably be expected to arise, as a result of the proposed change being implemented.

(B)	NDA may require the Licensee to implement the proposed Net Cost Operational Change following:

(i)	agreement by the Licensee and NDA to the proposed Net Cost Operational Change;

(ii)	the agreement of the Licensee and the Secretary of State (with the approval of Her Majesty’s Treasury) or, as the case may be, NDA of the compensation to be paid by NLF to the Licensee in accordance with clause 9 (Compensation for Key Operational Changes); and

(iii)	where applicable, acceptance of the proposed Net Cost Operational Change by the Regulators.

(C)	If the Licensee fails to implement the proposed Operational Change following satisfaction of clause 8.8(B), any Costs of Discharging Liabilities which would not have arisen had the Licensee implemented the proposed Operational Change shall be deemed to be Disqualified Liabilities.

Operational Liabilities Notices

8.9.	If NDA believes that an Operational Change falling within clause 7.6(B) has or may have been implemented (whether or not such Operational Change constitutes a Key Operational Change) and that the Operational Change has resulted, or will or could reasonably be expected to result, in an increase in the Net Present Value of Costs of Discharging Liabilities of £1,000,000 or more, NDA shall be entitled to serve a notice on the Licensee (an “Operational Liabilities Notice”) within a reasonable period after NDA becomes aware that such Operational Change has or may have been implemented. Following receipt of an Operational Liabilities Notice from NDA, the Licensees and the Ultimate Parent Company shall, in relation to each matter specified in the notice, comply with clause 11.6, and the provisions of clause 11.7 shall apply in relation to each matter specified in such notice.

Disputes

8.10.	In relation to any dispute arising under this clause 8 (Operational Changes) regarding whether a proposed Operational Change will result in an increase or decrease in Costs of Discharging Liabilities or in a Net Cost to a Licensee, or regarding the quantum of any such increase or decrease any party to the dispute may refer the dispute to the Expert for resolution.

Licensee Undertakings

8.11.	Each Licensee, subject to the Secretary of State and NLF giving such confidentiality undertakings as is reasonable in the circumstances and to the Licensee’s obligations under the Licence, undertakes to the Secretary of State and NLF:

(A)	to give access to records of its plant, inventories of materials and waste matter, operational processes and procedures at each Power Station and of all Operational Changes made on or after the Restructuring Principles Date. Each Licensee shall procure that sufficient details are included in its records to enable NDA and any Expert to whom a dispute is referred under the preceding provisions of this clause 8 (Operational Changes):

(i)	to determine whether the Licensee has complied with the provisions of this clause 8 (Operational Changes); and

(ii)	to assess the impact on the Costs of Discharging Liabilities and on the Net Cost to a Licensee of any Operational Change that has been or is proposed to be made;

(B)	without charge to make such records (and copies or extracts thereof) available to NDA and any such Expert as they may reasonably require in such form and at such times as NDA and any such Expert may reasonably require; and

(C)	to continue to carry out its existing activities, as required under the Licence, in respect of keeping under review methods of reducing Costs of Discharging Liabilities.

8.12.	Without the written consent of NDA, a Licensee shall not change its operational review or modification procedures, including documentation requirements, in any way which will result in a material change to the manner in which a Licensee identifies or measures any Costs of Discharging Liabilities or increases in such Costs.

Review

8.13	(A)	At the request of any party and in any event no later than the third anniversary of the Restructuring Date, NDA and the Licensees shall review how this clause 8 (Operational Changes) has operated in practice. Each of them shall use their reasonable endeavours to complete the review within three months of such request or the third anniversary of the Restructuring Date (as the case may be) and shall, in the conduct of the review:

(i)	submit a paper to the other parties detailing the implementation of clause 8 (Operational Changes) in the period since the Restructuring Date and any proposals for improving the operation of clause 8 (Operational Changes); and

(ii)	meet not less than twice to discuss in good faith the papers prepared under this clause 8.13 and any proposals for improving the operation of clause 8 (Operational Changes).

(B)	The parties agree that the carrying out of a review pursuant to clause 8.13(A) does not prevent a party requesting a further review thereafter (in which case the provisions of clause 8.13(A) shall apply mutatis mutandis); provided that a review may not be requested within three years after completion of the previous review.

9.	COMPENSATION FOR KEY OPERATIONAL CHANGES

Introduction

9.1.

Where a Licensee Change which constitutes a Key Operational Change, a Secretary of State Change or a Net Cost Operational Change is proposed, the provisions of this clause 9 (Compensation for Key Operational Changes) shall apply in determining the amount (if any) of compensation to be paid by the Licensee to NLF (in the case of a Licensee Change) or by NLF to the Licensee (in the case of a Secretary of State Change or a Net Cost Operational Change).

Compensation by Licensee

9.2.	Where a Licensee Change is proposed and the Licensee is required to compensate NLF, the amount of compensation payable by the Licensee to NLF (the “NLF Compensation Amount”) shall be determined in accordance with the provisions of Schedule 5 (Determination of Liabilities and Compensation).

9.3.	Following determination and payment of an NLF Compensation Amount, (or, if payment is by instalments, payment of the first instalment) the Licensee shall be entitled to implement the relevant Operational Change and the increase in Costs of Discharging Liabilities arising as a result of the implementation of the relevant Operational Change shall not be Disqualified Liabilities.

9.4.	A Licensee shall make payment of an NLF Compensation Amount (or the first instalment thereof if the NLF Compensation Amount is to be paid in instalments pursuant to clause 9.5) within 20 Business Days of the agreement or determination of the NLF Compensation Amount and, in the case of payment in instalments, the matters set out in clauses 9.5(A) to (E).

9.5.	If an NLF Compensation Amount is more than £1,000,000, the Licensee shall be entitled to pay the NLF Compensation Amount in instalments unless the Secretary of State objects, in her sole discretion, to the Licensee making payments in instalments. In determining whether to accept payment in instalments, the Secretary of State shall consult with the Licensee in good faith and shall take into account the amount of the NLF Compensation Amount, the creditworthiness of the Licensee and the Guarantors, and the security, if any, proposed to be granted to NLF to secure payment of the instalments. If the Secretary of State gives notice in writing to the Licensee that she does not agree to payment by instalments, within 40 Business Days of the agreement or determination of the NLF Compensation Amount, the Licensee must make payment of the NLF Compensation Amount in whole. If the Secretary of State gives notice in writing to the Licensee that payment in instalments is acceptable, or gives no notice, the Licensee shall be entitled to pay the NLF Compensation Amount in instalments as follows:

(A)	the Licensee shall provide to the NLF such security for the instalment payments as the Secretary of State may reasonably require;

(B)	the number of instalments shall be determined by the Secretary of State in consultation with the Licensee and, so far as practicable and consistent with the provisions of this clause 9.5, each instalment (other than the first and the last instalment) shall be of the same amount and the aggregate amount of instalments in each Financial Period shall not be less than £100,000;

(C)	each instalment other than the first instalment shall be payable on 30 June in each year;

(D)	the instalments shall be completed not later than the earlier of (i) the date on which the last Scheduled Closure Date for any of the Licensee’s Power Stations falls, and (ii) the date on which the net increase in Costs of Discharging Liabilities for which compensation is payable is reasonably expected to become due and payable or, if such increase is reasonably expected to become payable in part at different times, instalments with a Net Present Value equal to the part next due and payable shall be completed not later than the date on which that part is reasonably expected to become due and payable;

(E)	outstanding instalments shall bear interest at the Licensee’s Cost of Borrowing (adjusted, as appropriate, to take account of any security provided under paragraph (A));

(F)	if a Default Event occurs in relation to a Licensee or a Guarantor (other than a Default Event falling within clause 22.1(C)) at any time before all instalments are paid, all outstanding instalments (and interest, if any, thereon) shall become due and payable immediately upon the occurrence of the Default Event; and

(G)	if a Default Event falling within clause 22.1(C) occurs in relation to a Licensee or a Guarantor at any time before all instalments are paid, all outstanding instalments (and interest, if any, thereon) shall become due and payable immediately upon NDA giving notice in writing to the Licensee.

9.6.	Each Licensee acknowledges and agrees that its obligations to pay an NLF Compensation Amount pursuant to this clause 9 (Compensation for Key Operational Changes) are given for the benefit of NLF and the Secretary of State and that failure by the Licensee to pay an NLF Compensation Amount or any part thereof may result in the Secretary of State suffering a loss, cost, liability, expense or damage (including by way of having to make additional payments to NLF pursuant to this Agreement).

Compensation by NLF

9.7.	Where a Secretary of State Change or a Net Cost Operational Change is proposed and NLF is required to compensate the Licensee, the amount of compensation payable by NLF to the Licensee (the “Licensee Compensation Amount”) and the timing of the payment of such Licensee Compensation Amount shall be determined in accordance with the provisions of Schedule 5 (Determination of Liabilities and Compensation) and shall be paid direct to an account of the Licensee notified to NLF and the Secretary of State (and not pursuant to clause 5 (Designated Accounts)). For the avoidance of doubt, the provisions of clauses 3.4 to 3.9 and clauses 4.4 to 4.8 shall not apply to payments made under this clause 9.7. Immediately following determination of a Licensee Compensation Amount, the Licensee shall implement the relevant Operational Change and each Licensee undertakes to implement such Secretary of State Change as soon as reasonably practicable and to consult with the Secretary of State as to the method of implementation of such Secretary of State Change, taking reasonable account of the Secretary of State’s representations.

10.	STRATEGY APPROVAL PROCESS

Licensee Undertakings

10.1.	Subject to clause 10.2, each Licensee undertakes to NLF and the Secretary of State, subject to the Licensee’s obligations under the Licence and to the confidentiality restrictions under the BNFL Historic Contracts:

(A)	to give NLF and NDA notice in writing of any change to (i) the Scheduled Closure Date of a Power Station (as set out in Part 3 of Schedule 1 (Power Stations)) or (ii) the Scheduled Closure Date of a single reactor at a Power Station, as subsequently changed by notice in accordance with this clause, at least two years prior to the earlier of the existing or the new Scheduled Closure Date. However, the Licensee may, without prejudice to the terms of the Option Agreement, give less than two years’ notice if any unforeseen event (including any economic event) occurs which leads the Licensee to decide to cease permanently generating electricity at the Power Station (or at one of the reactors at a Power Station) within two years. In such event the Licensee shall give NLF and NDA notice as soon as is reasonably practicable in the circumstances;

(B)	to obtain NDA’s approval in writing to any proposed change to a Scheduled Closure Date if (i) the proposed date falls after the Scheduled Closure Date of the Power Station set out in Part 3 of Schedule 1 (Power Stations), and (ii) the proposed change would result in, or could reasonably be expected to result in, an increase in Costs of Discharging Liabilities. Notwithstanding the foregoing:

(i)	(a) NDA shall approve the proposed change if the Licensee demonstrates to the reasonable satisfaction of NDA that any economic benefits (including, without limitation, any economic benefit deriving from the deferral of the relevant Costs of Discharging Liabilities but excluding any future NLF Payments which may become payable) that are reasonably likely to accrue to NLF or the Secretary of State as a result of the proposed change to the Scheduled Closure Date (the “Benefit”) exceed the reasonably likely corresponding increase in Costs of Discharging Liabilities (the “Increased Liabilities”); and (b) in other circumstances, NDA shall take into account the Benefit in deciding whether to approve the proposed change; and

(ii)	in respect of any Licensee proposal to stagger the Closure of individual reactors at a Power Station, the NDA shall approve the proposed change if the Licensee can demonstrate to the reasonable satisfaction of NDA that such a proposal is consistent with maximising the efficiency of the Closure of the relevant Power Station (in which case NDA shall also take into consideration the net impact of such proposed staggering of the Closure of individual reactors at that Power Station);

(C)	(i)

(a)	to produce or update and provide to NDA by 30 September 2005, for NDA’s approval, the initial submission of the Decommissioning Plan for each Power Station, and an Uncontracted Liabilities Discharge Plan; and

(b)	to produce and provide to NDA, for NDA’s approval, an updated Decommissioning Plan for each Power Station (i) as and when required to do so under Applicable Law and (ii) three years before the Scheduled Closure Date for each Power Station, (but in no case earlier than 30 September 2005); and

(c)	to produce and provide to NDA, for NDA’s approval, an updated Uncontracted Liabilities Discharge Plan as and when required to do so under Applicable Law but in any case no earlier than 30 September 2005; and

(d)	three years before the Scheduled Closure date for each Power Station, to produce or update and provide to NDA (i) the draft defuelling safety case in respect of the Power Station, and (ii) the pro-forma environmental impact assessment of Decommissioning in respect of the Power Station, provided further that the Licensees shall,

(e)	in relation to each Power Station other than Dungeness B, ensure that the Decommissioning Plan, safety cases and environmental impact assessment referred to in paragraphs (a) to (d) above shall be sufficiently developed by the date three years prior to the Scheduled Closure Date for that Power Station so as to ensure that the relevant Power Station can be Decommissioned without undue delay upon the occurrence of an unforeseen Closure of that Power Station; and

(f)	in relation to Dungeness B, ensure that the Decommissioning Plan, safety cases and environmental impact assessment referred to in paragraphs (a) to (d) above shall be sufficiently developed by the date three years prior to the Scheduled Closure Date of Dungeness B (or, where the Scheduled Closure Date of Dungeness B is prior to 30 September 2008, by 30 September 2005), so as to ensure that Dungeness B can be Decommissioned without undue delay upon the occurrence of its unforeseen Closure;

(D)	to submit the following documents to NDA for approval:

(i)	a document setting out a rolling three-year liabilities budget (which shall comprise Part Two of the Annual Liabilities Report) as shown in paragraph 2 of section 1 of Schedule 6 (Annual Liabilities Report)) describing the anticipated scope and expenditure to be applied towards the Discharge of Qualifying Liabilities, such Part Two to include the overall contracting strategy to be adopted; and

(ii)	to the extent that any of the following contains a material deviation (whether economic, technical or otherwise) from the contracting strategy approved in clause 10.1(D)(i):

(a)	the terms of the tendering process for any contract for the Discharge of Qualifying Liabilities which will incur, or could reasonably be expected to incur, Costs of Discharging Liabilities with a Net Present Value of £5,000,000 or more; and

(b)	the terms of any agreement or arrangement with a contractor for Discharging Qualifying Liabilities which will incur, or could reasonably be expected to incur, Costs of Discharging Liabilities with a Net Present Value of £5,000,000 or more;

(iii)	notwithstanding clause 10.1(D)(ii), a Licensee shall submit to NDA for approval:

(a)	the terms of any agreement or arrangement with a member of the Group or an Associate of a member of the Group under which there will be incurred, or there could reasonably be expected to be incurred, Costs of Discharging Liabilities with a Net Present Value of £20,000,000 or more; or

(b)	the terms of any agreement or arrangements with any other person under which there will be incurred, or there could reasonably be expected to be incurred, Costs of Discharging Liabilities with a Net Present Value of £25,000,000 or more; and

(iv)	any change to an item approved under this clause 10.1(D)(ii) and (iii) if the change would result in, or could reasonably be expected to result in, an increase in Costs of Discharging Liabilities of ten per cent. of the contract value of such item or £5,000,000, whichever is the lower amount; and

(E)	promptly to notify NDA of any change or proposed change to the Licence conditions in relation to a Power Station of which it becomes aware which will, or is reasonably expected to, give rise to an increase in Costs of Discharging Liabilities.

Role of Regulators

10.2.	NDA agrees that, in reviewing any of those matters or documents submitted to it for approval pursuant to clause 10.1:

(A)	it shall consult with the Regulators and the Licensees with the aim of adopting a common approach to such review;

(B)	it shall not require a Licensee to do anything which would constitute a breach of Applicable Law; and

(C)	in the event of:

(i)	disagreement between a Regulator and NDA; or

(ii)	receipt by a Licensee of inconsistent responses from NDA and any Regulator,

as to whether such approval shall be granted or whether such approval shall be conditional on any amendments, it shall, following reasonable efforts to resolve such disagreement or inconsistency, defer to the Regulator’s decision on such matter.

10.3.	In submitting any plan or other item referred to in clause 10.1 to a Regulator and in dealing with any Regulator and responding to any proposals made by a Regulator in relation to any such plan or item, each Licensee shall act in the same manner as would reasonably be expected from a reasonable and prudent operator of a nuclear power generating plant who did not have the benefit of the Liabilities Documents and who bore responsibility for the Costs of Discharging Liabilities and the Discharge of Qualifying Liabilities dealt with in such plan or other item.

10.4.	Where any matter under this Agreement requires a Licensee to obtain the consent or approval of a Regulator or participate in “Level 1, 2 or 3” (or equivalent) meetings with a Regulator in relation to (i) any Key Operational Change, (ii) any breach of the Minimum Performance Standard which is, will or is reasonably likely to result in an increase in the NPV of Costs of Discharging Liabilities of £1,000,000 or more, or (iii) the consideration or approval of any Decommissioning Plans or Uncontracted Liabilities Discharge Plans, the Licensee shall:

(A)	copy to NDA any document to be submitted to the Regulator;

(B)	give prompt notice to NDA of all such proposed “Level 1, 2 or 3” (or equivalent) meetings between the Licensee and the Regulator. Subject to the requirements of the Regulator, NDA may attend such meetings between the Licensee and the Regulator and the Licensee shall use its reasonable endeavours to ensure that NDA is able to attend such meetings; and

(C)	whether or not NDA attends meetings between the Licensee and the Regulator, consult with NDA on the Licensee’s approach in discussions or negotiations with the Regulator. Where NDA does not attend any meeting referred to in clause 10.4(B), the Licensee shall keep NDA informed on a timely basis of the outcome of the meeting.

Licensee Plans

10.5	(A)	Where a Licensee is required under this clause 10 (Strategy Approval Process) to prepare any Decommissioning Plan, Uncontracted Liabilities Discharge Plan, environmental impact assessment, defuelling safety case or any other paper, report or item for approval by NDA, the relevant plan or other item referred to above shall be prepared to the standard that would be applied by a reasonable and prudent operator of a nuclear power generating plant who did not have the benefit of the Liabilities Documents and who bore responsibility for, and Costs of Discharging Liabilities and the Discharge of Qualifying Liabilities dealt with in the plan, assessment, safety case or other paper, report or item.

(B)	NDA shall be entitled to serve notice in writing on a Licensee if it believes the Licensee has failed to comply with clause 10.5(A). If the Licensee disputes that a plan or other item notified by NDA failed to comply with clause 10.5(A), NDA and the Licensee shall meet within 30 Business Days of the notice served by NDA to resolve the dispute. If the dispute is not resolved within 30 Business Days of such meeting, the Licensee may refer the matter to the Expert for determination pursuant to clauses 42.4 to 42.11.

(C)	If it is agreed by NDA and the Licensee, or the Expert determines, that the relevant plan or item has not been produced in compliance with clause 10.5(A), NDA shall be entitled, without prejudice to any other provision of this Agreement, to withhold its consent to the approval of any such plan or item and in such case the Licensee shall be obliged to revise the relevant plan or other item to comply with clause 10.5(A) as soon as reasonably practicable following such agreement or determination.

NDA Response

10.6.	Save where a matter has previously been referred to NDA by a Licensee under clause 11 (Annual Liabilities Report) (in which case the provisions of clause 11.4 shall apply) NDA shall notify a Licensee of any approval or objection in relation to any matter referred to it under clause 10.1 in writing as soon as reasonably practicable and in any event within 90 Business Days of receipt of the matter submitted to it for approval (if it relates to approval of strategy) or 60 Business Days (if it relates to approval of budgets) or, if the matter also requires the approval of a Regulator, not later than the date on which the Regulator gives its approval. To the extent that the matter notified to NDA pursuant to this clause is subject to the approval of a Regulator, the Secretary of State shall procure that NDA consults with the Regulator and acts in a manner consistent with the Memorandum of Understanding.

Licensee response to NDA

10.7.	Each Licensee shall, without cost to NDA, promptly provide NDA with such information as it reasonably requires:

(A)	to make an informed assessment of the matters referred to it under clause 10.1; and

(B)	so far as the Licensee has such information available to it, to conduct such other reviews and assessments of the appropriate strategy for the Decommissioning and Discharge of Uncontracted Liabilities and of the Costs of Discharging Liabilities,

and to the extent required by NDA shall, so far as permitted by Applicable Law and the requirements of any Regulator, amend any of the matters referred to in clause 10.1 to the extent required to ensure that they are consistent with the conclusions of any such review and assessment by the NDA.

Use of Compatible Systems, etc.

10.8.	Each Licensee shall use its reasonable endeavours to ensure that the systems used by it to produce Decommissioning Plans, Uncontracted Liabilities Discharge Plans, environmental impact assessments and defuelling safety cases in relation to a Power Station are such that the format of such plans, assessments and safety cases produced by the Licensee are consistent and compatible with the formats used by NDA in relation to those sites NDA is responsible for decommissioning. NDA shall provide each Licensee with such assistance as the Licensee may reasonably request, including the provision of information and training, in connection with the Licensee meeting its obligations under this clause 10.8. Each party shall bear its own costs and expenses in performing its obligations under this clause.

Memorandum of Understanding

10.9.	NDA shall, prior to entering into the Memorandum of Understanding, provide the Licensees with a draft of the Memorandum of Understanding. If, within 20 Business Days of receipt of such draft Memorandum of Understanding, the Licensees serve notice on NDA requesting a meeting in respect of the draft Memorandum of Understanding:

(A)	NDA shall not enter into the Memorandum of Understanding prior to the meeting taking place; and

(B)	NDA shall meet the Licensees within a reasonable period of time and permit the Licensees a reasonable opportunity to present their comments on the draft Memorandum of Understanding.

11.	ANNUAL LIABILITIES REPORT

Frequency of Reports

11.1.	The Licensees shall produce and submit to NLF, NDA and the Secretary of State:

(A)	(i) Part One of a first Annual Liabilities Report for the period from 29 November 2002 until 31 March 2004 (inclusive) by not later than 30 September 2004 and (ii) Part Two of a first Annual Liabilities Report for the period from the Restructuring Date or 1 April 2005 (whichever is the earlier) until 31 March 2006 (inclusive) by not later than 1st February 2005;

(B)	(i) Part One of a second Annual Liabilities Report for the Financial Period from 1 April 2004 until 31 March 2005 (inclusive) by not later than 30th September 2005 and (ii) Part Two of a second Annual Liabilities Report for the Financial Period from 1 April 2006 until 31 March 2007 (inclusive) by not later than 1st February 2006; and

(C)	thereafter, (i) within three months of the end of each subsequent Financial Period, Part One of the Annual Liabilities Report for that Financial Period and (ii) no later than two months prior to the beginning of a Financial Period, Part Two of the Annual Liabilities Report for that Financial Period.

In respect of the first Annual Liabilities Report referred to in paragraph (A), the Licensees shall consult with NDA in advance of the submission of such report pursuant to paragraph (A) to discuss the proposed form, content and detail of such report.

Contents of Reports

11.2.	The parties acknowledge that the first Annual Liabilities Report produced pursuant to clause 11.1(A) shall contain such limited information and detail as the Licensees are reasonably able to provide for this period. Subject thereto, each Annual Liabilities Report shall include the information specified in Part 1 of Schedule 6 (Annual Liabilities Report) in such detail as is sufficient to enable NDA to make an informed assessment of the impact of the Operations of the Licensees on Costs of Discharging Liabilities, and the information shall be presented in the format set out in Part 2 of Schedule 6 (Annual Liabilities Report).

Board Approvals

11.3.	The Annual Liabilities Report shall be reviewed and approved by the board of directors of the Ultimate Parent Company and of each Licensee and shall contain a statement that, to the best of the knowledge and belief of those boards, having taken all reasonable care to ensure that such is the case, except as disclosed in the Annual Liabilities Report:

(A)	there have been no other Costs of Discharging Liabilities or Incremental Historic Liabilities incurred during the Financial Period;

(B)	there have been no failures to comply with the Minimum Performance Standard which have given rise to, will give rise to, or could reasonably be expected to give rise to, any Disqualified Liabilities;

(C)	there have been no other Operational Changes during the Financial Period which have given rise to, will give rise to, or could reasonably be expected to give rise to, any Disqualified Liabilities;

(D)	no other matter or event has arisen or occurred which has given rise to, will give rise to or could reasonably be expected to give rise to, any Disqualified Liabilities; and

(E)	the books, records and other materials (including databases and other forms of electronically held information) on which the Annual Liabilities Report is based are complete and accurate in all material respects and have been maintained on a basis consistent with the basis on which they have been maintained in the previous three years.

In respect of the first Annual Liabilities Report produced pursuant to clause 11.1(A), the reference to “reasonable care” in such statement shall be replaced with a reference to “reasonable care having regard to the limited nature of the information and detail reasonably available to the Licensees in the period within which such report is to be produced”.

NDA Review

11.4.	NDA shall review each Annual Liabilities Report and within 30 Business Days of receipt of Part Two of the Annual Liabilities Report (and 60 Business Days in the case of Part One of the Annual Liabilities Report) shall serve on the Ultimate Parent Company and the Licensees one or more of the following:

(A)	a notice stating that the relevant part of the Annual Liabilities Report does not provide NDA with sufficient information and specifying the additional information required by NDA; or

(B)	a notice stating that it does not wish to carry out a more detailed review of any matter set out in the relevant part of the Annual Liabilities Report and that no matter described in the relevant part of the Annual Liabilities Report constitutes a Relevant Event or gives rise to a Disqualified Liability, save to the extent that:

(i)	any such matter has been agreed or determined to constitute a Relevant Event or to give rise to Disqualified Liabilities;

(ii)	any such matter has been approved or is under consideration pursuant to any other term of this Agreement; or

(iii)	it emerges that the information in the relevant part of the Annual Liabilities Report did not comply with the requirements of clause 11.2; or

(C)	a notice (a “Review Notice”) that it wishes to carry out a more detailed review of such matters as are disclosed in the relevant part of the Annual Liabilities Report and specified in the Review Notice.

If NDA fails to serve any such notice within the period specified above, NDA shall be deemed to have served a notice under paragraph (B) above immediately prior to the expiry of the notice period. If NDA has approved a matter pursuant to clause 10.6, a notice shall be deemed to have been served by NDA under paragraph (B) above.

11.5.	Without prejudice to the generality of clause 11.4(C), NDA shall be entitled to serve a Review Notice in relation to any matter set out in the Annual Liabilities Report which NDA has not otherwise approved or which is not under review in accordance with the terms of this Agreement and which it reasonably believes:

(A)	has been categorised as a Regulator-required Change or an Anticipatory Change without meeting the criteria to qualify as such an Operational Change; or

(B)	may give or may have given rise to a Disqualified Liability, provided that, in each case, the Review Notice sets out the basis on which NDA claims to be entitled to serve the Review Notice.

11.6.	Following receipt from NDA of an MPS Failure Notice under clause 7.8, an Operational Liabilities Notice under clause 8.9, a Review Notice under this clause 11 (Annual Liabilities Report) or a notice under clause 11.4(A), the Licensees and the Ultimate Parent Company shall, and shall procure that the other members of the Group and their advisers shall, in relation to each matter specified in the notice (but subject to NDA giving such confidentiality undertaking as is reasonable in the circumstances and to each Licensee’s obligations under the Licences):

(A)	provide such information to NDA as NDA may reasonably request (including copies or extracts in such form as NDA may require of any records, reports or other documents or databases, in whatever form held);

(B)	allow access to such Power Stations and other sites and such personnel as NDA may reasonably require, having given the relevant Licensee or the Ultimate Parent Company, as the case may be, not less than 10 Business Days’ notice; and

(C)	co-operate in good faith with NDA in order to enable NDA to make an informed assessment of each matter specified in the relevant notice.

11.7	(A)	If, within six months of NDA serving a notice referred to in clause 11.6 and receiving all the information and access referred to in that clause in relation to a specified matter, NDA does not confirm in writing that the matter does give rise to a Disqualified Liability, that matter shall be deemed not to give rise to a Disqualified Liability.

(B)	If the Licensee objects to NDA confirming that a matter gives rise to a Disqualified Liability, then it shall notify NDA of that fact within 30 Business Days of receipt of such confirmation. Not later than 30 Business Days after the Licensee gives such notice (or such later date as NDA and the Licensee may agree), the Licensee and NDA shall meet and seek to resolve the dispute in good faith.

(C)	If the matter in dispute is not resolved in writing within 60 Business Days of that meeting (or such later date as NDA and the Licensee may agree), then either NDA or the Licensee may, by giving notice to the other, refer the dispute to an Expert for resolution pursuant to clauses 42.4 to 42.11.

(D)	On the basis of the Expert’s determination of such question (and all relevant matters agreed between NDA and the Licensee), the Expert will determine whether the matter gives rise to any Disqualified Liabilities. The costs of the Expert shall be borne (i) by the relevant Licensee if it is determined that the matter gives rise to a Disqualified Liability, or that the Annual Liabilities Report was not in compliance with clause 11.2, as the case may be or (ii) by NDA if it is determined that the matter does not give rise to a Disqualified Liability or that the Annual Liabilities Report was in compliance with clause 11.2, as the case may be.

(E)	If the Expert determines that the matter gives rise to a Disqualified Liability, the quantum of that Disqualified Liability shall be determined in accordance with Schedule 5 (Determination of Liabilities and Compensation) and payment for that Disqualified Liability shall be made in accordance with clause 11.8.

Disqualified Liabilities

11.8	(A)	Except to the extent already discharged pursuant to clause 23.1(C), in relation to any Disqualified Liability arising under this clause 11 (Annual Liabilities Report) or any other provision of this Agreement, NLF, and not the Licensee responsible for the Disqualified Liability, shall be responsible for funding the discharge of that liability as and when it arises. However, the Licensee shall discharge the Disqualified Liability in whole or part if NDA gives notice in writing to NLF and the Licensee within 20 Business Days of the Disqualified Liability having been agreed or determined to have arisen directing that the Licensee shall so discharge the liability.

(B)	If NDA does not require the Licensee to discharge a Disqualified Liability under clause 11.8(A):

(i)	NLF shall discharge the Disqualified Liability on the same terms and in the same manner as Costs of Discharging Liabilities are funded under this Agreement (including clause 3 (NLF Payment Obligations) and clause 4 (Secretary of State Payment Obligation)) and the costs of discharging the Disqualified Liability shall be treated as a Cost of Discharging Liabilities for that purpose; and

(ii)	the Licensee shall pay compensation to NLF in accordance with the following provisions of this clause 11.8.

(C)	NDA and the Licensee shall determine the Net Present Value of the Disqualified Liability (or the relevant part thereof) in accordance with the provisions of Schedule 5 (Determination of Liabilities and Compensation). If the Net Present Value of the Disqualified Liability (or the relevant part thereof) is determined to be:

(i)	equal to or less than £1,000,000, the Licensee shall pay the relevant amount in compensation to NLF in whole within 10 Business Days of determination of the Net Present Value of the Disqualified Liability (or the relevant part thereof); or

(ii)	more than £1,000,000, the Licensee may pay the compensation amount in instalments unless the Secretary of State, in her sole discretion, objects to payment by way of instalments.

(D)

In determining whether to accept payment in instalments, the Secretary of State shall consult with the Licensee in good faith and shall take into account the amount to be paid in respect of the Disqualified Liability, the creditworthiness of the Licensee and the Guarantors, and the security, if any, granted to NLF to secure payment of the instalments. If the Secretary of State gives notice in writing to the Licensee that she has not agreed to payment by instalments within 40

Business Days of the Agreement or determination of the Net Present Value of the Disqualified Liability, the Licensee must make payment of the amount in whole. If the Secretary of State gives notice in writing to the Licensee that payment in instalments is acceptable, or gives no notice, the Licensee shall be entitled to pay the amount in instalments as follows:

(i)	in accordance with the provisions of clause 9.5(A), (B), (C), (E)(F) and (G); and

(ii)	the instalments shall be completed not later than the earlier of (a) the date on which the last Scheduled Closure Date for any of the Licensee’s Power Stations falls, and (b) the date on which discharge of the Disqualified Liability is reasonably expected to become due and payable or, if the Disqualified Liability is payable in parts at different times, instalments with a Net Present Value equal to the part next due and payable shall be completed not later than the date on which that part is reasonably expected to become due and payable.

(E)	NDA shall notify NLF of any amounts owed by a Licensee to NLF under this clause 11 (Annual Liabilities Report) within 10 Business Days of such amount being agreed or determined.

NLF Payment of Costs which are not Excluded Liabilities

11.9.	Any increase in Costs of Discharging Liabilities arising as a result of any matter disclosed in an Annual Liabilities Report which is not an Excluded Liability and is not the subject of a Review Notice shall be paid by NLF and the Secretary of State, as the case may be, in accordance with the terms of this Agreement.

Adequacy of Compensation Amounts

11.10	(A)	Each of NLF and the Secretary of State agrees that, if an NLF Compensation Amount or other amount is agreed or determined to become payable by a Licensee to NLF or the Secretary of State in respect of any Cost of Discharging Liabilities assumed or agreed to be met by NLF or the Secretary of State in accordance with the terms of this Agreement, the Licensee shall have no further liability to NLF or the Secretary of State in respect of the relevant Cost of Discharging Liabilities (other than in respect of its obligation to make payment of the NLF Compensation Amount or such other amount). The limitation set out in this clause 11.10(A) shall not apply if, in agreeing or determining the NLF Compensation Amount or other amount, the Licensee or any member of the Group wilfully, negligently or in bad faith withholds relevant information or provides false or misleading information to NLF or the Secretary of State, any of their advisers or any Expert.

(B)	Each Licensee agrees that, if a Licensee Compensation Amount or other amount is agreed or determined to become payable by NLF or the Secretary of State in respect of any Cost of Discharging Liabilities assumed or agreed to be met by NLF or the Secretary of State in accordance with the terms of this Agreement, NLF and the Secretary of State shall have no further liability to the Licensees in respect of the relevant Cost of Discharging Liabilities (other than in respect of its obligation to make payment of the Licensee Compensation Amount or such other amount). The limitation set out in this sub-clause shall not apply if, in agreeing or determining the Licensee Compensation Amount or other amount, NLF or the Secretary of State wilfully, negligently or in bad faith withholds relevant information or provides false or misleading information to the Licensees, any of their advisers or any Expert.

12.	DISTRIBUTION OF NLF SURPLUS

12.1.	A Fund Review shall be initiated by NLF in January 2015 and each ten year anniversary thereafter and at such other times after January 2015 as the Secretary of State may request in writing, provided that:

(A)	a Fund Review shall not be initiated unless the Secretary of State notifies NLF that she believes, acting reasonably, that the Fund Review will show that, as at the date of the Fund Review, the Estimated Asset Value of the total assets of NLF less the Estimated Tax on NLF Assets will exceed 125 per cent. of the Estimated Liabilities (the “Funding Threshold”); and

(B)	a Fund Review shall not be initiated within five years of completion of the previous Fund Review.

12.2.	Each Fund Review shall be carried out in accordance with the provisions of Schedule 8 (Funds Review Procedure).

12.3.	If, as part of a Fund Review, the Estimated Asset Value of the total assets of NLF less the Estimated Tax on NLF Assets exceeds the Funding Threshold, NLF will pay to the Secretary of State an amount equal to the amount of such excess (the amount of such excess being the “NLF Surplus”), but only to the extent that after such payment the Estimated Asset Value of the total assets of NLF less the Estimated Tax on NLF Assets as at the time of that Fund Review would equal or exceed the Funding Threshold.

12.4.	In making any payment in accordance with clause 12.3, NLF shall pay such amount as, together with any Taxation payable by, chargeable on or otherwise recoverable from NLF by reason or in consequence of the amount in question becoming due and payable or being paid, is equal to the lower of (i) the full amount of the NLF Surplus, or (ii) such amount of the NLF Surplus as results in the Estimated Asset Value of the total assets of NLF less the Estimated Tax on NLF Assets as at the time of payment of the NLF Surplus being equal to or exceeding the Funding Threshold.

12.5.	Payments due in accordance with this clause shall be paid by NLF within one month of the date of determination of the NLF Surplus unless the Secretary of State agrees otherwise in writing (which agreement may include a direction from the Secretary of State that the amount shall be paid in instalments over a period of time specified by the Secretary of State).

12.6.	The Secretary of State may elect to waive in whole or in part her right to payment, if any, under this clause.

12.7.	In determining the nature of the payments to be made to discharge its obligations under this clause and the means by which such payments are to be made, NLF will endeavour to minimise the amount of Taxation (if any) expected to be incurred by it in respect of such payments.

13.	PAYMENTS BY NLF ON FINAL DISCHARGE OF QUALIFYING LIABILITIES

13.1.	On the earlier of (i) all Power Stations having been fully Decommissioned and all Costs of Discharging Uncontracted Liabilities having been fully discharged and (ii) alternative arrangements for the Costs of Discharging Liabilities that are reasonably satisfactory to the Licensees, NLF and the Secretary of State having been made, NLF shall cease to have any further obligations to the Licensees under this Agreement, any assets of NLF then remaining will be converted into cash at the best rate then reasonably achievable and NLF will provide for all outstanding liabilities and the costs of its winding up. NLF shall do such things as are necessary to ensure that there are made payments of such amount as, together with any Taxation payable by or chargeable on or otherwise recoverable from NLF by reason or in consequence of the amount in question becoming due and payable or being paid, is equal to the balance outstanding in the following proportions:

(A)	99.9999 per cent. to the Secretary of State; and

(B)	0.0001 per cent. to the Trustees for the purposes of the Nuclear Trust.

13.2.	In determining the nature of the payments to be made to discharge its obligations under clause 13.1 and the means by which such payments are to be made, NLF will endeavour to minimise the amount of Taxation (if any) expected to be incurred by it in respect of such payments.

13.3.	For the purposes of this Agreement, “fully Decommissioned” means, in relation to a Power Station, the earliest of:

(A)	the date on which the Licensee receives notification from the Licensing Authority under section 5(3)(a) of the Nuclear Installations Act 1965 that there has ceased to be any danger from ionising radiations from any thing at the Power Station; and

(B)	the date on which a new Licence in relation to the Power Station is granted to another person who is not a party to this Agreement as a Licensee and who is not otherwise entitled to exercise any of the rights of a Licensee or an Approved Person under this Agreement by virtue of clause 33 (Assignment) or otherwise.

13.4.

For the purposes of this Agreement, “fully discharged” means, in relation to a Licensee, the date on which NDA notifies the Licensee and NLF that, in its opinion, all Costs of Discharging Uncontracted Liabilities of that Licensee have been fully discharged, provided that, if the Licensee notifies NDA and NLF within three months of receipt of such notification by NDA that the Discharge of all Uncontracted Liabilities in relation to the Licensee is not complete and specifies further Costs of Discharging Uncontracted Liabilities, NLF, the Licensee and NDA shall meet to agree such additional Costs (or, if the parties cannot agree such additional Costs within one month of the notice from the Licensee, the matter shall be referred to an Expert for determination). Following such agreement or determination, the Costs of Discharging Uncontracted Liabilities of the Licensee shall not be fully discharged until the work required to discharge such additional Costs has been completed.

14.	ESCALATION

Unless expressly stated otherwise, all monetary amounts referred to in this Agreement are stated in March 2003 money values and shall be escalated in accordance with the following formula:

Am	=	Ao x Rm
Ro

where:

“Am” is the relevant amount as escalated;

“Ao” is the relevant amount in March 2003 money values;

“Ro” is the Retail Price Index for the month of March 2003, and is 179.9;

“Rm” is the Retail Price Index for the month in which (i) payment is due, (ii) the event occurs which gives rise to the relevant amount, or (iii) calculation of the relevant amount is required (in each case the “relevant month”) and shall be estimated as follows if the Retail Price Index is not available:

where:

“m” is the month for which the index number is to be estimated;

“n” is the number of months between the relevant month and the month in which the index number has been most recently published;

“Rm-n” is the Retail Price Index for the month in which the index has been most recently published; and

“Rm-n-3” is the Retail Price Index for the month three months prior to Rm-n.

15.	INTEREST

15.1.	If a party fails to pay any sum payable by it under this Agreement on the due date for payment, it shall pay interest at LIBOR plus 2 per cent. per annum on that sum for the period from and including the due date up to the date of actual payment (after as well as before judgment).

15.2.	The provisions of clause 15.1 shall not apply to late payments to which clause 3.7(B) applies but, for the avoidance of doubt, interest is payable to a relevant Approved Person under clause 15.1 in respect of the period from and including the date of notification by such Approved Person of such late payment penalty pursuant to clause 3.7(B) until payment of the same by NLF.

15.3.	Interest on each sum shall accrue from day to day and shall be compounded on each anniversary of the due date for payment.

15.4.	Without limiting clause 27 (Remedies and Waivers), the right to receive interest under this clause in respect of any unpaid sum is not exclusive of any rights, powers and remedies provided by law in respect of the failure to pay the relevant sum on the due date or at all.

16.	ADMINISTRATION OF NLF

16.1.	NLF shall keep complete accounts and records of all monies received or paid by it and of all other matters which should be recorded for the proper administration of the arrangements contemplated by this Agreement. The Secretary of State, NDA and the Licensees shall be entitled to inspect and take copies of any such accounts and records on giving reasonable notice to NLF and shall bear NLF’s out-of-pocket expenses in connection therewith.

16.2.	NLF shall provide to the Licensing Authority, when so requested by any Licensee, such information as such Licensee shall reasonably request and such Licensee shall bear NLF’s out-of-pocket expenses in connection therewith.

16.3.	At all times after the Restructuring Date until all Costs of Discharging Liabilities are discharged, NLF shall maintain:

(A)	such insurances in such amounts as are in NLF’s reasonable opinion appropriate; and

(B)	such further insurances in such amounts as NDA shall notify to NLF as being in NDA’s reasonable opinion appropriate.

NLF shall at any time on reasonable notice supply copies of all insurance policies, cover notes, premium details and other documents and evidence of compliance with this clause 16.3 to NDA.

16.4.	At all times after the Restructuring Date NLF shall ensure that there are in place such arrangements for the safekeeping of NLF’s assets and investments, the settlement of transactions effected by the Investment Managers, the collection of income and the effecting of other administrative actions in relation to NLF’s assets and investments as NLF, after consulting with NDA and the Investment Managers, shall reasonably consider to be appropriate and in accordance with best practice for the time being.

16.5.	NLF shall, upon the reasonable request of NDA, require the Actuary and/or the Investment Managers to prepare a valuation and/or report relating to the assets of NLF at such times as NDA may reasonably require and shall promptly forward a copy of each such valuation and report to NDA.

16.6.	NLF shall prepare and deliver to NDA and each of the Licensees:

(A)	audited annual accounts of NLF within three months of the end of the period to which they relate;

(B)	not later than 30 days prior to the beginning of each Financial Period, an annual budget of NLF Administration Costs to be incurred in that Financial Period, a cash flow forecast of the timing of payment of such Administration Costs and such other information relating to NLF Administration Costs as the Licensees or NDA may from time to time reasonably require; and

(C)	as soon as reasonably practicable after the same become available, details of any material difference (or expected material difference) between budgeted NLF Administration Costs and NLF Administration Costs actually incurred.

16.7.	Where NLF exercises any discretion granted to it, or makes any decisions or judgment which it is entitled or obliged to make, or complies with its obligations, or otherwise takes any action, in each case, in accordance with, or as contemplated by, this Agreement, NLF may in respect of any such matter:

(A)	seek the advice of one or more Advisers on any aspect of such performance; and

(B)	rely on the advice received from any such Adviser unless NLF knows (without being obliged to make any further enquiries) such advice is wrong,

and the parties agree and acknowledge that NLF shall not be liable for any judgment, decision or discretion exercised or taken by it in good faith in reliance on such advice.

16.8.	The parties acknowledge and agree that NLF shall be entitled to (i) appoint Advisers, (ii) employ staff, and (iii) enter into arrangements in relation to real property and other assets, in order to comply with its obligations under the Liabilities Documents and it shall be entitled to apply the assets of NLF to meet costs incurred in relation to such appointments and arrangements.

17.	ADMINISTRATION COSTS

17.1.	Subject to clause 17.2, the Licensees shall on demand by NLF, NDA or the Secretary of State (as the case may be) reimburse NLF, NDA or the Secretary of State (as the case may be) against an appropriate supporting invoice and receipt for any Administration Costs properly and reasonably incurred by them.

17.2.

The aggregate liability of the Licensees under clause 17.1 for Administration Costs shall not exceed £1,000,000 in each Financial Period, provided that any Administration Costs properly and reasonably incurred by NLF, NDA or the Secretary of State as a result of the occurrence of a Default Event or a breach of any of the Liabilities Documents by a Licensee or a

Guarantor shall be reimbursed by the Licensees and shall be disregarded for the purposes of determining whether the £1,000,000 threshold referred to in this clause has been exceeded.

17.3.	The Licensees shall be entitled, on giving reasonable notice in writing to NDA, to review the budget of NDA for the next following financial period of NDA but only insofar as the budget relates to costs and expenses of NDA arising in connection with the performance of its obligations and the exercise of its rights under this Agreement.

17.4.	NLF shall be entitled to apply any assets it has in discharging Administration Costs if (i) the Licensees fail to meet or reimburse Administration Costs in accordance with this clause, (ii) NLF incurs Administration Costs in any Financial Period in excess of the amount for which the Licensees are liable under this clause, or (iii) at such other times as NLF, in its absolute discretion, deems fit.

17.5.	If in the circumstances described in paragraphs (i) and (ii) of clause 17.4 above NLF does not have sufficient assets to apply in the discharge of any NLF Administration Costs, NLF shall notify NDA in writing of that fact and request payment of such NLF Administration Costs by the Secretary of State. The Secretary of State shall make payment to NLF in respect of such NLF Administration Costs within 30 Business Days following receipt of the notice from NLF.

17.6.	NLF undertakes to the Secretary of State and each of the Licensees that it will not, without the prior written consent of the Secretary of State and the Licensees, enter into any contract, transaction, obligation, commitment, arrangement or liability (other than those contemplated by this Agreement) which is inconsistent with or prejudicial to the terms of this Agreement or the other Liabilities Documents, and that it will not amend, extend or terminate any such contract, transaction, obligation, commitment or liability once entered into or undertaken.

18.	INVESTMENT POLICY

18.1.	The assets of NLF shall be invested in accordance with the Investment Policy set out in Schedule 9 (Investment Policy).

18.2.	The Investment Policy may be amended by the Secretary of State by giving notice in writing to NLF of any such amendments, provided that the Secretary of State shall consult with NLF in relation to any proposed amendments before giving notice pursuant to this clause. Notwithstanding any other provision of this Agreement, the Secretary of State shall not require the consent of any other party to this Agreement before making any amendment to the Investment Policy.

18.3.	NLF may also amend the Investment Policy with the consent in writing of the Secretary of State, such consent to be given by the Secretary of State in her absolute discretion.

19.	CAPACITY OF NDA

Where the Secretary of State nominates the Nuclear Decommissioning Authority or any other person as NDA for the purposes of this Agreement:

(A)	NDA shall perform the obligations expressed to be imposed on NDA, and exercise the rights expressed to be granted to NDA, under this Agreement pursuant to the authority delegated to it by the Secretary of State and in performing such obligations and exercising such rights under this Agreement, NDA shall act as agent of the Secretary or State; and

(B)	the Secretary of State shall procure the performance of the obligations expressed to be obligations of NDA under this Agreement and, where this Agreement is expressed to confer a right, benefit or power on or in favour of NDA, such right, power or benefit shall be exercisable or enforceable by NDA for and on behalf of the Secretary of State who shall also be entitled to exercise and enforce such right, benefit or power in her own name.

20.	REPRESENTATIONS AND WARRANTIES

20.1.	The BE Parties jointly and severally represent and warrant to NLF and the Secretary of State that as at the date of this Agreement each of the warranties set out in this clause 20.1 is accurate in all respects and not misleading:

Due incorporation, capacity and authority

(A)	each BE Party is a company duly incorporated and validly existing under the laws of England and Wales or the laws of Scotland;

(B)	each BE Party has the requisite capacity, power and authority to enter into and perform this Agreement and the other Liabilities Documents;

(C)	this Agreement constitutes and the other Liabilities Documents executed by each BE Party will, when executed, constitute valid and binding obligations of that BE Party in accordance with their respective terms;

No breach of other instruments or orders

(D)	the execution and delivery of this Agreement and those of the Liabilities Documents to which each BE Party is a party will not:

(i)	result in a breach of, or constitute a default under, any instrument by which it is bound; or

(ii)	result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body by which it is bound; or

(iii)	require the consent of any person; and

other than (in the case of paragraphs (i) and (ii)), a breach or default that will not result in a Material Adverse Change (as defined in the Creditor Restructuring Agreement) or (in the case of paragraph (iii)), a consent the failure to obtain which will not result in a Material Adverse Change;

No insolvency

(E)	no resolution has been passed by any BE Party for its winding-up (other than in the context of a solvent amalgamation or reconstruction in either case on terms previously approved in writing by the Secretary of State) and no court of competent jurisdiction has made an order for the winding-up or dissolution of any BE Party;

(F)	no administrative receiver, receiver and manager or receiver has been appointed over all or a material part of the assets of any BE Party;

(G)	no provisional liquidator or administrator has been appointed in relation to any BE Party;

(H)	no BE Party has convened a meeting for a creditors’ voluntary liquidation, or for a creditors’ meeting following a members’ voluntary liquidation or for the consideration by creditors of a voluntary arrangement or scheme of arrangement (other than in the context of a solvent amalgamation or reconstruction, in either case on terms previously approved in writing by the Secretary of State);

(I)	no distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of any BE Party; and

(J)	no BE Party has been subject to any proceeding or in a position analogous to that in paragraphs (E) to (I) in its jurisdiction of incorporation.

20.2.	Each of the BE Parties undertakes to disclose in writing to NLF and the Secretary of State anything which is or may constitute a breach of or be inconsistent with any of the representations and warranties set out in clause 20.1 immediately after it comes to the notice of either of them.

20.3.	If any property, rights or liabilities of a Licensee are to be acquired by the Secretary of State, NDA, a publicly owned company or any other person pursuant to the terms of a Liabilities Document and such transfer is to be effected by way of a transfer scheme under the Energy Act 2004, the Licensee undertakes to give such consent as is required to permit such transfer to proceed pursuant to the provisions of such Act.

21.	COVENANTS

21.1.	BE plc covenants as follows:

Information

(A)	it shall provide the Secretary of State with the following information:

(i)	all formal notices, statements and circulars (together, “Documents”) despatched by any member of the Group to its shareholders or creditors generally (or any class thereof), such Documents to be provided at the same time as they are despatched;

(ii)	audited consolidated financial statements for the Group in accordance with UK GAAP, consistently applied, as soon as such statements are publicly released and in any event within 90 days of the end of each Financial Period;

(iii)	all other quarterly or semi-annual financial statements of each member of the Group prepared in accordance with UK GAAP, consistently applied, as soon as such statements are publicly released;

(iv)	all reports required to be published by the UKLA by virtue of the admission of any of the equity of the Ultimate Parent Company to the Official List of the UKLA and, if none of its equity is so listed, all such reports as if such equity were so admitted;

(v)	all regulatory news statements; and

(vi)	financial information which the Secretary of State may reasonably require to monitor the financial health of the business, including monthly cash flow information covering the period 18 months ahead.

Accounting Reference Period

(B)	it shall not, and it shall procure that the Ultimate Parent Company and each Licensee shall not, make any change to its accounting reference period without the consent in writing of the Secretary of State; and

(C)	if there is a change in the Ultimate Parent Company of the Group, it shall procure that the new Ultimate Parent Company shall adopt the same accounting reference period as the Ultimate Parent Company it is replacing.

21.2.	Each of the BE Parties covenants as follows:

Conduct of Business

(A)	it shall not, and shall procure that no member of the Group shall, directly or indirectly, enter into any material transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any of its Affiliates (excluding BNFL) unless such transaction or series of related transactions is entered into on terms no less favourable to the member of the Group than those terms which would be available in a comparable transaction in arm’s length dealings with an unrelated party, save for:

(i)	transactions which comply with Condition 8.4 (Eggborough Transactions) of the terms and conditions of the Bonds (as scheduled to the Trust Deed);

(ii)

the provision of benefit arrangements for any employee, officer or director, including vacation plans, health and life insurance plans, deferred compensation plans, director’s and officer’s indemnification agreements and retirement or savings plans and similar plans, and any stock option or stock incentive plans (together with the issuance of securities pursuant to, or for the purpose of the funding of, any such agreements or arrangements), entered into in the ordinary course of business and which are customary in the industry;

(iii)	transactions entered into prior to the Issue Date (as defined in the terms and conditions of the Bonds) or as part of the Restructuring (without limitation, pursuant to the Nuclear Liabilities Documentation as in effect on the Restructuring Date);

(iv)	payment of compensation to and reimbursement of expenses of its employees, officers and directors in the ordinary course of business;

(v)	advances to employees which are Permitted Investments;

(vi)	its Trading Arrangements;

(vii)	transactions entered into on any arm’s length basis in the ordinary course of business between members of the Group;

(viii)	advances to employees, officers and directors (or guarantees of third party loans to employees, officers and directors) in the ordinary course of business;

(ix)	transactions with BNFL which comply with Condition 8.6 (Limitations on transactions with BNFL) of the terms and conditions of the Bonds (as scheduled to the Trust Deed);

(x)	Permitted Payments; and

(xi)	any sale of Capital Stock of BE plc, other than Disqualified Capital Stock.

Negative Pledge

(B)	it shall not, and shall procure that no member of the Group shall, except with the prior written consent of NLF and the Secretary of State, directly or indirectly create or agree to create or permit to arise or subsist any mortgage, pledge, lien, charge, assignment, hypothecation or other security interest or any other agreement or arrangement having the effect of conferring security (including, without limitation, any sale and leaseback but excluding, without limitation, any rights of set-off or combination of accounts arising under common law, in equity or under statute or regulation) (each a “Security Interest”), other than:

(i)	any Security Interest existing on the Issue Date (as defined in the terms and conditions of the Bonds);

(ii)	any Security Interest required to be granted pursuant to, or as a condition precedent to, the Liabilities Documents, including to secure the payment of the Decommissioning Default Payment (as defined in the Contribution Agreement);

(iii)	any guarantee, indemnity or credit support in favour of a third party providing agency, brokerage, clearing or settlement services in respect of Trading Arrangements provided such guarantee, indemnity or credit support is for such services to the relevant member of the Group;

(iv)	any Security Interest under court judgements or court orders to the extent that the same are adequately bonded and appeals have not been exhausted;

(v)	any Security Interest arising by reason of taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith;

(vi)	deposits to secure public, regulatory or statutory obligations or in lieu of surety bonds incurred in the ordinary course of business;

(vii)	any lien arising by operation of law;

(viii)	any rights of set-off with respect to demand or time deposits with financial institutions and banker’s liens and any depositary institution’s security in bank accounts with it in the ordinary course of business, except where the relevant member of the Group indicates that such deposit is made by way of collateral;

(ix)	any Security Interest created by a member of the Group to secure Financial Indebtedness owing to another member of the Group;

(x)	any Security Interest the principal purpose and effect of which is to allow the setting-off or netting of obligations of a member of the Group with those of a financial institution in the ordinary course of the cash management arrangements of that Group member;

(xi)	any Security Interest represented by good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of money) of the relevant member of the Group;

(xii)	any Security Interest to secure performance bonds, leases (including statutory and common law landlord’s liens), statutory obligations, surety and appeal bonds, letters of credit and other obligations of a like nature and incurred in the ordinary course of business;

(xiii)	any Security Interest provided in connection with environmental licences and any other permits, licences or authorisations, or in compliance with any other regulatory requirements, in any such case in relation to any Permitted Business of the relevant Group member;

(xiv)	any Security Interest over cash paid into an escrow account by any third party pursuant to any deposit or retention of purchase price arrangements entered into pursuant to any disposal or acquisition (permitted by the terms of the Bonds) made by a member of the Group;

(xv)	any Security Interest created under or in connection with or arising out of the Balancing and Settlement Code, the Connection and Use of System Code, the Grid Code, required under the terms of a Group member’s Electricity Generation Licence, Electricity Supply Licence or Gas Shipper’s Licence or otherwise reasonably required to obtain and maintain access to, or use of, transmission and distribution systems and participation in wholesale electricity markets in England, Wales or Scotland by any member of the Group provided that any collateral so provided by any Eggborough Subsidiary is provided on terms such that, upon release, such collateral shall not be paid to it but shall instead be returned to another Group member;

(xvi)	any Security Interest given by way of cash collateral or cash deposits in relation to Trading Arrangements or procurement contracts with suppliers, in each case entered into in the ordinary course of any member of the Group’s business (or any such Security Interest given in respect of letters of credit relating to such obligations);

(xvii)	any Security Interest securing for the benefit of the vendor of a Renewables Obligation Certificate, emissions permits (in relation to the Eggborough Plant) or other similar or related permits, obligations or entitlements, (each, a “Permit”), some or all of the purchase price being payable in respect of such Permit, provided that such Security Interest only extends to such Permit and secures Financial Indebtedness in an amount not in excess of the purchase price for such Permit;

(xviii)	any Security Interest over goods or documents of title arising in the course of letter of credit transactions entered into by a Group member in the ordinary course of business;

(xix)	any provision for the retention of title to any asset by the vendor or transferor of such asset which asset is acquired by a Group member in a transaction entered into in the ordinary course of business, if it is normal market practice for such retention of title provision to be included for such a transaction, or arising under conditional sale or hiring arrangements in respect of goods supplied in the ordinary course of trading;

(xx)

any Security Interest on assets of a member of the Group which becomes a member of the Group after the Restructuring Date, to secure obligations of that member of the Group existing at the date on which it becomes a member of the Group (but not any increase in principal amount (other than by capitalisation of interest) or extension of maturity of such obligations) provided that such Security Interest was not created in contemplation of or in connection with such company becoming a member of the Group, that such Security Interest shall not extend to any other assets owned by any member of the Group and that such obligations are repaid in full within 180 days of such company becoming a member of the Group;

(xxi)	any Security Interest over receivables comprising part of the Secured Basket (including any Security Interest over related insurance policies taken out by the seller of the receivables in relation to the debtors under such receivables and any Security Interest over the records and systems necessary for producing invoices relating to such receivables);

(xxii)	any other Security Interest not permitted under paragraphs (i) to (xxi) above securing obligations (contingent or otherwise) of up to £10,000,000 in aggregate at any one time; and

(xxiii)	renewals and/or refinancings referred to under paragraphs (i) to (xxii) provided that such renewal or refinancing (as the case may be) of the Security Interest is limited to all or part of the same property or assets (including any improvements, accessions, proceeds or dividends or distributions in respect thereof) or is in respect of property that is subject to a permitted Security Interest under this clause 21.2.

unless at the same time it grants security equally and rateably to the NLF and the Secretary of State to secure amounts that are or may become payable under the Liabilities Documents, provided that this clause 21.2(B) shall cease to apply on the later of (a) the date on which the NLF Payment Percentage (as defined in the Contribution Agreement) falls below 10 per cent. and (b) 31 March 2014. Notwithstanding anything to the contrary in this clause 21.2(B), no member of the Group may create or agree to create or permit to arise or subsist any Security Interest in respect of any of its benefits and rights under this Agreement or under the Historic Liabilities Funding Agreement. For the avoidance of doubt, no purpose trust declared, arising or subsisting in respect of moneys received by any member of the Group from the Secretary of State pursuant to the Historic Liabilities Funding Agreement, or from the Secretary of State or NLF pursuant to this Agreement, and which moneys are, in either case, required to be held on trust for the benefit of the Secretary of State or NLF until they are applied to the purpose for which they were given, shall constitute a Security Interest for the purposes of the foregoing;

No Reconstruction that Increases Liabilities

(C)	it shall not, without the prior consent in writing of the Secretary of State (given with the approval of Her Majesty’s Treasury), undertake any corporate reconstruction, amalgamation, merger or demerger if to do so would result in, or could reasonably be expected to result in, a material increase in Costs of Discharging Liabilities;

Authorisations, etc.

(D)	it shall maintain in force all authorisations, consents, approvals and licences that are necessary to ensure the validity and enforceability of its obligations under the Liabilities Documents; and

Preservation of Security

(E)	it shall take all steps reasonably required to be taken by it to ensure the validity and enforceability of any security required to be granted to NLF or the Secretary of State under any provision of the Liabilities Documents.

21.3.	Each of the BE Parties undertakes to disclose in writing to NLF and the Secretary of State anything which is or may constitute a breach of or be inconsistent with any of the covenants in this clause 21 (Covenants) immediately it comes to the notice of either of them.

22.	EVENTS OF DEFAULT

22.1.	Each of the events described below in this clause constitutes a “Default Event” in relation to a Licensee or a Guarantor (the “Defaulting Party”):

(A)	the Defaulting Party fails to pay an amount due under this Agreement or any other Liabilities Document within 10 Business Days of the due date therefor, and such Default Event shall continue until such payment (together with any interest thereon) is made; or

(B)	it is proved that monies provided to the Defaulting Party (excluding a Guarantor for the purposes of this clause 22.1(B)) by NLF following an application pursuant to clause 3 (NLF Payment Obligations):

(i)	have, prior to payment of Costs of Discharging Liabilities in relation to which the application was made, been the subject of an assignment or security interest effected by the Defaulting Party in favour of a third party not previously approved by NDA or NLF in writing; or

(ii)	have not, where so required by this Agreement, been held in a Designated Account; or

(iii)	have not been applied in payment of such Costs of Discharging Liabilities within 15 Business Days of receipt by the Defaulting Party or of the due date for payment thereof, whichever shall be the later or held by that person for payment of Tax or Value Added Tax to the extent such monies have been provided in respect of Tax, or as the case may be, Value Added Tax obligations of the Licensee; or

(C)	the Defaulting Party is in material or persistent breach of any other provisions of this Agreement or any other Liabilities Document and such breach, if capable of remedy, has not been remedied (i) where the remedy incorporates an Operational Change, within 60 Business Days, or (ii) in the case of any other matter, within 20 Business Days, after receipt by the Defaulting Party of notice from NLF or the Secretary of State requiring such remedy; or

(D)	if by reason of the Perpetuities and Accumulations Act 1964 any option granted to the Secretary of State under the Option Agreement (or any replacement option as referred to in this paragraph) would become void if not exercised within 21 years of its grant, a Licensee does not grant a replacement option to the Secretary of State on the same terms as those contained in the Option Agreement within 3 months of receiving a request in writing to do so from the Secretary of State made within the final year of such 21 year period; or

(E)	the Defaulting Party fails,

(i)	within 10 Business Days after being called upon to do so by the Secretary of State, to provide a certificate signed by two of its directors certifying (without personal liability except in the event of fraud or wilful default) that it is not then unable to pay its debts within the meaning of section 123(1) of the Insolvency Act 1986; or

(ii)	within 40 Business Days, after being called upon to do so by the Secretary of State to provide a certificate signed by two of its directors certifying (without personal liability except in the event of fraud or wilful default) that it is not then unable to pay its debts within the meaning of section 123(2) of the Insolvency Act 1986, provided that:

(a)	if the Restructuring Date is on or prior to 31 March 2005, the Secretary of State may not require such a certificate prior to the publication of the Accounts in relation to the Financial Period ending on 31 March 2005; and

(b)	if the Restructuring Date is after 31 March 2005, the Secretary of State may not require such a certificate prior to the date which is the later of: (1) two months following the publication of the Accounts in relation to the Financial Period ending on 31 March 2005; and (2) two months after the Restructuring Date, and such Default Event shall continue for so long as no such certificate is provided; or

(F)	the Defaulting Party passes a resolution for its winding up (other than in the context of a solvent amalgamation or reconstruction in either case on terms previously approved in writing by NLF and the Secretary of State or notified in writing to NLF and the Secretary of State prior to the date of this Agreement) or a court of competent jurisdiction makes an order (which is not rescinded) for its winding up or dissolution, and such Default Event shall continue thereafter without limitation in time; or

(G)	the appointment of an administrative receiver, receiver and manager or receiver over all or a material part of the Defaulting Party’s assets, and such a Default Event shall continue until there is no administrative receiver, receiver and manager or receiver in office in relation to those assets; or

(H)	the appointment of a provisional liquidator or administrator in relation to the Defaulting Party, and such a Default Event shall continue until the provisional liquidator or administrator ceases to hold that office; or

(I)	the making of an administration order in relation to the Defaulting Party and such a Default Event shall continue until the administration order is discharged; or

(J)	other than in the context of a solvent amalgamation or reconstruction in either case on terms previously approved in writing by NLF and the Secretary of State or notified in writing to NLF and the Secretary of State prior to the date of this Agreement, the Defaulting Party convenes a meeting for a creditors’ voluntary liquidation, or for a creditors’ meeting following a members’ voluntary liquidation or for the consideration by creditors of a voluntary arrangement or scheme of arrangement and such a Default Event shall continue unless and until the relevant resolution or resolutions are voted on and not passed or are withdrawn; or

(K)	the Defaulting Party is subject to any proceeding or in a position analogous to that in paragraphs (E), (F), (G), (H), (I) or (J) in its jurisdiction of incorporation.

23.	EFFECT OF DEFAULT EVENT

23.1.	Without prejudice to clause 23.3, if a Default Event is continuing (or, in the case of a Default Event within clause 22.1 (B) or (C) for a period of 30 Business Days following receipt by the Secretary of State of written notice of the breach from the Defaulting Party after which period such Default Event shall be deemed to have ceased) in relation to a Licensee or Guarantor which has not been waived in writing by the Secretary of State, NDA may give notice in writing to the Licensees that some or all of the following provisions apply:

(A)	the Licensees’ rights to receive any payment under clause 9 (Compensation for Operational Changes) shall be suspended, provided that a Licensee shall be entitled to receive suspended payments (without any additional amount in respect of interest for deferred payment) on cessation or waiver of the Default Event;

(B)	the Licensees shall not be entitled to take part in the exercise of rights given to the Licensees under the following clauses of this Agreement: clause 8.6; clause 8.8; clause 11.8(C)(ii); clause 11.8(D); clause 16.6; clause 17.3 and clause 33 (except for clauses 33.3 and 33.7); or

(C)

the Secretary of State may, by notice in writing to the Licensees and NLF, elect that such Excluded Liabilities for which NLF or the Secretary of State has not otherwise assumed responsibility under the Liabilities Documents (including pursuant to the Option Agreement) as are designated in the notice shall be discharged by the Secretary of State or, if specified in the notice, the NLF. In such event, the Licensees shall indemnify and keep indemnified NLF and the

Secretary of State from and against any Loss which NLF or the Secretary of State properly and reasonably incurs or suffers, directly or indirectly, in discharging those Excluded Liabilities, including (i) any loss arising in respect of any amount paid by the Secretary of State to NLF under this Agreement which would not have been paid but for such discharge, (ii) any loss arising in respect of any amount not repaid by NLF to the Secretary of State under this Agreement which would have been repaid by NLF to the Secretary of State but for such discharge, (iii) any costs incurred or suffered by the Crown upon the acquisition by it or any other person of any Power Station or other property of a Licensee or (iv) any costs incurred or suffered by the Crown upon the acquisition by it by operation of law of any Power Station or any other property of a Licensee following a Default Event.

For the avoidance of doubt, the parties acknowledge and agree that, subject to clause 23.3 and except as expressly set out at paragraph (A) above, payments under this Agreement (including, without limitation, pursuant to clause 3 (NLF Payment Obligations) and clause 4 (Secretary of State Payment Obligation)) shall continue on the terms of this Agreement, notwithstanding the occurrence or continuation of a Default Event or a breach of any other Liabilities Document.

23.2.	The parties acknowledge that, notwithstanding the occurrence of a Default Event under clause 22.1 (E) to (K) (inclusive) in respect of a Licensee or Guarantor:

(A)	the Secretary of State and NLF shall each remain liable to perform their obligations under this Agreement and the other Liabilities Documents; and

(B)	without prejudice to any obligations of the Licensees or Guarantors arising under the terms of the Liabilities Documents or the terms of any other agreement or instrument, the Secretary of State and NLF shall not be entitled to any claim or remedy by reason of the Default Event, nor shall the relevant Licensee or Guarantor have any liability to the Secretary of State solely by reason of the Default Event, whether for damages, set-off, counterclaim or otherwise.

23.3.	Notwithstanding the foregoing, if a Default Event occurs under clause 22.1(D) and is continuing, NLF and the Secretary of State shall make no further payments to any Licensee or other Approved Person except to the extent that the Secretary of State otherwise agrees.

23.4.	If a Default Event falling within clause 22.1(E) to (K) is continuing in relation to a Licensee or Guarantor which has not been waived:

(A)	the Licensees and the Guarantors shall promptly produce such information in respect of Costs of Discharging Liabilities as NDA may reasonably require;

(B)

provided that it does not in any way compromise a Licensee’s ability to comply with Applicable Law, NDA may at any time enter into agreements with other Approved Persons who intend to Operate, and/or to undertake Decommissioning in respect of, some or all of that Licensee’s Power Stations or who intend to undertake the Discharge of other Qualifying

Liabilities of the Licensee, in terms similar to those set out in this Agreement or on such other terms as NDA may, in its absolute discretion, consider appropriate. Any such agreement shall not affect the terms of this Agreement and shall not entitle such Approved Persons to the assets of NLF otherwise than in accordance with the terms of this Agreement; and

(C)	each of the Secretary of State and, if instructed to do so by the Secretary of State, NLF may deliver a notice to the relevant Licensees and/or Guarantors requiring payment of any amount accrued and payable by the relevant Licensees and/or Guarantors to it under this Agreement (whether or not such amount has become due and owing), including any NLF Compensation Amount or amount accrued and payable by the Licensees and/or Guarantors to the Secretary of State or NLF in respect of Excluded Liabilities (together with any interest thereon). Within two Business Days of receipt of such notice, all such amounts (together with any interest thereon) shall become immediately due and payable and the relevant Licensees and/or Guarantors shall pay all amounts specified in the notice to the Secretary of State or NLF (together with any interest thereon).

23.5	(A)	Notwithstanding clause 27 (Remedies and Waivers), this Agreement may not be terminated by any party to it and each party hereby waives any rights it may have at law to terminate this Agreement. Without prejudice to the generality of the foregoing, the Secretary of State and NLF shall not be entitled to rely on any breach or future breach (including any anticipated breach or future breach) by a Licensee or Guarantor of this Agreement or any other Liabilities Document or on any Default Event (including any anticipated Default Event) occurring in relation to a Licensee or Guarantor under any Liabilities Document in order to:

(i)	terminate or rescind this Agreement; or

(ii)	claim that this Agreement is repudiated or that the Secretary of State’s, or, as the case may be, NLF’s, obligations under this Agreement are discharged,

and in such circumstances the Secretary of State and NLF shall not be relieved of their obligations under this Agreement, except to the extent that this Agreement expressly so provides.

(B)	Except as set out in the Liabilities Documents, no Licensee or Guarantor shall be liable to the Secretary of State or NLF by reason of the Secretary of State or NLF entering into or performing the Liabilities Documents, and all rights of indemnity or subrogation of the Secretary of State or NLF that might otherwise be implied by law as a result of their entering into or performing the Liabilities Documents are hereby excluded.

(C)

Notwithstanding clause 27 (Remedies and Waivers), except as expressly stated in this Agreement, this Agreement and the respective obligations of NLF and the Secretary of State under this Agreement shall be continuing obligations and shall not be impaired, discharged, void, subject to avoidance or set-off, suspended, terminated or otherwise affected by any circumstances or for any reason whatsoever (including any breach by a Licensee or Guarantor of the terms of any Liabilities Document or any principle of equity or law).

24.	NLF DEFAULT EVENT

24.1.	If NLF is in breach of this Agreement and, as a result of the breach, it fails to make a payment due by it under this Agreement within 10 Business Days of the due date therefor, such breach shall constitute an “NLF Default Event” and such default event shall continue until the breach is remedied and payment is made (together with interest, if any, thereon).

24.2.	If an NLF Default Event has occurred and is continuing and has not been waived by the Licensees, a Licensee or other Approved Person may make application to the Secretary of State for payment of the amount or amounts unpaid by NLF which have given rise to the NLF Default Event. The application shall be accompanied by evidence reasonably satisfactory to the Secretary of State that an NLF Default Event has occurred and is continuing.

24.3.	Upon receipt of an application complying with clause 24.2, the Secretary of State shall, on behalf of NLF, fulfil the payment obligations of NLF referred to in clause 24.1. In fulfilling any such payment obligation of NLF, the Secretary of State shall make payment of outstanding amounts on the same terms and in the same manner as the payments would have been made had NLF made them in accordance with the terms of this Agreement and shall be subrogated to the relevant Licensee’s right against NLF. Accordingly, amounts received by a Licensee from the Secretary of State in respect of Costs of Discharging Liabilities in accordance with this clause 24 (NLF Default Event) shall be applied by the Licensee or other Approved Person solely for the purpose of discharging such Costs and, pending or in default of such application, shall be held on trust in accordance with the provisions of this Agreement.

24.4.	NLF shall keep indemnified the Licensees against all losses, costs and expenses properly and reasonably incurred or suffered by such Licensee or Guarantor (as the case may be) as a result of the occurrence of an NLF Default Event.

24.5.	The provisions of this clause 24 (NLF Default Event) shall (without prejudice to any rights already accrued) cease to apply upon the assumption by the Secretary of State of the payment obligations of NLF under clause 3.11.

25.	DEDUCTION OR WITHHOLDING

25.1.	Subject to any contrary provisions in any of the other Liabilities Documents, all payments to be made to any party by another party under this Agreement or any other Liabilities Document shall be made in full except to the extent a deduction or withholding is permitted under clause 25.2. All such payments will be free and clear of any right of set-off and from any restriction, condition or deduction because of any counterclaim.

25.2.	Where such a deduction or withholding is required in relation to a payment referred to in clause 25.1 in respect of Tax and is also required by law, the relevant party shall be permitted to make such deduction or withholding.

25.3.	If a party becomes or will become required by law to make any deduction or withholding under clause 25.2 or there is or will be any change in the requirement to make any such deduction or withholding, that party will give notice to the other parties of any such requirement or change in requirement as soon as that party becomes aware of it.

25.4	(A)

If, notwithstanding the provisions of clause 5.3 and the foregoing provisions of this clause, any mandatory set-off in administration, winding-up or other insolvency of a Licensee (including a set-off under Rule 2.85 or Rule 4.90 of the Insolvency Rules 1986)(a “Mandatory Set-off”) would arise in respect of any amount that would, but for this clause, be owed by the Secretary of State or NLF (the “Recipient”) to the Licensee under any of the Liabilities Documents (the “Recipient Payment”) against any amount that would, but for this clause, be owed by the Licensee to the Recipient on any account and that would, but for this clause, be subject to the Mandatory Set-off (the “Licensee Payment”), then the provisions of paragraph (B) shall apply.

(B)	The Licensee Payment shall not be due, owing or payable (or capable of Mandatory Set-off or proof) in the insolvency until arrangements have been put in place (which NLF and the Secretary of State undertake that, so far as lies within their reasonable control, they will put in place) ensuring that the Recipient Payment will be applied without reduction on account of the Mandatory Set-off towards the Costs of Discharging Liabilities (where applicable) or otherwise in accordance with the provisions of the Liabilities Documents, and in particular in accordance with clause 3 (NLF Payment Obligations), clause 4 (Secretary of State payment obligation) and clause 5 (Designated Accounts) of this Agreement.

26.	LIABILITY

26.1.	The liabilities of the Licensees under this Agreement are assumed jointly and severally. If any liability of one or some but not all of the Licensees is, or becomes, illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other Licensees under this Agreement.

26.2.	The Secretary of State may release or compromise the liability of one or more of the Licensees or grant time or other indulgence to one or more of the Licensees without releasing or reducing the liability of any other party.

27.	REMEDIES AND WAIVERS

27.1.	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other document referred to in it shall affect that right, power or remedy or operate as a waiver of it.

27.2.	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

27.3.	Save as provided herein, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

27.4.	The parties acknowledge and agree that in the event of non-performance by the Secretary of State or NLF of their obligations under this Agreement the loss or damage suffered by a Licensee by reason of such non-performance will be such that damages will not be an adequate remedy. Accordingly a Licensee, and, if the Licensee is subject to a Default Event under clause 22.1(E) to (K) (inclusive), the relevant insolvency officer, shall have the right to specific performance of the Secretary of State and NLF’s obligations. Such remedy shall be in addition to, and not in lieu of other remedies available to a Licensee or insolvency officer at law or in equity.

28.	INVALIDITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

29.	NO PARTNERSHIP

Nothing in this Agreement and no action taken by the parties shall constitute a partnership, association, joint venture or other co-operative entity between any of the parties.

30.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement, except that the Trustees may enforce and rely on clause 33.7(E)(iii) to the same extent as if they were a party to this Agreement.

31.	FURTHER ASSURANCE

Each party shall at its own cost, from time to time on request, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form reasonably satisfactory to the other parties which any party may reasonably consider necessary for giving full effect to this Agreement and securing the full benefit of the rights, powers and remedies conferred upon it in this Agreement.

32.	ENTIRE AGREEMENT

32.1.	This Agreement and the other Liabilities Documents constitute the whole and only agreement between the parties relating to the subject matter of this Agreement and the other Liabilities Documents.

32.2.	Each party acknowledges that in entering into this Agreement and the other Liabilities Documents it is not relying upon any pre-contractual statement which is not set out in one or more of the Liabilities Documents.

32.3.	Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in one or more of the Liabilities Documents.

32.4.	For the purposes of this clause 32 (Entire Agreement), “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of one or more of the Liabilities Documents made or given by any person at any time prior to the date of this Agreement.

33.	ASSIGNMENT

Prohibition on Assignment

33.1.	Subject to the provisions of this Agreement, no party may at any time:

(A)	assign all or any part of the benefit of, or its rights or benefits under, this Agreement; or

(B)	make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement; or

(C)	subject to clause 19 (Capacity of the NDA), sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement.

Intra-Group Assignment

33.2	(A)	A Licensee may assign and transfer all or any part of its rights, benefits and obligations under this Agreement to a wholly-owned Subsidiary of the Group or to the Ultimate Parent Company of the Group if:

(i)        the assignee has a Power Station transferred to it by the Licensee;

(ii)       the assignee holds all necessary Licences and other regulatory consents, authorisations and approvals for (a) undertaking the Operation of the Power Station, and (b) Decommissioning and Discharging Uncontracted Liabilities in relation to that Power Station (if the nuclear reactor or reactors at the Power Station have Closed);

(iii)      the assignee delivers to NLF and the Secretary of State a duly completed and executed Deed of Adherence;

(iv)	NLF and the Secretary of State have received all of the documents and other evidence listed in Part 2 of Schedule 10 (Deeds of Adherence and Release) in relation to that assignee;

(v)	the assignee has entered into a deed of adherence in respect of, and in accordance with the terms of, the Contribution Agreement, the Option Agreement and the Historic Liabilities Funding Agreement; and

(vi)	the assignee has become an Additional Guarantor in accordance with the Guarantee and has delivered all documents required in connection therewith.

(B)	The transferring Licensee hereby undertakes to NLF and the Secretary of State to procure that any assignee referred to in clause 33.2(A) shall hold all the necessary regulatory consents and approvals referred to in clause 33.2(A)(ii).

(C)	The Licensees at the date of any Deed of Adherence hereby accept and agree that any new Licensee executing a Deed of Adherence shall thereafter be treated for all purposes as if the new Licensee had executed this Agreement subject only to the provisions of the Deed of Adherence.

Assignment to Third Parties

33.3	(A)	It is the intention of (i) the Secretary of State to continue to fund NLF, and (ii) NLF to fund, so far as practicable, Costs of Discharging Liabilities, in each case in circumstances where the assets of a Licensee to which the Costs relate are transferred or transmitted (whether by Agreement, operation of law or otherwise) to a third party otherwise than in accordance with clause 33.2. Where a Power Station or other relevant asset is transferred or transmitted in a manner contemplated by this clause 33.3 to another person (including NDA, the Secretary of State or any other Station Purchaser as defined in the Option Agreement), that person or any person licensed under the Nuclear Installations Act 1965 in relation to that Power Station may, at the discretion of the Secretary of State, and on and subject to such terms and conditions as the Secretary of State may in her discretion agree, be deemed to be a Licensee or other Approved Person for some or all the purposes of this Agreement and, in exercising such discretions, the Secretary of State shall have due regard to whether the proposed Licensee or Approved Person has the financial and technical competence to carry out its obligations under the Liabilities Documents and is a fit and proper transferee of the Power Station or other asset.

(B)	The terms and conditions on which the Secretary of State may agree to deem a person to be a Licensee or other Approved Person may include (i) the terms of any deed of adherence by which such person agrees to be bound by the terms of this Agreement, (ii) the terms on which such person will make a contribution, if any, to NLF in relation to Costs of Discharging Liabilities, and (iii) the terms on which the obligations of such person are to be guaranteed and/or secured.

(C)	Notwithstanding clauses 33.3(A) and (B), the Secretary of State shall not, without the consent in writing of the Licensees, agree to a person becoming a Licensee under this Agreement on such terms as would result in:

(i)	any Licensee which is a member of the Group becoming jointly and severally liable for the obligations of that person; or

(ii)	any Guarantor becoming liable to guarantee the obligations of that person under this Agreement or any other Liabilities Document; or

(iii)	any Licensee or Guarantor incurring any additional obligations or liabilities under this Agreement or any other Liabilities Document as a result of that person being deemed to be a Licensee or other Approved Person under this Agreement or any other Liabilities Document or as a result of the acts or omissions of that person, and the Secretary of State shall indemnify the Licensees and the Guarantors against any loss, cost, expense or liability properly and reasonably incurred by the Licensees and the Guarantors as a result of the Secretary of State being in breach of this clause 33.3(C).

33.4.	Where a Licensee no longer holds a Licence in respect of any Power Station, the parties agree, if requested by the relevant Licensee, to execute a Deed of Release.

33.5.	Where a party becomes a Licensee pursuant to clause 33.2 or 33.3, Schedule 1 (Power Stations) shall be amended to reflect the new ownership of the Power Stations.

33.6.	A Licensee may disclose to a proposed assignee information in its possession relating to the provisions of this Agreement and the other Liabilities Documents and the other parties which it is necessary to disclose for the purposes of the proposed assignment, notwithstanding the provisions of clause 38 (Confidentiality).

Successor Government Entity

33.7	(A)	If the Secretary of State considers that it is expedient in order to facilitate the public sector’s administration and performance of this Agreement, the Secretary of State may notify the other parties to this Agreement that such of the Secretary of State’s rights and obligations under this Agreement as are specified in the notice (the “Government Substituted Rights and Obligations”) are to be assumed by another Government Entity (the “Secretary of State Successor Entity”).

(B)	If the Secretary of State issues a notice under paragraph (A):

(i)	the Secretary of State shall, except where the Secretary of State Successor Entity is a Minister of the Crown or a government department, unconditionally and irrevocably guarantee the due and punctual performance by any Secretary of State Successor Entity of the Government Substituted Rights and Obligations;

(ii)	the parties to this Agreement shall enter into such further agreements as the Secretary of State may reasonably consider necessary in order to substitute the Secretary of State Successor Entity for the Secretary of State in respect of the Government Substituted Rights and Obligations and to make any consequential modifications to the Liabilities Documents that are necessary to give effect to the substitution; and

(iii)	the Secretary of State may not require:

(a)	any assumption of Government Substituted Rights and Obligations to be effected if it will adversely affect any rights of any other party to this Agreement or impose any additional obligations on any other party to this Agreement; or

(b)	any consequential modification to be made to the Liabilities Documents under paragraph (B)(ii) if it will adversely affect any rights of any other party to this Agreement or impose any additional obligations on any other party to this Agreement.

(C)	The NLF may notify the other parties to this Agreement that it proposes that such of the NLF’s rights and obligations under this Agreement as are specified in the notice (the “NLF Substituted Rights and Obligations”) are to be assumed by a Government Entity (the “NLF Successor Entity”). Any such assumption shall be subject to receipt of the prior written consent of the Secretary of State who, in determining whether or not to grant such consent, shall consider whether or not the assumption by the NLF Successor Entity of the NLF Substituted Rights and Obligations will be expedient in order to facilitate the administration and performance of this Agreement.

(D)	The NLF may not require any assumption of NLF Substituted Rights and Obligations to be effected if it will adversely affect any rights of any other party to this Agreement or impose any additional obligations on any other party to this Agreement.

(E)	If the NLF issues a notice under paragraph (C) and the Secretary of State consents to the assumption by the NLF Successor Entity of the NLF Substituted Rights and Obligations:

(i)	the parties to this Agreement shall enter into such further agreements as the Secretary of State may reasonably consider necessary in order to substitute the NLF Successor Entity for the NLF in respect of the NLF Substituted Rights and Obligations and to make any consequential modifications to the Liabilities Documents that are necessary to give effect to the substitution;

(ii)	the Secretary of State may not require any consequential modification to be made to the Liabilities Documents under paragraph (E)(i) if it will adversely affect any rights of any other party to this Agreement or impose any additional obligations on any other party to this Agreement; and

(iii)	the assumption shall not be effected until any consequential modifications to the constitutional documents of the Nuclear Trust and the NLF have been documented. Such consequential modifications shall not be effected until all necessary consents and approvals (including the consent of the Trustees and, where necessary, the Court of Session) have been obtained.

(F)	In this sub-clause, “Government Entity” means:

(i)	a Minister of the Crown;

(ii)	a government department;

(iii)	a non-departmental government body;

(iv)	a body exercising functions on behalf of the Crown; or

(v)	a body corporate established by statute, some or all of the members of which are appointed by a Minister of the Crown.

34.	CONDUCT OF PROCEEDINGS

34.1.	Within 10 Business Days of a Licensee becoming aware of (i) any material claim, action or demand (each, a “Claim”) made against it or any other member of the Group by a third party (other than NLF, the Secretary of State, NDA or any other nominee of the Secretary of State), or (ii) any right it or any other member of the Group may have to make a material claim or demand, or commence an action against a third party (other than NLF, the Secretary of State, NDA or any other nominee of the Secretary of State), in either case relating to the Discharge of Qualifying Liabilities, the Licensee shall notify NLF, NDA and the Secretary of State of the Claim.

34.2.	Following notification of the Claim, the Licensee shall, or shall procure that the relevant member of the Group shall:

(A)	take such action and give such information and access to personnel, premises, documents and records to the Secretary of State and its professional advisers as the Secretary of State may reasonably request and the Secretary of State shall be entitled to require the Licensee to take, or procure the relevant member of the Group to take, such action and give such information and assistance in relation to the Claim as the Secretary of State, acting reasonably and with a view to keeping Costs of Discharging Liabilities to a minimum, deems fit;

(B)

at the request of the Secretary of State, allow the Secretary of State to take the sole conduct of such proceedings as the Secretary of State, acting reasonably, deems appropriate in connection with any such Claim in the name of the Licensee or the relevant member of the Group. In that connection the Licensee shall, or shall procure that the relevant member of the Group shall, give to the Secretary of State all such assistance as the Secretary of State may reasonably require in conducting the proceedings and shall, or shall procure that the relevant member of the Group shall, instruct such solicitors or other professional advisers as the Secretary of State may nominate to act on behalf of the Licensee or the relevant member of the Group, but to act in accordance with the Secretary of State’s sole instructions provided that, where the Secretary of State has elected to take the sole conduct of the proceedings, the Secretary of State shall, in respect of the proceedings:

(i)	provide regular written updates to the Licensee and/or relevant member of the Group; and

(ii)	consult with the Licensee and/or relevant member of the Group on a monthly basis for the duration of the proceedings (or on such other basis as is agreed by the Secretary of State and the Licensee and/or relevant member of the Group (as the case may be)) in respect of future strategy for handling the proceedings and take reasonable account of any representations made by the Licensee and/or member of the Group in respect of such future strategy; and

(C)	make no admission of liability, agreement, settlement or compromise with any third party in relation to any such Claim without the prior written consent of the Secretary of State.

34.3.	In any event, the Secretary of State shall be entitled at any stage to settle any such Claim provided that she consults the Licensee and, if applicable, the relevant member of the Group prior to settling such Claim and such consultation shall include a reasonable opportunity for the Licensee and/or relevant member of the Group to make representations to the Secretary of State in respect of the settlement of such Claim. The Secretary of State shall take reasonable account of such representations in making her decision to settle any Claim.

34.4.	If at any time NLF makes payment in respect of Costs of Discharging Liabilities of a Licensee and, following such payment, the Licensee or any other member of the Group recovers from another person any amount in respect of such Costs of Discharging Liabilities (whether or not pursuant to any material Claim referred to in this clause 34 (Conduct of Proceedings)), the Licensee shall, or shall procure that the relevant member of the Group shall, pay to NLF forthwith the amount recovered and, pending payment of that amount to NLF, hold the amount recovered on trust for NLF in the Designated Account of a Licensee.

34.5.	In this clause “material Claim” means any Claim for an amount which represents or is reasonably likely to represent a Cost of Discharging Liabilities of more than £1,000,000.

35.	ACCESS TO INFORMATION

35.1.	Upon being given reasonable notice, BE plc, Holdings and the Licensees shall give, or procure that there is given, to each of NLF, the Secretary of State, NDA and any persons authorised by any of them (including any Adviser) (subject to any such person giving such confidentiality undertaking as is reasonable in the circumstances and to the Licensees’ obligations under the Licences) full access to:

(A)	the Power Stations and the books, records and papers of the Licensees, the Guarantors and, if appropriate, any other member of the Group;

(B)	the directors and employees of the Licensees, the Guarantors and, if appropriate, any other member of the Group, who shall be instructed to give promptly all information and explanations to NLF, the Secretary of State, NDA or any such persons as they may request; and

(C)	the SERS database for audit purposes,

in each case in order to enable each of NLF and the Secretary of State to exercise its rights and powers, and to perform its obligations, under this Agreement and the other Liabilities Documents to which it is a party.

35.2.	Each Licensee shall use its reasonable endeavours to make available to NLF, the Secretary of State, NDA or any persons authorised by any of them (including any Adviser) (subject to any such person giving such confidentiality undertaking as is reasonable in the circumstances and to the Licensees’ obligations under the Licences) the advice, records and papers of any of its advisers to enable each of NLF, the Secretary of State and NDA to verify that amounts paid by NLF and the Secretary of State under this Agreement are properly expended in meeting Costs of Discharging Liabilities or otherwise in accordance with the terms of this Agreement.

35.3.	The parties acknowledge and agree that nothing in this clause 35 (Access to Information) permits NLF, the Secretary of State, NDA and/or any persons authorised by any of them (including any Adviser) to have:

(A)	any access to information held on NUPER; or

(B)	any on-line access to SERS.

36.	NOTICES

36.1.	A notice under this Agreement shall only be effective if it is in writing. Telexes and e-mail notices are not permitted but faxes are permitted.

36.2.	Notices under this Agreement shall be sent to a party at its address or facsimile number and for the attention of the individual set out below:

Party	Address	Facsimile No.	Attention:
The Secretary of State	One Victoria Street London SW1H 0ET	020 7215 0138	Head of BE Team, Energy Group, Department of Trade and Industry

NLF	78 Hatton Garden London EC1N 8JA	020 7405 6736	Company Secretary

BEG	c/o the Company Secretary, British Energy Group plc, Systems House, Alba Campus, Livingston EH54 7EG	01355 594 022	c/o Company Secretary, British Energy Group plc

BEG(UK)	c/o the Company Secretary, British Energy Group plc, Systems House, Alba Campus, Livingston EH54 7EG	01355 594 022	c/o Company Secretary, British Energy Group plc

BE plc	c/o the Company Secretary, British Energy Group plc, Systems House, Alba Campus, Livingston EH54 7EG	01355 594 022	c/o Company Secretary, British Energy Group plc

Holdings	c/o the Company Secretary, British Energy Group plc, Systems House, Alba Campus, Livingston EH54 7EG	01355 594 022	c/o Company Secretary, British Energy Group plc

provided that a party may change its notice details on giving notice to the other parties of the change in accordance with this clause 36 (Notices). That notice shall only be effective on the date falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

36.3.	If the Secretary of State designates the Nuclear Decommissioning Authority or any other governmental body or authority for the purposes of this Agreement, as referred to in the definition of NDA in clause 1.1, the Secretary of State shall notify the other parties to this Agreement of the notice details of the NDA for the purposes of clause 36.2.

36.4.	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class post from the United Kingdom to a United Kingdom address, two clear Business Days after the date of posting;

(C)	if sent by airmail to an address outside the United Kingdom, five clear Business Days after the date of posting; and

(D)	if sent by facsimile, when clearly received in full.

36.5.	Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

36.6.	The provisions of this clause 36 (Notices) shall not apply in relation to the service of Service Documents.

37.	ANNOUNCEMENTS

37.1.	Subject to clauses 37.2 and 37.3, no announcement concerning the subject matter of this Agreement or any ancillary matter shall be made by any party without the prior written approval of the others, that approval not to be unreasonably withheld or delayed.

37.2.	A party may, after consultation with the other parties, make an announcement concerning the subject matter of this Agreement or any ancillary matter if required by:

(A)	law; or

(B)	any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, including (amongst other bodies) the London Stock Exchange, the UK Listing Authority, the Financial Services Authority or the UK Panel on Take-overs and Mergers, whether or not the requirement has the force of law.

37.3.	The Secretary of State may make an announcement to Parliament concerning the subject matter of this Agreement or any ancillary matter if she considers that it is appropriate to do so pursuant to her duty to Parliament but, when reasonably practicable, shall consult with BE plc prior to such announcement.

37.4.	The restrictions contained in this clause 37 (Announcements) shall continue to apply without limit in time.

38.	CONFIDENTIALITY

38.1.	Each party shall treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to:

(A)	the provisions of this Agreement;

(B)	the negotiations relating to this Agreement;

(C)	the subject matter of this Agreement;

(D)	the business and operations, assets, liabilities and financial position of the Group; or

(E)	another party.

38.2.	Each party shall:

(A)	not disclose any such confidential information to any person other than any of its directors or employees or those of any of the Group who needs to know such information in order to discharge his duties; and

(B)	procure that any person to whom any such confidential information is disclosed by it complies with the restrictions contained in this clause 38 (Confidentiality) as if such person were a party to this Agreement.

38.3.	Notwithstanding the other provisions of this clause 38 (Confidentiality) a party may disclose any such confidential information:

(A)	if and to the extent required by law (including for the purposes of this clause 38.3 applicable accounting standards) or for the purpose of any judicial proceedings;

(B)	if and to the extent required by any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, including (amongst other bodies) the UK Listing Authority, the London Stock Exchange, the Financial Services Authority or the UK Panel on Take-overs or Mergers, whether or not the requirement for information has the force of law;

(C)	if and to the extent required to vest the full benefit of this Agreement in that party;

(D)	if and to the extent required for the purpose of any Expert determination or arbitration pursuant to clause 43 (Dispute Resolution);

(E)	to its professional advisers, auditors and bankers (including, in the case of NLF, its Advisers);

(F)	to, in the case of the Licensees, the Licensees’ Local Liaison Committees;

(G)	if and to the extent the information has come into the public domain through no fault of that party;

(H)	if and to the extent required to perform its obligations under this Agreement;

(I)	if and to the extent the other parties have given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed;

(J)	pursuant to clause 33.6;

(K)	to any of the following:

(i)	the Bondholders and the Consenting Bondholders (each as defined in the Creditor Restructuring Agreement);

(ii)	Enron Capital and Trade Resources International Corporation, Total Gas & Power Limited and Teesside Power Limited; or

(iii)	the EPL Lenders (as defined in the Creditor Restructuring Agreement);

and their respective actual or potential transferees, their respective professional advisers, auditors and bankers, and, if and to the extent required by any regulatory body or governmental body to which any of the entities referred to above respectively is subject or submits, whether or not the requirement for information has the force of law.

Any information to be disclosed pursuant to paragraphs (A), (B) or (C) shall be disclosed only after notice to the other parties.

38.4.	Notwithstanding any other provisions of this clause 38 (Confidentiality), the Secretary of State may disclose information to Parliament to the extent that she considers that it is appropriate to do so pursuant to her duty to Parliament but, where reasonably practicable, shall consult with BE plc prior to such disclosure.

38.5.	The restrictions contained in this clause 38 (Confidentiality) shall continue to apply without limit in time.

39.	COSTS AND EXPENSES

Except as otherwise agreed in writing or as stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and all other documents referred to in it.

40.	COUNTERPARTS

40.1.	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

40.2.	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

41.	CHOICE OF GOVERNING LAW

This Agreement is to be governed by and construed in accordance with English law.

42.	DISPUTE RESOLUTION

Negotiation

42.1.	Save in relation to other provisions of this Agreement containing express procedures for resolution of a disagreement or dispute between the parties, in relation to which clauses 42.1 to 42.3 shall not apply, if a party becomes aware of a disagreement, dispute or controversy (a “Dispute”) arising out of or in connection with this Agreement, including any Dispute regarding the existence, validity or termination of this Agreement, it shall provide the other parties to the Dispute with a notice (a “Notice of Dispute”) including full particulars of the Dispute and any proposal for resolution of the Dispute.

42.2.	Upon delivery of a Notice of Dispute, the relevant parties (the “Disputing Parties”) shall promptly meet and in good faith use their reasonable endeavours to resolve that Dispute.

42.3.	If the Disputing Parties are unable to reach agreement under clause 42.2 within 20 Business Days of delivery of a Notice of Dispute (the “Initial Resolution Period”), the Dispute shall be referred for resolution:

(A)	by an Expert in circumstances in which this Agreement expressly provides for reference of the Dispute to an Expert; and

(B)	by arbitration in all other circumstances.

Expert determination

42.4.	If, pursuant to the terms of this Agreement, a Dispute requires resolution by an Expert, the Disputing Parties shall use their reasonable endeavours to agree the type and identity of the Expert to be appointed.

42.5.	If the Disputing Parties do not agree, within 10 Business Days of the expiry of the Initial Resolution Period:

(A)	as to the type of Expert to be appointed, the matter shall be referred to the Chairman of the City Disputes Panel (“CDP”) who shall be requested to determine, as soon as practicable after such referral, the appropriate type of Expert to resolve the Dispute; or

(B)	as to the identity of the Expert to be appointed, the matter shall be referred to the President, Chairman or other senior representative of the appropriate professional body who shall be requested to determine, as soon as practicable after such referral, the identity of the Expert to resolve the Dispute.

If clause 42.5(A) applies, the Disputing Parties shall use their reasonable endeavours to agree the identity of the Expert within 10 Business Days of the CDP’s determination. If agreement on the identity of the Expert is not reached within such period, clause 42.5(B) shall apply. Any Expert identified pursuant to this clause 42.5 shall be an “Expert” for the purposes of the remaining provisions of this clause 42 (Dispute resolution).

42.6.	The procedure to be followed in order to resolve the Dispute shall be decided by the Expert, save that such procedure shall include the taking of submissions from each of the Disputing Parties.

42.7.	Each Disputing Party shall provide or procure the provision to the Expert of all such information as the Expert shall reasonably require, including provision of such information by its advisers, and shall give all such assistance to the Expert as the Expert shall reasonably require and as shall be required to allow the Expert to reach a decision as soon as reasonably practicable.

42.8.	The Expert shall be instructed to make a determination in respect of the Dispute within the shortest practical time from her appointment and to deliver a report to the Disputing Parties stating his opinion as to the matters under dispute.

42.9.	Any Expert shall act as an expert and not as an arbitrator.

42.10.	The decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the parties in dispute.

42.11.	The costs of the Expert shall be paid by the parties in dispute equally or as otherwise determined by the Expert.

Arbitration

42.12.	If a Dispute arises which is not expressly required by this Agreement to be referred to Expert determination and it is not resolved by the Disputing Parties within the Initial Resolution Period (or such longer period as the parties may mutually agree), the Dispute shall be referred to arbitration in accordance with clause 42.13.

42.13.	Any Dispute to be referred to arbitration under this Agreement shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration, which rules are deemed to be incorporated into this clause 42.13. The tribunal shall consist of one arbitrator. The seat of arbitration shall be London. The language of arbitration shall be English.

Interlocutory relief

42.14.	Nothing in this Agreement shall prevent a party from applying to the court for interlocutory relief to preserve the position of the parties pending the resolution of Dispute in accordance with the provisions of this Agreement unless the application for such relief is intended to impede the procedures detailed in this clause 42 (Dispute Resolution).

43.	JURISDICTION

43.1.	The courts of England are to have jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any Proceedings may be brought in the English courts.

43.2.	Any Proceedings may also be brought in the courts of Scotland.

43.3.	Any party may bring Proceedings in any court which has jurisdiction other than by virtue of clause 44 (Agent for Service).

43.4.	This clause 43 (Jurisdiction) shall not limit the right of any party to bring Proceedings, to the extent permitted by law, in the courts of more than one jurisdiction at the same time.

43.5.	Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any like ground, to the taking of Proceedings by another party in any court in accordance with this clause. Each party also agrees that a judgment against it in Proceedings brought in any jurisdiction in accordance with this clause 43 (Jurisdiction) shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

43.6.	Each party irrevocably submits and agrees to submit to the jurisdiction of the English courts and of any other court in which Proceedings may be brought in accordance with this clause 43 (Jurisdiction).

43.7.	This clause 43 (Jurisdiction) is subject to the provisions of clause 42 (Dispute Resolution).

44.	AGENT FOR SERVICE

44.1.	Each of BEG(UK), BE plc and Holdings (the “Appointing Parties”) irrevocably appoints BEG to be its agent for the receipt of Service Documents and each agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules 1998 (as amended).

44.2.	If the agent of the Appointing Parties at any time ceases for any reason to act as such for any of the Appointing Parties, that or those Appointing Parties shall appoint a replacement agent having an address for service in England and Wales and shall notify the other parties of the name and address of the replacement agent. Failing such appointment and notification, the Secretary of State shall be entitled by notice to appoint a replacement agent to act on behalf of the Appointing Parties. The provisions of this clause 44 (Agent for Service) applying to service on an agent apply equally to service on a replacement agent.

44.3.	A copy of any Service Document served on an agent of one or both of the Appointing Parties shall be sent by post to the relevant Appointing Party or Parties. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

44.4.	NLF irrevocably appoints PKF of 78 Hatton Garden, London EC1N 8JA to be its agent for the receipt of Service Documents and agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules 1998 (as amended).

44.5.	If the agent of NLF at any time ceases for any reason to act as such NLF shall appoint a replacement agent having an address for service in England and Wales and shall notify the other parties of the name and address of the replacement agent. Failing such appointment and notification, BE plc shall be entitled by notice to appoint a replacement agent to act on behalf of NLF. The provisions of this clause 44 (Agent for Service) applying to service on an agent apply equally to service on a replacement agent.

44.6.	A copy of any Service Document served on an agent of NLF shall be sent by post to NLF. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

45.	VARIATION

Subject to any other provisions of this Agreement, this Agreement shall not be varied unless such variation shall have been expressly agreed in writing by each of the parties to this Agreement (or one of its duly authorised representatives).

Schedule 1

Power Stations

Part 1: BEG Power Stations

1.	The land described in Part 1 of and the nuclear installations described in Part II of Schedule 1 to Nuclear Site Licence No. 61 dated on or after 25th March 1996 and known as Dungeness “B” station.

2.	The land described in Part 1 of and the nuclear installations described in Part II of Schedule 1 to Nuclear Site Licence No. 59 dated on or after 25th March 1996 and known as Hartlepool nuclear power station.

3.	The land described in Part 1 of and the nuclear installations described in Part II of Schedule 1 to Nuclear Site Licence No. 60 dated on or after 25th March 1996 and known as Heysham 1 station.

4.	The land described in Part 1 of and the nuclear installations described in Part II of Schedule 1 to Nuclear Site Licence No. 60 dated on or after 25th March 1996 and known as Heysham 2 station.

5.	The land described in Part 1 of and the nuclear installations described in Part II of Schedule 1 to Nuclear Site Licence No. 62 dated on or after 25th March 1996 and known as Hinkley Point “B” station.

6.	The land described in Part 1 of and the nuclear installations described in Part II of Schedule 1 to Nuclear Site Licence No. 63 dated on or after 25th March 1996 and known as Sizewell “B” station.

Part 2: BEG (UK) Power Stations

7.	The land described in Part 1 of and the nuclear installations described in Part II of Schedule 1 to Nuclear Site Licence No. Sc 11 dated on or after 25th March 1996 and known as Hunterston “B” station.

8.	The land described in Part 1 of and the nuclear installations described in Part II of Schedule 1 to Nuclear Site Licence No. Sc 10 dated on or after 25th March 1996 and known as Torness nuclear power station.

Part 3: Scheduled Closure Dates

(1) Power Station	(2) Scheduled Closure Date	(3) Pro-forma Environmental impact assessment and draft defuelling safety cases dates
Dungeness B	31st March, 2008	31st March, 2005
Hartlepool	31st March, 2014	31st March, 2011
Heysham 1	31st March, 2014	31st March, 2011
Heysham 2	31st March, 2023	31st March, 2020

(1) Power Station	(2) Scheduled Closure Date	(3) Pro-forma Environmental impact assessment and draft defuelling safety cases dates
Hinkley Point B	31st March, 2011	31st March, 2008
Sizewell B	31st March, 2035	31st March, 2032
Hunterston B	31st March, 2011	31st March, 2008
Torness	31st March, 2023	31st March, 2020

Part 4: Sister Stations

The following pairs of Stations are Sister Stations:

1.	Hartlepool and Heysham 1;

2.	Heysham 2 and Torness; and

3.	Hinkley Point B and Hunterston B.

Schedule 2

Decommissioning

1.	Subject to paragraph 3 of this Schedule, for the purposes of this Agreement “Decommissioning” means, in relation to a Power Station, those activities which are necessary for, and are undertaken in connection with, making the Licensed Site available for re-use after the Power Station has permanently ceased generating electricity and in connection with de-licensing the Licensed Site.

2.	Subject to paragraph 3 of this Schedule, the following activities will be deemed to be activities falling within the meaning of paragraph 1:

(A)	activities relating to the drawing up, production or amendment of detailed Decommissioning Plans, environmental impact assessments and defuelling safety cases for the relevant Licensed Site which (i) form part of the pre-closure planning project for the relevant Licensed Site identified in the Approved Decommissioning Strategy and which occur after the date of commencement of that project as identified in the Approved Decommissioning Strategy or (ii) are undertaken after the Closure Date;

(B)	the final defuelling of a reactor after the Closure Date of that reactor;

(C)	the management of spent AGR fuel and potentially hazardous materials at, and their removal from, the Licensed Site after the Closure Date;

(D)	the carrying out of engineering preparatory work and post-operational clean out, including taking mechanical plant and systems out of service and making them safe;

(E)	the management of potentially mobile operational wastes, including the processing and storage of such wastes and their ultimate removal from the Licensed Site;

(F)	the dismantling and removal of non-radioactive plant and buildings at the Licensed Site and the dismantling, storage and removal of any radioactive plant and buildings other than the reactors;

(G)	the design, engineering and construction of a safestore structure for each reactor and any other related buildings and plant at the Licensed Site;

(H)	the care and maintenance of the Licensed Site and the safestore structures after the Closure Date, including the surveillance and security of the Licensed Site and the safestore structures prior to the completion of Decommissioning;

(I)	the retrieval, management and disposal of stored activated wastes from the Licensed Site after the Closure Date (including storage, retrieval and disposal of cropped fuel tie bars);

(J)	the final dismantling and removal of each reactor and safestore structure and the removal and disposal of associated radioactive waste materials from the Licensed Site;

(K)	the clearance of all other materials and Wastes at the Licensed Site after the Closure Date of the Power Station to the extent reasonably required as part of making the site available for re-use;

(L)	the carrying out of any necessary ground, surface water, sub-surface water or groundwater remediation activities within the boundary of the Licensed Site after the Closure Date, and

(M)	de-licensing of the Licensed Site,

provided that the list of activities in this paragraph 2 shall not prevent other activities constituting activities of Decommissioning if the Approved Decommissioning Strategy requires such other activities to be undertaken.

3.	The following activities will be deemed to be activities falling outside the meaning of paragraph 1:

(A)	any activity to the extent that the costs of such activity are an Excluded Liability;

(B)	any activity undertaken on or before the Restructuring Date;

(C)	any activity referred to in paragraph 2 above to the extent that it is an activity carried out as part of the day-to-day operations at a Licensed Site prior to the Closure of the Power Station, including the management and storage of spent fuel and potentially mobile operational wastes and the management, storage and disposal of Low Level Waste;

(D)	any activity that results in or will result in an economic benefit to the extent that a reasonable and prudent operator of the Power Station who did not have the benefit of the Liabilities Documents and who bore responsibility for the Costs of Discharging Liabilities and the Discharge of Qualifying Liabilities would not have undertaken such activity if such economic benefit would not have been achieved; and

(E)	any activity relating to the drawing up, production or amendment of any draft Decommissioning Plans, pro forma environmental impact assessments or draft defuelling safety cases that are undertaken prior to the date referred to in paragraph 2(A) above or do not specifically relate to the Licensed Site in question.

Schedule 3

Discharge of Uncontracted Liabilities

1.	For the purposes of this Agreement “Discharge of Uncontracted Liabilities” means the carrying out of any of the following activities by a Licensee or Approved Person in connection with the past, present or future Operation of a Power Station:

(A)	activities relating to the drawing up, production or amendment of detailed Uncontracted Liabilities Plans and environmental impact assessments which form part of the pre-project planning for the relevant Licensed Site identified in the Approved Uncontracted Liabilities Discharge Strategy and which occur after the date of commencement of that project as identified in the Approved Uncontracted Liabilities Discharge Strategy;

(B)	the management (including conditioning and repackaging), storage, retrieval and disposal of Historic Fuel;

(C)	the decommissioning and disposal of the flasks and flatrols used in connection with the transport of Historic Fuel;

(D)	the management (including conditioning and repackaging), storage, retrieval and disposal of PWR Fuel and its derivatives and associated waste;

(E)	the management (including conditioning and repackaging), storage, retrieval and disposal of uranium trioxide and plutonium dioxide, in each case derived from the reprocessing of Historic Fuel;

(F)	the management (including conditioning and repackaging), storage, retrieval and disposal of High Level Waste derived from the reprocessing of Historic Fuel;

(G)	(i)	the management (including conditioning and repackaging), storage, retrieval and disposal of Intermediate Level Waste derived from the reprocessing of Historic Fuel;

(ii)	the retrieval and disposal of Intermediate Level Waste which is not derived from Historic Fuel;

(iii)	the management of the storage and disposal of all Intermediate Level Waste at a Licensed Site following the Closure Date (including, but not limited to, the costs associated with the construction of an operational Intermediate Level Waste store at each site to hold all potentially mobile operational wastes (including desiccant) after the Closure Date, regardless of when the costs associated with this building are incurred, provided that such costs are incurred after 28 November 2002); and

(iv)	the storage, retrieval and disposal of graphite arising from the dismantling of stored spent AGR Fuel.

(H)	the management, including handling, storage and disposal, of unirradiated fuel elements which have been utilised for testing purposes;

(I)	all other activities carried out in relation to the management, including handling, storage and disposal, of irradiated matter that arose prior to the Restructuring Principles Date out of activities at the Power Stations or their Licensed Sites, including without limitation:

(i)	Berkeley operational waste;

(ii)	Halden fuel;

(iii)	experimental fuel;

(iv)	fissile wastes; and

(v)	Winfrith Graphite fines;

provided that the list of activities in this paragraph 1 shall not prevent other activities constituting activities for Discharging Uncontracted Liabilities if the Approved Uncontracted Liabilities Discharge Strategy requires such other activities to be undertaken.

2.	The following activities will be deemed to be activities falling outside the meaning of paragraph 1:

(A)	any activity falling with Schedule 2 (Decommissioning);

(B)	any activity to the extent that the costs of such activity are an Excluded Liability;

(C)	any activity undertaken on or before the Restructuring Date;

(D)	any activity referred to in paragraph 1 above to the extent that it is an activity carried out as part of the day-to-day operations of a Power Station prior to its Closure;

(E)	any activity that results in or will result in an economic benefit to the extent that a reasonable and prudent operator of the Power Station who did not have the benefit of the Liabilities Documents and who bore responsibility for the Costs of Discharging Liabilities and the Discharge of Qualifying Liabilities would not have undertaken such activity if such economic benefit would not have been achieved; and

(F)	any activity relating to the drawing up, production or amendment of any draft Uncontracted Liabilities Discharge Plans or pro forma environmental impact assessments that are undertaken prior to the date referred to in paragraph 2(A) above or do not specifically relate to the Licensed Site in question.

Schedule 4

Excluded Liabilities

1.	For the purposes of this Agreement, a “BE Liability” means:

(A)	any liability, cost or expense arising under or pursuant to the BNFL Historic Contracts,

provided that, if (i) a BNFL Historic Fuel Contract terminates, or (ii) a BNFL Ancillary Agreement terminates (whether in its entirety or in relation to the provision of services in relation to Historic Fuel only), in either case in accordance with their terms, then:

(i)	the reasonable costs as determined by NDA and BNFL of any activity in respect of Historic Fuel carried on by BNFL on or after such termination which was carried on by BNFL pursuant to such contract prior to its termination (to the extent such costs are agreed by NDA and BNFL under a new contract); and

(ii)	the costs of any claim by BNFL against BEG or BEG(UK) (or any such assignee) in consequence of such termination (including any claim under the law of bailment)

shall be deemed to constitute a Cost of Discharging Liabilities;

(B)	any liability, cost or expense arising in connection with New Fuel, save for any liability, cost or expense arising in connection with any activity carried out in relation to New Fuel described in paragraph 2(I) of Schedule 2 (Decommissioning) or paragraph 1(B), (G)(ii), (G)(iii) and (G)(iv) of Schedule 3 (Discharge of Uncontracted Liabilities) that is not the responsibility of BNFL under the BNFL New Fuel Contracts;

(C)	any liability, cost or expense incurred in connection with the termination of employment (including redundancy) of any director, officer or employee of any member of the Group;

(D)	any liability, cost or expense arising in connection with any Environmental Works which are required by a relevant regulatory authority or body or by virtue of any Applicable Law to be carried out in relation to an Environmental Matter at a Power Station except where such Environmental Works are Decommissioning Only Environmental Works (in which case, such Environmental Works shall be deemed to constitute a Cost of Discharging Liabilities);

(E)	any liability, cost or expense arising in connection with any Environmental Works carried out in relation to any land or property outside the boundaries of a Power Station, except where such Environmental Works are Decommissioning Only Environmental Works (in which case, such Environmental Works shall be deemed to constitute a Cost of Discharging Liabilities);

(F)	any liability arising in respect of any fine, penalty, compensation or similar payment imposed by a relevant regulatory authority or body or imposed under any Applicable Law and which is required to be paid by a Licensee in respect of any Environmental Matter arising at a Power Station or in relation to any land or property outside the boundaries of a Power Station, except where such fine, penalty, compensation or similar payment is in relation to Decommissioning Only Environmental Works (in which case, such Environmental Works shall be deemed to constitute a Cost of Discharging Liabilities);

(G)	any liability, cost or expense arising in connection with a breach by a Licensee of its duty under the Nuclear Installations Act 1965 to secure that no occurrence involving nuclear material and that no ionising radiations causes personal injury or damage to property of a person other than the Licensee subject to the limit set out in section 16(1) of the Nuclear Installations Act 1965 or any other limit from time to time under Applicable Law;

(H)	any liability, cost or expense arising under the existing contracts with United Kingdom Nirex Limited (“Nirex”) unless there is a material increase (having regard to the current amounts paid in respect of the same) in the level of costs arising under such contracts (in which case such costs shall not constitute Excluded Liabilities for the purposes of this Schedule 4 and shall constitute Costs of Discharging Liabilities);

(I)	any internal cost of a Licensee other than an Attributable Overhead;

(J)	any liability, cost or expense incurred by a Licensee arising in connection with any generic research relating to the Decommissioning of Power Stations or the Discharge of Uncontracted Liabilities, including any costs incurred under the HSE Co-ordinated Programme of Nuclear Safety Research or any levy imposed in respect thereof;

(K)	any liability, cost or expense arising from any activity at a Licensed Site that is not connected with the existing Power Station, including the construction, operation and decommissioning of any new power station;

(L)	any liability, cost or expense incurred by a Licensee (i) in the administration of this Agreement or the other Liabilities Documents, (ii) in connection with any breach by a Licensee of this Agreement or any other Liabilities Document or (iii) in connection with any dispute arising under this Agreement or any other Liabilities Document.

2.	For the purposes of this Agreement, a “Disqualified Liability” means:

(A)	any liability described in this Agreement as, or deemed in this Agreement to be, a Disqualified Liability arising as a result of the occurrence of a Relevant Event;

(B)	any liability described as, or deemed to be, a Disqualified Liability in clause 8 (Operational Changes);

(C)	any liability described as, or deemed to be, a Disqualified Liability in clause 11 (Annual Liabilities Report); or

(D)	any liability described as, or deemed to be, a Disqualified Liability in any other provision of this Agreement.

3.	For the purposes of this Schedule Environmental Works in relation to an Environmental Matter shall not to be deemed to be Decommissioning Only Environmental Works, if and to the extent it is reasonably likely that Environmental Works should be required by the relevant regulatory authorities in relation to such Environmental Matter, such likelihood to be assessed on the assumption that (1) the relevant regulatory authorities were aware of all relevant facts and circumstances in relation to such Environmental Matter and (2) there were no immediate or foreseeable prospect of Closure and Decommissioning.

Schedule 5

Determination of Liabilities and Compensation

1.	Determination of Liability

1.1	This paragraph applies where this Agreement requires the amount of an increase in Costs of Discharging Liabilities or the amount of a Disqualified Liability to be determined.

1.2	The determination shall be made:

(A)	by estimating the additional cash flows that will result from the event giving rise to the increase in the Costs of Discharging Liabilities or the creation of the Disqualified Liability (as the case may be), ignoring any existing provisions or estimates made by the Licensee or any member of the Group and (to the extent appropriate) including within the estimated cash flows provisions for risk, consistent with the level of prudence required to be used in accordance with Applicable Law and accounting standards in preparing the financial statements of the Group prepared in accordance with UK GAAP; and

(B)	by assuming that those estimated cash flows arise in the middle of the Financial Periods in which they are estimated to arise, and discounting those cash flows at the rate that is used in discounting nuclear provisions in the financial statements of the Group prepared in accordance with UK GAAP.

1.3	If NDA, acting reasonably, believes that having regard to the then current applicable accounting standards, the discount rate used in discounting nuclear provisions in the financial statements of the Group, prepared in accordance with UK GAAP, should not properly have been used (or should not properly have been used had the Group not had the benefit of the Liabilities Documents), NDA may refer the matter to an Expert for determination.

2.	Determination of NLF Compensation Amount

Where a Licensee proposes a Licensee Change which is a Key Operational Change, the Licensee shall at the time that the Licensee Change is proposed provide the NDA with its written estimate of the NLF Compensation Amount, which shall be the estimated increase in Costs of Discharging Liabilities determined in accordance with paragraph 1.

3.	Determination of Licensee Compensation Amounts

3.1	Where a Secretary of State Change or a Net Cost Operational Change (referred to in this paragraph as a “Change”) is proposed, the Licensee shall, within 30 Business Days after the Change is proposed:

(A)	provide the NDA with the written estimate of the expected costs (including attributable overheads) and revenues resulting from the Change referred to in paragraph 3.2; and

(B)	elect whether it wishes to be compensated on the Actual Basis referred to in paragraph 3.3 or the Estimated Basis referred to in paragraph 3.4 and, if the Licensee elects to be compensated on the Actual Basis, specify the Licensee’s proposals for assessing costs and revenues and reflecting them in compensation payments by NLF.

3.2	The estimate of costs and revenues to be provided by the Licensee will either:

(A)	(i)	be prepared using expected values (i.e. the amounts that take account of all possible outcomes using probabilities to weight the outcomes);

(ii)	so far as practicable, take account of all effects, including effects on tax and interest costs; and

(iii)	estimate the costs and revenues by Financial Period; or

(B)	be prepared on such other basis as the Licensee and NDA may agree.

3.3	The “Actual Basis” of compensation requires NLF to pay to the Licensee compensation measured on the basis of the actual costs (including attributable overheads) or reductions in revenues, adjusted for actual reductions in such costs or increases in revenues as a result of the Change. Such compensation payments will be made as and when the costs or reductions in revenues are incurred.

3.4	In the case of a Secretary of State Change which requires the Licensee to postpone the Scheduled Closure Date of a Power Station, the compensation payment to the Licensee will include a commercially reasonable incentivisation margin to be agreed between NDA and the relevant Licensee, such margin to reflect the risk incurred by the Licensee in connection with such a Secretary of State Change.

3.5	The “Estimated Basis” of compensation requires NLF to pay to the Licensee compensation measured on the basis of the estimated costs (including attributable overheads) or reductions, adjusted for expected reductions in such costs or increases in revenues as a result of the Change. Such compensation payments will be made at the times when the increases in costs or reductions in revenues are expected to be incurred.

3.6	In the case of a Net Cost Operational Change, the compensation payment to the Licensee shall be increased by an incentivisation margin, proposed by the Licensee acting reasonably, and agreed with NDA, that reflects the risk incurred by the Licensee in connection with the Net Cost Operational Change.

4.	Information

The Licensee shall provide and shall use reasonable endeavours to procure that the Group and the Licensee’s accountants and advisers provide without charge such reasonable access to their personnel, books and records, calculations and working papers as NDA or its advisers may request in connection with its consideration of any estimates or proposals under this Schedule.

5.	Disputes

5.1	NDA may dispute any estimate or proposal provided by the Licensee in accordance with the foregoing provisions of this Schedule by notice in writing to the Licensee within 30 Business Days of receiving that estimate or proposal. The notice shall specify which items are disputed and the reasons therefor (the “Disputed Items”).

5.2	If NDA does not serve a notice under paragraph 5.1 within the 30 Business Day period, the estimate or proposal shall be deemed to have been accepted by NDA.

5.3	If NDA serves a notice under paragraph 5.1, then the Licensee and NDA shall use their reasonable endeavours to resolve the Disputed Items and either:

(A)	if the Licensee and NDA reach agreement on the Disputed Items within 20 Business Days of the notice being served (or such longer period as the Licensee and NDA may agree in writing), the estimate or proposal shall be amended to reflect such agreement; or

(B)	if the Licensee and NDA do not reach agreement in accordance with sub-paragraph (A), the Licensee or NDA may refer the Disputed Items to an Expert.

5.4	In any reference to the Expert in accordance with paragraph 5.3:

(A)	the Expert shall be directed to determine any dispute by reference to the principles and methodologies set out in this Schedule;

(B)	the estimate or proposal shall be adjusted as necessary to reflect the decision of the Expert and, as amended, shall be signed by the Expert; and

(C)	NDA and the Licensee shall use their reasonable endeavours to procure that the Expert is able to make a final determination within 20 Business Days of the referral of the dispute to him.

Schedule 6

Annual Liabilities Report

Section 1: Information requirements

1.	Part 1 of the Annual Liabilities Report for each Financial Period shall contain the following information and material:

(A)	details of all Costs of Discharging Liabilities and Incremental Historic Liabilities incurred in that Financial Period in relation to each Power Station and each Licensee, together with a reconciliation to the budget for that Financial Period;

(B)	details of all Incremental Historic Liabilities incurred in relation to the BNFL Historic Contracts in that Financial Period;

(C)	details of each failure by a Licensee to comply with the Minimum Performance Standard or the Minimum Contracting Standard during that Financial Period which constitutes a Relevant Event;

(D)	details of each Operational Change made by a Licensee during that Financial Period which constitutes a Relevant Event, in such format as NDA may reasonably require;

(E)	an indication of which Operational Changes falling within paragraph 1(D) constitute Regulator-required Changes, Anticipatory Changes or Licensee Changes;

(F)	details of all Operational Changes otherwise notified to NDA during that Financial Period;

(G)	details of all Key Exercises of Rights made by the Licensee during that Financial Period;

(H)	details of all events occurring in that Financial Period which are classified, or could reasonably be expected to be classified, as level 2 or higher events on INES;

(I)	details of changes made during that Financial Period to the Scheduled Closure Date of a Power Station;

(J)	details of any changes made to any Decommissioning Plan or Uncontracted Liabilities Discharge Plans;

(K)	details of any changes made during that Financial Period to any defuelling safety case;

(L)	details of any changes made during that Financial Period to any environmental impact assessments;

(M)	details of changes made during that Financial Period to any overall contracting strategy described in clause 10.1(G)(i) (Strategy approval process), the terms of any tendering process for any contract or the terms of any contract, in each case as is required to be approved under clause 10.1 (Strategy Approved process);

(N)	details of any breaches of the Liabilities Documents, other than breaches of a minor or inconsequential nature;

(O)	a statement required pursuant to clause 11.3; and

(P)	such other information as the Licensees wish to include in the Annual Liabilities Report.

and all costs to be reported under this paragraph 1 shall be reported on both an undiscounted and Net Present Value basis.

2.	Part 2 of the Annual Liabilities Report shall comprise:

(A)	Liabilities Budget for each licensed site including a three year work programme.

(B)	Overall contracting strategy for the discharge of the liabilities budget.

Section 2: Form of Annual Liabilities Report

Annexe A	:	Illustrative Part One

Annexe B	:	Pro forma budget for Part Two

Annexe C	:	Descriptive content for Part Two

ANNEXE A

British Energy

Illustrative Annual Liabilities Report

Year ended 31 March 2004

Contents:
1.	EXECUTIVE SUMMARY	1

2.	REGULATOR-REQUIRED CHANGES	2

3.	ANTICIPATORY CHANGES	3

4.	LICENSEE CHANGES	4

5.	KEY EXERCISES OF RIGHTS	5

6.	RELEVANT EVENTS	6

7.	LIABILITIES DISCHARGED DURING THE YEAR	7

8.	CHANGES	7

9.	CHANGES IN UNCONTRACTED LIABILITIES STRATEGY	7

10.	CHANGES IN DE-FUELLING SAFETY CASES	7

11.	OTHER MOVEMENTS IN LIABILITIES ACCOUNTING ESTIMATES DURING THE YEAR	7

12.	UPDATE ON ENVIRONMENTAL IMPACT ASSESSMENTS	7

13.	DETAILS OF EVENTS CLASSIFIED AS LEVEL 2 OR HIGHER ON THE INES SCALE	8

14.	CHANGES IN OPERATING ENVIRONMENT	8

15.	REVIEW OF CONTRACTING STRATEGY	8

16.	BREACHES OF THE LIABILITIES DOCUMENTS	8

17.	OTHER INFORMATION	8

18.	BOARD STATEMENT	9

1.	Executive Summary

Discount rate [ ] %	Ref	Contracted liabilities	Uncontracted liabilities	Decommissioning liabilities	Total
		£m	£m	£m	£m
Balance at 1/4[ ]
Incremental liabilities:
Regulatory changes	2
Anticipatory changes	3
Licensee changes	4
Key exercises of rights	5
MPS & MCS failures	6

Revalorisation
Discharge of liabilities during the year	7
Increase in liabilities due to change in liabilities plans
	11
Balance at 31/3/[ ]

Excluded liabilities

Qualifying liabilities

Narrative

2.	Regulator-required changes

This table should include all regulatory-required changes (as contemplated by clause 8.4 of the Nuclear Liabilities Funding Agreement) that created an incremental liability with an NPV in excess of £100,000 (adjusted for inflation).

	Description	Incremental liability NPV	Undiscounted Incremental liability	Was NDA informed in advance?
		£m	£m
Change Ref 1
Change Ref 2
Change Ref 3
Etc

Total incremental liabilities

3.	Anticipatory changes

This table should include all anticipatory changes (as contemplated by clause 8.5 of the Nuclear Liabilities Funding Agreement) that created an incremental liability with an NPV in excess of £100,000 (adjusted for inflation).

	Description	Incremental liability NPV	Undiscounted Incremental liability	Was NDA informed in advance?
		£m	£m
Change Ref 1
Change Ref 2
Change Ref 3
Etc

Total incremental liabilities

4.	Licensee changes

This table should include all licensee changes (as contemplated by clause 8.6 of the Nuclear Liabilities Funding Agreement) that created an incremental liability with an NPV in excess of £100,000 (adjusted for inflation).

	Description	Incremental liability NPV	Undiscounted Incremental liability	Was NDA informed in advance?
		£m	£m
Change Ref 1
Change Ref 2
Change Ref 3
Etc

Total incremental liabilities

5.	Key Exercises of Rights

This table should include all Key Exercises of Rights (as contemplated by clause 5 of the Historic Liabilities Funding Agreement).

	Description	Incremental liability NPV	Undiscounted Incremental liability	Was NDA informed in advance?
		£m	£m
Exercise Ref 1
Exercise Ref 2
Exercise Ref 3
Etc

Total incremental liabilities

6.	Relevant events

This table should include all MPS and MCS failures that created an incremental liability with an NPV in excess of £100,000 (adjusted for inflation) and as contemplated by in clause 7 of the Nuclear Liabilities Funding Agreement and clause 4 of the Historic Liabilities Funding Agreement.

	Description	Incremental liability NPV	Undiscounted Incremental liability
		£m	£m
Relevant event Ref 1
Relevant event Ref 2
Relevant event Ref 3
Etc

Total incremental liabilities

7.	Liabilities discharged during the year

	Contracted liabilities	Uncontracted liabilities	Decommissioning liabilities	Total
	£m	£m	£m	£m
Liabilities discharged during the year
Budgeted discharge of liabilities

Variance

Detailed narrative explanation

8.	Changes

Detailed narrative explanation

9.	Changes in uncontracted liabilities strategy

Detailed narrative explanation

10.	Changes in de-fuelling safety cases

Detailed narrative explanation

11.	Other movements in liabilities accounting estimates during the year

Detailed narrative explanation

12.	Update on Environmental Impact Assessments

Detailed narrative explanation

Changes in schedule closure dates

	New Closure Date	Previous Closure Date
Dungeness B		31 March 2008
Hartlepool		31 March 2014
Heysham 1		31 March 2014
Heysham 2		31 March 2023
Hinkley Point B		31 March 2011
Sizewell B		31 March 2035
Hunterston B		31 March 2011
Torness		31 March 2023

Detailed narrative explanation

13.	Details of events classified as level 2 or higher on the INES scale

Detailed narrative explanation

14.	Changes in operating environment

Detailed narrative explanation

15.	Review of Contracting Strategy

Detailed narrative explanation

16.	Breaches of the Liabilities Documents

Detailed narrative explanation

17.	Other Information

Detailed narrative explanation

18.	Board Statement

In this paragraph 18, capitalized terms have the meaning given to them in the Nuclear Liabilities Funding Agreement.

The Annual Liabilities Report has been reviewed and approved by the board of directors Newco 1, BEG and BEG(UK) and, to the best of our knowledge and belief, having taken all reasonable care to ensure that such is the case, except as disclosed in this Annual Liabilities Report:

A.	there have been no other Costs of Discharging Liabilities or Incremental Historic Liabilities incurred during the Financial Period;

B.	there have been no failures to comply with the Minimum Performance Standard which have given rise to, will give rise to, or could reasonably be expected to give rise to, any Disqualified Liabilities;

C.	there have been no other Operational Changes during the Financial Period which have given rise to, will give rise to, or could reasonably be expected to give rise to, or could reasonably be expected to give rise, any Disqualified Liabilities;

D.	no other matter or event has arisen or occurred which has given rise to, will give rise to or could reasonably be expected to give rise to, any Disqualified Liabilities; and

E.	the books, records and other materials (including databases and other forms of electronically held information) on which the Annual Liabilities Report is based are complete and accurate in all material respects and have been maintained on a basis consistent with the basis on which they have been maintained in the previous three years.

In respect of the first Annual Liabilities Report produced pursuant to clause 11.1(A) of the Nuclear Liabilities Funding Agreement, the reference to “reasonable care” in such a statement shall be replaced with a reference to “reasonable care having regard to the limited nature of the information and detail reasonably available to the Licensees in the period within which such report is to be produced”.

                                                                                                                      for and on behalf of Newco 1

Date:

                                                                                                                      for and on behalf of BEG

Date:

                                                                                                                      for and on behalf of BEG UK

Date:

ANNEXE B

Annual Liabilities Budget

	April	May	June	July	August	September	October	November	December	January	February	March	Total Year 1	Year 2	Year 3
Decommissioning
Payments under agreed contracting strategy
Hunterston
Hinkley Point B
Dungeness B
Heysham 1
Heysham 2
Hartlepool
Sizewell

Payments under approved material contracts
Contract 1
Contract 2

Other Decommissioning Costs

Hunterston:
Internal employee costs
Station overheads
Other directly attributable overheads
Immaterial contractual payments not covered by contracting strategy
Purchase of materials

Torness:
Internal employee costs
Station overheads
Other directly attributable overheads
Immaterial contractual payments not covered by contracting strategy
Purchase of materials

Hinkley Point B:
Internal employee costs
Station overheads
Other directly attributable overheads
Immaterial contractual payments not covered by contracting strategy
Purchase of materials

Dungeness B:
Internal employee costs
Station overheads

Other directly attributable overheads
Immaterial contractual payments not covered by contracting strategy
Purchase of materials

Heysham 1:
Internal employee costs
Station overheads
Other directly attributable overheads
Immaterial contractual payments not covered by contracting strategy
Purchase of materials

Internal employee costs
Station overheads
Other directly attributable overheads
Immaterial contractual payments not covered by contracting strategy
Purchase of materials

Heyham 2:
Internal employee costs
Station overheads
Other directly attributable overheads
Immaterial contractual payments not covered by contracting strategy
Purchase of materials

Hartlepool:
Internal employee costs
Station overheads
Other directly attributable overheads
Immaterial contractual payments not covered by contracting strategy
Purchase of materials

Sizewell B:
Internal employee costs
Station overheads
Other directly attributable overheads
Immaterial contractual payments not covered by contracting strategy
Purchase of materials

Total Decommissioning Expenditure

Uncontracted Liabilities
Berkley Operational Waste
Winfrith Fines
Etc.

Payments under agreed contracting strategy
Hunterston
Torness
Hinkley Point B
Dungeness B
Heysham 1
Heysham 2
Hartlepool
Sizewell B

Payments under approved material contracts
Contract 1
Contract 2

Other Decommissioning Costs

Hunterston:
Internal employee costs
Station overheads
Other directly attributable overheads
Immaterial contractual payments not covered by contracting strategy
Purchase of materials

Torness:
Internal employee costs
Station overheads
Other directly attributable overheads
Immaterial contractual payments not covered by contracting strategy
Purchase of materials

Hinkley Point B:
Internal employee costs
Station overheads
Other directly attributable overheads
Immaterial contractual payments not covered by contracting strategy
Purchase of materials

Dungeness B:
Internal employee costs
Station overheads
Other directly attributable overheads

Immaterial contractual payments not covered by contracting strategy
Purchase of materials

Heysham 1:
Internal employee costs
Station overheads
Other directly attributable overheads
Immaterial contractual payments not covered by contracting strategy
Purchase of materials

Heysham 2:
Internal employee costs
Station overheads
Other directly attributable overheads
Immaterial contractual payments not covered by contracting strategy
Purchase of materials

Hartlepool:
Internal employee costs
Station overheads
Other directly attributable overheads
Immaterial contractual payments not covered by contracting strategy
Purchase of materials

Sizewell B:
Internal employee costs
Station overheads
Other directly attributable overheads
Immaterial contractual payments not covered by contracting strategy
Purchase of materials
Total Uncontracted Liabilities Expenditure
Total Expenditure

ANNEXE C

Preamble

This annexe outlines the proposed content for the Part Two of the Annual Liabilities Report.

In accordance with section 11.1 of the NLFA, the Liabilities Management Unit and British Energy will meet to establish the expected format and content which is to be utilised to produce Part Two of the initial Annual Liabilities Report, as required under the NLFA. These discussions will establish clear expectations by both parties as to the required level of detail and will facilitate the development, review and approval of the initial Annual Liabilities Reports

Part Two of the Annual Liabilities Report

Part Two of the Annual Liabilities Report documents the scope of work, the planned schedule for completing the work and the costs associated with completing the work for a rolling three year period together with a numerical analysis in the form annexed at Annex B. It is a subset of the approved Decommissioning Plans or Uncontracted Liability Discharge Plans. The plan ties to funding and estimating guidance information provided by the NODE. The Annual Liabilities Report is used by BE to monitor the work effort when the scope, schedule and costs have been agreed with the NDA. its primary use therefore is by BE. However, the basic requirements of this document will be used by BE to update Decommissioning Plans and Uncontracted Liability Discharge Plans, and to request prior authorisation from the NDA for planned expenditures reimbursable from the NLF. It will also .allow for timely review and approval of invoices against the NLF during the upcoming fiscal year.

All work to be performed by BE which is to be reimbursed from the NLF should be contained within Part Two of the Annual Liabilities Report. Part Two of the Annual Liabilities Report serves as the annual mechanism to authorise work planned for the coming fiscal year and to provide a forecast of amounts to be incurred in the subsequent two years. Therefore if work is performed that is not included in the Annual Liabilities Report within the specific fiscal year, or has not been otherwise agreed with the NDA, the NDA may require additional justification if the work is to be considered as a Cost of Discharging Liabilities.

Schedule 7

NLF Approved Payment Criteria

To:	[Nuclear Decommissioning Authority]/[The Secretary of State for Trade and Industry]/[or such other person nominated by the Secretary of State] [Delete as applicable]

We refer to the nuclear liabilities funding agreement dated [                    ] January, 2005 between, inter alia, Nuclear Liabilities Fund Limited, British Energy Generation (UK) Limited, British Energy Generation Limited, [British Energy Plc] Group Plc, British Energy Group Holdings plc and the Secretary of State for Trade and Industry (the “Agreement”). Terms defined in the Agreement shall have the same meaning in this certificate, unless the context otherwise requires.

We, [name of applicant, registered number [                    ]] whose registered office is at [                    ] (the “Applicant”), certify, for the purposes of an application for payment for, or towards, the Costs of Discharging Liabilities in respect of [specify Licensee] and [specify Power Station] pursuant to clause [    ] of the Agreement, that:

(A)	the Applicant [is]/[was] at the time the works were undertaken] the holder of all necessary regulatory approvals or consents to carry out the works [proposed]/[undertaken] (including, where applicable and without limitation, a Licence relating to the relevant Power Station (if a Licence is or was required for such works to be undertaken)) (Note 1);

(B)	the Applicant has, or has retained, the necessary technological and civil engineering expertise to enable it to carry out the works (Note 2); and

(C)	[the consent or agreement of [name of Licensee] has been obtained]/[no consent or agreement is required] pursuant to the Agreement (Note 3) to our representing ourselves as an Approved Person.

We also hereby agree and acknowledge that any amount paid to us pursuant to this application shall be applied by us solely for the purpose of funding the Costs of Discharging Liabilities which are the subject of this application and, pending or in default of such application, shall be held on trust for NLF.

Signed	by: ________________________

 [Name of Signatory]

 [Name of Applicant]

Dated: ________________________

Note 1:	delete whichever alternative is not applicable.
Note 2:	delete if the application is being made in respect of completed works.
Note 3:	delete whichever alternative is not applicable.

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Schedule 8

Funds Review Procedure

1.	For the purposes of this Agreement, a “Fund Review” shall mean a review carried out in accordance with the terms of this schedule.

2.	To initiate a Fund Review (following notice from the Secretary of State or otherwise), NLF shall request the Investment Manager to produce a written valuation of the total assets of NLF and attributing to each asset its Estimated Asset Value, which valuation shall be at a date not later than three months prior to the due date for completion of the Fund Review. The valuation shall be produced as soon as practicable after the request is made by NLF to the [Actuary/Investment Actuary or, as the case may be, the Investment Manager].

3.	The valuation produced by the Investment Manager in accordance with paragraph 2 shall be provided by NLF to the Secretary of State and the Licensees within 30 days of its receipt by NLF and shall be final except in the case of a manifest error. If the Secretary of State believes, acting reasonably, that a manifest error has been made which if corrected would give rise either to an NLF Surplus arising or a greater NLF Surplus arising than would otherwise be the case, the matter in question may be referred by either NLF or the Secretary of State for determination by the Expert. The costs of the Expert shall be borne by NLF.

4.	At a date not later than 30 days after the receipt of the valuation by NLF from the Investment Manager, NLF shall provide to the Secretary of State a calculation of the aggregate of any Tax liabilities that NLF would incur if all assets owned by it were disposed of at the date used for the valuation referred to in paragraph 1.

5.	At a date not later than three months after the commencement of the review, the Licensees shall provide to NLF:

(A)	a financial appraisal by each Licensee (on a Financial Period by Financial Period basis) of Costs of Discharging Liabilities;

(B)	a calculation (developed from the financial appraisal produced pursuant to paragraph 5(A)) of Costs of Discharging Liabilities in respect of each Licensee, including the expected timing of their being incurred (on a Financial Period by Financial Period basis).

6.	The appraisal referred to in paragraph 5(A) shall be reviewed as soon as reasonably practicable by NDA and NDA shall confirm to NLF whether the financial appraisal has been properly compiled and whether it is reasonable. NDA shall procure that the matters referred to in paragraphs 5(B) are reviewed as soon as reasonably practicable by the Actuary and that the Actuary is requested to confirm whether such calculations have been properly compiled and are reasonable.

7.	For the purposes of paragraph 6, NDA and the Actuary shall be entitled to full information as to the matters underlying such appraisal, including background information and working papers. NDA and the Actuary may also make their own enquiries and shall have access on reasonable notice to relevant sites, personnel, accounts and files, computer programmes and written, electronic or other information stores.

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8.	The findings of NDA and the Actuary under this schedule in relation to each Licensee will be reported as soon as reasonably practicable to NLF and the Secretary of State. The Secretary of State and NLF shall be entitled to full information as to the matters underlying such findings, including background information and working papers and access on reasonable notice to relevant personnel.

9.	If the Secretary of State or NLF does not agree as to the findings of NDA and/or the Actuary, or as to the calculation referred to in paragraph 4, then the matter in question may be referred by either NLF or the Secretary of State for determination by the Expert. The costs of the Expert shall be borne by NLF.

10.	NLF, taking full account of the findings of NDA and the Actuary, and on the basis of any determinations of the Expert, will, as soon as reasonably practicable, determine the amount, if any, to be paid by NLF to the Secretary of State pursuant to clause 12.3.

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Schedule 9

Investment Policy

INTRODUCTION

This investment policy has been determined by the Secretary of State in consultation with NLF and applies with effect from the Restructuring Date.

INVESTMENT POLICY - PART A

NLF will invest in and manage all of its assets (other than those specific assets which are referred to in Part B below) within the framework and parameters as set by the Secretary of State in her discretion from time to time, following consultation with NLF and the trustees of the Nuclear Trust.

INVESTMENT POLICY - PART B

Part B of the investment policy details the framework for the management of specific assets which NLF will receive pursuant to the agreements entered into on the Restructuring Date with, amongst others, certain members of the Group. This Part B may be altered by the Secretary of State in her discretion from time to time, following consultation with NLF and the trustees of the Nuclear Trust.

1.	NLF Conversion Rights; Waiver of NLF Payments

1.1	Exercise of NLF Conversion Rights; Conversion of Conversion Shares

(A)	NLF will, subject to the restrictions on the exercise of the NLF Conversion Right set out in the Contribution Agreement, comply with any directions given by the Secretary of State in regard to the exercise of the NLF Conversion Right. NLF will not take any action to exercise the NLF Conversion Right (whether in whole or in part), before receiving such directions from the Secretary of State.

(B)	Notwithstanding the foregoing, during the 6 month period immediately following the Restructuring Date (the “Lock-up Period”), the Secretary of State will not direct NLF to exercise the NLF Conversion Right, unless: (i) a person (or persons acting jointly by agreement, understanding or arrangement, whether or not legally binding) has acquired or proposed the acquisition of 14.9 per cent. or more of the voting rights or equity share capital of BE plc; (ii) BE plc or any other member of the Group commits a material breach or persistent breaches of any of the covenants or any other material provision set out in the Nuclear Liabilities Agreements or any of the covenants set out in the Trust Deed; (iii) a Default Event under the Nuclear Liabilities Funding Agreement has occurred; (iv) an Event of Default occurs under the terms of the New Bonds; (v) actions taken or proposed by any person in respect of a member of the Group (and not expressly contemplated by any of the Nuclear Liabilities Agreements) will or may, in the opinion of the Secretary of State, have an adverse effect on the interests of the Secretary of State or NLF; or (vi) the exercise or disposal is required by law or by the rules of any regulatory body (together, “exceptional circumstances”).

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1.2	Waiver of NLF Payments

(A)	If, pursuant to the Contribution Agreement, NLF is entitled to waive any NLF Payment, NLF will request the Secretary of State for directions on whether or not to grant such waiver to BE plc and NLF shall comply with any directions given by the Secretary of State on whether or not to grant such waiver.

(B)	If, following a request by NLF, no direction is given by the Secretary of State within the time period required by the Contribution Agreement, NLF will determine whether or not to waive the relevant NLF Payment by reference to the overall objectives of the Nuclear Trust and the other objectives of this investment policy.

2.	RETENTION AND DISPOSAL OF BRITISH ENERGY GROUP PLC SHARES

(A)	NLF will, subject to the restrictions on the disposal of Conversion Shares issued pursuant to the exercise of NLF Conversion Right (“Shares”) set out in the Contribution Agreement, comply with any directions given by the Secretary of State in regard to the retention, disposal or proposed disposal of Shares. NLF will not take any action to dispose of any Shares, before receiving such directions from the Secretary of State.

(B)	Notwithstanding the foregoing, during the Lock-up Period the Secretary of State will not direct NLF to dispose of any or all of its Shares, unless an exceptional circumstance (as defined at paragraph 1.1 above) arises.

3.	EXERCISE OF SHAREHOLDER RIGHTS

(A)	If NLF has exercised all or any of its NLF Conversion Right and, pursuant to such exercise, holds any Shares, NLF will consult with the Secretary of State to obtain her guidance on the exercise of its rights as a shareholder (including in respect of voting on shareholder resolutions).

(B)	NLF will, in exercising its rights as a shareholder, give due consideration to any such guidance.

4.	RETENTION AND DISPOSAL OF NEW BONDS

(A)	If NLF, in furtherance of the objectives of the Nuclear Trust and in compliance with the other policies set out in this investment policy, wishes to dispose of all or any of the New Bonds:

(i)	NLF will consult with the Secretary of State to obtain her directions on such proposed disposal if effecting the disposal will result in NLF holding twenty-five per cent. (25%) or less of the total principal amount of New Bonds outstanding at that time; and

(ii)	otherwise may implement such disposal without consulting with the Secretary of State.

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(B)	NLF will comply with any directions given by the Secretary of State in regard to the retention, disposal or proposed disposal of New Bonds, whether following a request from directions from NLF pursuant to paragraph 4(A)(i) or otherwise.

5.	EXERCISE OF BONDHOLDER RIGHTS

At all times during which NLF holds any New Bonds, NLF will consult with the Secretary of State to obtain her guidance on the exercise of its rights as a bondholder (including in respect of voting on bondholder resolutions).

NLF will, in exercising its rights as a bondholder, give due consideration to any such guidance and, in circumstances in which NLF wishes or is entitled either (i) to waive any default by a member of the Group in respect of the New Bonds, or (ii) take any enforcement action following any such default, NLF shall comply with any directions given by the Secretary of State in regards to the grant or refusal of any such proposed waiver or the taking of such enforcement action. NLF will not take any action (whether in whole or in part) in regards to the grant or refusal of any such proposed waiver or the taking of any such enforcement action before receiving directions to that effect from the Secretary of State.

6.	DEFINITIONS

For the purpose of this investment policy:

“dispose”	includes offer, sell, contract to sell, issue options in respect of or otherwise dispose of (whether directly or indirectly) and cognate expressions shall be construed accordingly;

“Hunterston Standard Security”	means the standard security over Hunterston Power Station entered into on or about the Restructuring Date between BEG(UK) and NLF;

“Lock-up Period”	has the meaning given in paragraph 1.1(B);

“NDA Termination Deed”	means the deed terminating the agreement entitled the “Nuclear Decommissioning Agreement” between, inter alia, BEG, BEG(UK), British Energy and Nuclear Generation Decommissioning Fund Limited;

“NDF Articles”	means the amended memorandum and articles of association of the Nuclear Generation Decommissioning Fund Limited and the written resolution effecting the relevant amendments;

“NLF Conversion Right”	has the meaning given to it in the Contribution Agreement;

“Nuclear Liabilities Agreements”	means the each of the Liabilities Documents, the DDP Debenture, the Torness Standard Security, the Hunterston Standard Security, the Nuclear Trust Amendment, the NDF Articles and the NDA Termination Deed;

6

“Nuclear Trust Amendment”	means the deed of amendment to the trust deed of the Nuclear Trust dated 27 March 1996 and entered into by the trustees of the Nuclear Trust, the Secretary of State and British Energy;

“Shares”	has the meaning given in paragraph 2(A); and

“Torness Standard Security”	means the standard security over Torness Power Station entered into on or about the Restructuring Date between BEG(UK) and NLF.

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Schedule 10

Deeds of Adherence and Release

Part 1: Form of Deed of Adherence

THIS DEED POLL is made on [                    ] by [                    ], a company incorporated [in/under the laws of] [            ] under registered number [    ], whose registered office is at [                    ] (the “New Licensee”).

WHEREAS:

(A)	By an agreement dated [ ], [ ] transferred to the New Licensee the nuclear power generating station[s] at [ ] (the “Power Station[s]”).

(B)	This Deed Poll is entered into in compliance with the terms of clause 35 (Assignment) of the Nuclear Liabilities Funding Agreement dated [ ], 2004 January, 2005 between (1) the Secretary of State for Trade and Industry, (2) Nuclear Liabilities Fund Limited, (3) British Energy Generation (UK) Limited, (4) British Energy Generation Limited, (5) British Energy Group plc and (6) British Energy Holdings plc (as such agreement shall have been or may be amended, supplemented or novated from time to time) (the “NLF Agreement”).

THIS DEED POLL WITNESSES as follows:

1.	Words and expressions defined in the NLF Agreement shall have the same meanings in this Deed Poll unless given a different meaning in this Deed Poll.

2.	The New Licensee undertakes to adhere to and be bound by the provisions of the NLF Agreement, and to perform the obligations imposed by the NLF Agreement which are to be performed on or after the date of this Deed Poll, in all respects as if the New Licensee were a party to the NLF Agreement and named therein as a Licensee except to the extent that the NLF Agreement requires any New Licensee which is not a member of the Group to warrant in respect of, or procure the performance of the obligations of, any member of the Group.

3.	The New Licensee represents and warrants to the persons referred to in paragraph 4 of this Deed Poll that as at the date hereof:

(A)	it has all necessary regulatory consents and approvals for undertaking (i) the Operation of [the]/[each] Power Station (but only to the extent that the nuclear reactor or reactors at each such Power Station have not Closed, and (ii) the Decommissioning of [the]/[each] Power Station and the Discharge of Uncontracted Liabilities in relation to [the][each] Power Station if the nuclear reactor or reactors at the Power Station(s) have Closed;

(B)	it is the [owner/operator] of the Power Station; and

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The New Licensee also represents, warrants and covenants on the terms set out in clauses 20 (Representations and Warranties) and 21 (Covenants) of the NLF Agreement.

4.	This Deed Poll is made for the benefit of (a) the original parties to the NLF Agreement and (b) any other person or persons who after the date of the NLF Agreement (and whether or not prior to or after the date of this Deed Poll) adheres to the NLF Agreement..

5.	References in Schedule 1 (Power Stations) of the NLF Agreement to a Power Station being licensed to the Licensee shall be construed as a reference to the Power Station being licensed to the New Licensee and Schedule 1 shall be amended to show the New Licensee as Licensee of the Power Station.

6.	The address and facsimile number of the New Licensee for the purposes of clause 38 (Notices) of the NLF Agreement are as follows:

Party	Address	Facsimile no.	Attention
•	[Its registered office from time to time]	•	•

7.	This Deed Poll shall be governed by and construed in accordance with English law.

8.	The provisions of clause 43 (Jurisdiction) of the NLF Agreement shall apply equally to this Deed Poll.

9.	[The agent for receipt of Service Documents on behalf of the New Licensees for the purposes of clause 44 (Agent for Service) of the NLF Agreement is • of •.

IN WITNESS of which this Deed Poll has been executed and delivered by the New Licensee on the date which first appears above.

[Appropriate execution clause]

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Part 2: Additional information to be delivered by an assignee

1.	A certified copy of the constitutional documents of the assignee.

2.	A certified copy of a resolution of the board of directors of the assignee:

(a)	approving the terms of, and the transactions contemplated by, the Deed of Adherence and the Liabilities Documents and resolving that it execute the Deed of Adherence; and

(b)	authorising a specified person or persons to execute the Deed of Adherence on its behalf.

3.	A copy of any other authorisation or other document, opinion or assurance which the Secretary of State considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Deed of Adherence or for the validity or enforceability of any Liabilities Document.

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Part 3: Form of Deed of Release

THIS DEED is made on [                    ] by:

1.	THE SECRETARY OF STATE FOR TRADE AND INDUSTRY of One Victoria Street, London SW1V 0HT (the “Secretary of State”);

2.	NUCLEAR LIABILITIES FUND LIMITED of [16 Rothesay Place, Edinburgh EH3 7SQ] (registered in Scotland No. SC164685) (“NLF”);

3.	[THE TRANSFERRING LICENSEE] of [ ] (registered in [ ] No. [ ]) (“New Licensee”)

4.	[THE NEW LICENSEE] of [ ] (registered in [ ] No. [ ]) (“New Licensee”)

[5.	[THE OTHER LICENSEES], being at the date of this Deed the persons listed in Schedule 1 to this Deed;]

6.	BRITISH ENERGY GROUP PLC of Systems House, Alba Campus, Livingston EH54 7EG (registered in Scotland No. SC270134) (“BE plc”); AND

7.	BRITISH ENERGY HOLDINGS PLC of Systems House, Alba Campus, Livingston EH54 7EG (registered in Scotland No. SC270186) (“Holdings”).

WHEREAS:

(A)	By an agreement dated [ ], the Transferring Licensee transferred to the New Licensee the nuclear power generating station[s] at [ ] (the “Power Station[s]”).

(B)	The Transferring Licensee wishes to be released and discharged from the NLF Agreement (as defined below) and the Secretary of State and NLF have agreed to release and discharge the Transferring Licensee from the NLF Agreement upon the terms of this Deed.

(C)	This Deed is entered into in compliance with the terms of clause 33 (Assignment) of the nuclear liabilities funding agreement dated January, 2005 between (1) the Secretary of State for Trade and Industry, (2) Nuclear Liabilities Fund Limited, (3) British Energy Generation (UK) Limited, (4) British Energy Generation Limited, (5) British Energy Group plc and (6) British Energy Holdings plc (as such agreement shall have been or may be amended, supplemented or novated from time to time) (the “NLF Agreement”).

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THIS DEED WITNESSES as follows:-

1.	Words and expressions defined in the NLF Agreement shall have the same meaning in this Deed unless given a different meaning in this Deed.

2.	With effect from the date hereof and in consideration of the New Licensee entering into a deed of adherence [on or about the date hereof] by which it agrees to be bound by the terms of the NLF Agreement as a Licensee, the parties to this Deed (other than the Transferring Licensee) hereby release and discharge the Transferring Licensee from its obligations under the NLF Agreement, except for:

(A)	the Transferring Licensee’s obligations in respect of, and liability for, any Excluded Liabilities, including any Costs which are the subject of an MPS Failure Notice, an Operational Liabilities Notice, a Review Notice or a notice under clause 11.4(A) of the NLF Agreement at the date of this Deed;

(B)	the Transferring Licensee’s obligations in respect of, and liability for, any NLF Compensation Amount or any other amount payable by the Licensee to NLF or the Secretary of State in connection with any Excluded Liabilities; and

(C)	without prejudice to paragraphs 2(A) and 2(B), the Transferring Licensee’s obligations under the clauses of the NLF Agreement specified in Schedule 2 to this Deed.

3.	Notwithstanding the provisions of paragraph 2, nothing in this Deed shall affect or prejudice any claim or demand whatsoever which the Secretary of State or NLF may have against the Transferring Licensee in relation to the NLF Agreement and arising out of matters prior to the date hereof.

4.	With effect from the date hereof and in consideration of the undertakings given by the Secretary of State and NLF in paragraph 2, the Transferring Licensee hereby releases and discharges the Secretary of State and NLF from all obligations to observe, perform, discharge and be bound by the NLF Agreement except to the extent that any Uncontracted Liabilities remain to be discharged. Notwithstanding this undertaking and release, nothing in this Deed shall affect or prejudice any claim or demand whatsoever which the Transferring Licensee may have against the Secretary of State or NLF in relation to the NLF Agreement and arising out of matters prior to the date hereof, including in respect of any Licensee Compensation Amount.

5.	This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

7.	This Deed shall be governed by and construed in accordance with English law.

8.	The provisions of clause 43 (Jurisdiction) of the NLF Agreement shall apply equally to this Deed.

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9.	The agent for receipt of Service Documents on behalf of the New Licensee for the purposes of clause 44 (Agent for Service) of the NLF Agreement is • of •.

IN WITNESS of which this Deed has been executed and delivered by the parties on the date which first appears above.

[Execution clause]

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Schedule 1

(Other Licensees)

Name	Registered Address	Registered Number]

[Details to be inserted.]

14

Schedule 2

(Excluded Clauses)

The clauses referred to in paragraph 2 of this Deed are:

1.	Clauses 3.3 and 3.10.

2.	Clauses 4.3 and 4.10.

3.	Clause 6

4.	Clauses 7.8 and 7.9.

5.	Clauses 8.9, 8.10, 8.11(A) and (C).

6.	Clause 9 (insofar as it relates to compensation payable or receivable by the Transferring Licensee or the determination of such compensation).

7.	Clause 10 (insofar as it relates to Uncontracted Liabilities)

8.	Clause 11.1 to 11.3 ((i) insofar as they relate to Uncontracted Liabilities and (ii) insofar as they relate to Decommissioning during the Financial Period covered by an Annual Liabilities Report the Transferring Licensee was the Licensee of the Power Station transferred), 11.4 to 11.10.

9.	Clause 23.3(C).

10.	Clause 26 (insofar as the other Licensees shall remain jointly and severally liable for the obligations of the Transferring Licensee which are expressed to survive under this Deed).

11.	Clauses 27 to 30.

12.	Clause 31 (insofar as it relates to the obligations of the Transferring Licensee which are expressed to survive under this Deed).

13.	Clause 33.1.

14.	Clause 34.

15.	Clause 35.

16.	Clause 36.

17.	Clause 37.

18.	Clause 38.

19.	Clauses 41 to 44.

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Schedule 11

Designated Accounts

[Date]

[                    ] Bank plc

Dear Sir,

Trust Account

We refer to [Name of Licensee/Approved Person] Nuclear Liabilities NLF Trust Account, account number [                    ] (the “Trust Account”). Standard account documentation for the Trust Account has already been provided.

We would be grateful if you would sign and return the attached copy letter to us. Your signature will confirm that:

1.	The Trust Account has been established by you and is currently being operated by you.

2.	You hereby acknowledge that the Trust Account is a trust account, and that funds standing to the credit of the Trust Account are held by [Licensee/Approved Person] on trust for the purposes set out in a Nuclear Liabilities Funding Agreement dated January, 2005 between, inter alia, British Energy Generation Limited, British Energy Generation (UK) Limited, British Energy Group Plc, British Energy Group Holdings plc the Secretary of State for Trade and Industry, Nuclear Liabilities Fund Limited and other members of the British Energy Plc group, and pending or in default of such application, on trust for Nuclear Liabilities Fund Limited and the Secretary of State as set out therein.

3.	You will not exercise and hereby waive any right to combination, consolidation, merger, set off or lien whatsoever which you may have in respect of any monies standing or accruing to the credit of the Trust Account.

4.	You will operate each Trust Account in accordance with the Mandate then currently in force for the Trust Account, provided that the terms of this letter shall prevail in the event they conflict with your Mandate or any of your standard terms and conditions applicable to the opening, operating and holding of the Trust Account with you.

5.	This letter shall be governed by and construed in accordance with English law.

Yours faithfully,

___________________

Director

[Licensee/Approved Person]

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SECRETARY OF STATE SIGNED by a senior official of the Department of Trade and Industry duly authorised to sign on behalf of
the Secretary of State:	______________________________

SIGNED for and on behalf of NUCLEAR GENERATION
DECOMMISSIONING FUND LIMITED acting by:	______________________________

SIGNED by	______________________________
as attorney for BRITISH ENERGY GENERATION (UK) LIMITED

SIGNED by as attorney for BRITISH ENERGY GENERATION LIMITED	______________________________

SIGNED by as attorney for BRITISH ENERGY GROUP PLC	______________________________

SIGNED by as attorney for BRITISH ENERGY HOLDINGS PLC	______________________________

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British Energy

Illustrative Annual Liabilities Report

Year ended 31 March [    ]

1.	EXECUTIVE SUMMARY

	Ref
		£m	£m	£m	£m
Balance at 1/4/[ ]

Incremental liabilities:

Regulatory changes	2

Anticipatory changes	3

Licensee changes	4

Key exercises of rights	5

MPS & MCS failures	6

Revalorisation Discharge of liabilities during the year	7

Increase in liabilities due to change in liabilities plans	8,9
	11

Balance at 31/3/[ ]

Excluded liabilities

Qualifying liabilities

Narrative

2.	REGULATOR-REQUIRED CHANGES

This table should include all regulatory-required changes (as contemplated. by clause 8.4 of the Nuclear Liabilities Funding Agreement) that created an incremental liability with an NPV in excess of £100,000 (adjusted for inflation).

	£m	£m
Change Ref1

Change Ref2

Change Ref3

Etc.

Total incremental liabilities

3.	ANTICIPATORY CHANGES

This table should include all anticipatory changes (as contemplated by clause 8.5 of the Nuclear Liabilities Funding Agreement that created an incremental liability with an NPV in excess of £100,000 (adjusted for inflation).

	£m	£m
Change Ref1

Change Ref2

Change Ref3

Etc.

Total incremental liabilities

4.	LICENSEE CHANGES

This table should include all licensee changes (as contemplated by clause 8.6 of the Nuclear Liabilities Funding Agreement) that created an incremental liability with an NPV in excess of £100,000 (adjusted for inflation).

	£m	£m
Change Ref1

Change Ref2

Change Ref3

Etc.

Total incremental liabilities

5.	KEY EXERCISES OF RIGHTS

This table should include all Key Exercises of Rights (as contemplated by clause 5 of the Historic Liabilities Funding Agreement).

	£m	£m
Change Ref1

Change Ref2

Change Ref3

Etc.

Total incremental liabilities

6.	RELEVANT EVENTS

This table should include all MPS and MCS failures that created an incremental liability with an NPV in excess of £100,000 (adjusted for inflation) and as contemplated by in clause 7 of the Nuclear Liabilities Funding Agreement and clause 4 of the Historic Liabilities Funding Agreement.

	£m	£m
Relevant event Ref 1

Relevant event Ref2

Relevant event Ref3

Etc.

Total incremental liabilities

7.	LIABILITIES DISCHARGED DURING THE YEAR

	£m	£m	£m	£m
Liabilities discharged during the year

Budgeted discharge of liabilities

Variance

Detailed narrative explanation

8.	CHANGES IN DECOMMISSIONING STRATEGY

Detailed narrative explanation.

9.	CHANGES IN UNCONTRACTED LIABILITIES STRATEGY

Detailed narrative explanation.

10.	CHANGES IN DE-FUELLING SAFETY CASES

Detailed narrative explanation.

11.	OTHER MOVEMENTS IN LIABILITIES ACCOUNTING ESTIMATES DURING THE YEAR

Detailed narrative explanation.

12.	UPDATE ON ENVIRONMENTAL IMPACT ASSESSMENTS

Detailed narrative explanation.

Changes in schedule closure dates

	Closing Date	Previous Closing Date
Dungeness B		31 March 2008
Hartlepool		31 March 2014
Heysham 1		31 March 2014
Heysham 2		31 March 2023
Hinkley Point B		31 March 2011
Sizewell B		31 March 2035
Hunterston B		31 March 2011
Torness		31 March 2023

Detailed narrative explanation.

13.	DETAILS OF EVENTS CLASSIFIED AS LEVEL 2 OR HIGHER ON THE INES SCALE

Detailed narrative explanation.

14.	CHANGES IN OPERATING ENVIRONMENT

Detailed narrative explanation.

15.	REVIEW OF CONTRACTING STRATEGY

Detailed narrative explanation.

16.	BREACHES OF THE LIABILITIES DOCUMENTS

Detailed narrative explanation.

17.	OTHER INFORMATION

18.	BOARD STATEMENT

In this paragraph 18, capitalized terms have the meaning given to them in the Nuclear Liabilities Funding Agreement.

This Annual Liabilities Repo:7i has been reviewed and approved by the board of directors of Newco I, BEG and BEG(UK) and, to the best of our knowledge and belief, having taken all reasonable care to ensure that such is the case, except as disclosed in this Annual Liabilities Report:

(A)	there have been no other Costs of Discharging Liabilities or Incremental Historic Liabilities incurred during the Financial Period;

(B)	there have been no failures to comply with the Minimum Performance Standard which have given rise to, will give rise to, or could reasonably be expected to give rise to, any Disqualified Liabilities;

(C)	there have been no other Operational Changes during the Financial Period which have given rise to, will give rise to, or could reasonably be expected to give rise to, any Disqualified Liabilities;

(D)	no other matter or event has arisen or occurred which has given rise to, will give rise to or could reasonably be expected to give rise to, any Disqualified Liabilities; and

(E)	the books, records and other materials (including databases and other forms of electronically held information) on which the Annual Liabilities Report is based are complete and accurate in all material respects and. have been maintained on a basis consistent with the basis on which they have been maintained in the previous three years.

In respect of the first Annual Liabilities Report produced pursuant to clause 11.1(A) of the Nuclear Liabilities Funding Agreement, the reference to “reasonable care” in such statement shall be replaced with a reference to “reasonable care having regard to the limited nature of the information and detail reasonably available to the Licensees in the period within which such report is to be produced.

______________________	for and on behalf of Newco 1
Date

______________________	for and on behalf of BEG
Date

______________________	for and on behalf of BEG UK
Date